     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 1999.
                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                              CISCO SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            CALIFORNIA                            3679                            77-0059951
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                             170 WEST TASMAN DRIVE
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 526-4000
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                LARRY R. CARTER
 SENIOR VICE PRESIDENT, FINANCE AND ADMINISTRATION, CHIEF FINANCIAL OFFICER AND
                                   SECRETARY
                              CISCO SYSTEMS, INC.
                             170 WEST TASMAN DRIVE
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 526-4000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                   COPIES TO:

              THERESE A. MROZEK, ESQ.                              MARK J. MACENKA, ESQ.
              STEVE L. CAMAHORT, ESQ.                              JOCELYN M. AREL, ESQ.
               COLBY R. GARTIN, ESQ.                          TESTA, HURWITZ & THIBEAULT, LLP
          BROBECK, PHLEGER & HARRISON LLP                            HIGH STREET TOWER
               TWO EMBARCADERO PLACE                                  125 HIGH STREET
                  2200 GENG ROAD                                BOSTON, MASSACHUSETTS 02110
            PALO ALTO, CALIFORNIA 94303                               (617) 248-7000
                  (415) 424-0160

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: At the Effective Time of the Merger of a wholly-owned subsidiary of the Registrant with and into Geotel Communications Corporation, which shall occur as soon as practicable after the Effective Date of this Registration Statement and the satisfaction or waiver of all conditions to closing of such Merger.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                            AMOUNT           PROPOSED MAXIMUM      PROPOSED MAXIMUM         AMOUNT OF
      TITLE OF EACH CLASS OF                TO BE             OFFERING PRICE          AGGREGATE            REGISTRATION
    SECURITIES TO BE REGISTERED         REGISTERED(1)          PER SHARE(2)       OFFERING PRICE(2)           FEE(3)
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par
  value(4).........................       17,253,155              54.81             1,840,493,217           511,657.12
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Based upon the maximum number of shares of the Registrant's Common Stock expected to be issued in connection with the merger described herein to holders of shares of common stock of GeoTel Communications Corporation. Does not reflect Cisco System, Inc.'s two-for-one stock split which will be effected on June 21, 1999.

(2) Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"). This fee has been computed pursuant to Rules 457(f) and (c) thereof and is based on(i) $54.81, the average of the high and low sales price per share of Common Stock, par value $0.01 per share ("GeoTel Common Stock") of GeoTel Communications Corporation on the Nasdaq National Market on May 10, 1999, and (ii) 33,579,515, the maximum number of shares of GeoTel Common Stock to be acquired by Cisco Systems, Inc. pursuant to the merger.

(3) Pursuant to Rule 457(b) under the Securities Act, $382,806.47 of the registration fee is offset by the filing fee previously paid by GeoTel Communications Corporation in connection with the filing of preliminary proxy materials on Schedule 14A on April 30, 1999. Accordingly, a filing fee of $128,850.65 is being paid herewith.

(4) Includes corresponding right to purchase shares of Cisco Systems, Inc. Series A Junior Participating Preferred Stock, no par value, pursuant to a Rights Agreement dated as of June 10, 1998 between Cisco Systems, Inc. and BankBoston, N.A.

     THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               [LETTERHEAD OF GEOTEL COMMUNICATIONS CORPORATION]

Dear GeoTel Stockholders:

     I am writing to you today about the most significant opportunity in our young history. This is our proposal to merge with Cisco Systems, Inc.

     This merger will permit the resulting combined company to offer a single comprehensive solution for telephony and data. In the merger, each share of your GeoTel common stock will be exchanged for 0.5138 of a share of Cisco common stock, prior to adjustment for Cisco's two-for-one stock split which will be effected on June 21, 1999. Giving effect to Cisco's two-for-one stock split, each share of your GeoTel common stock will be exchanged for 1.0276 shares of Cisco common stock. Cisco common stock is traded on the Nasdaq National Market under the trading symbol "CSCO," and on May 13, 1999, Cisco common stock closed at $117.69 per share. We believe the merger offers significant value to our stockholders.

     Before we can merge, a majority of the stockholders of GeoTel must vote on the specific proposal that will allow the merger to take place. This proposal approves the merger agreement related to the merger. Only stockholders who hold shares of GeoTel common stock at the close of business on May 17, 1999 will be entitled to vote at the special meeting.

     We are very excited by the opportunities we envision for the combined company. Your Board of Directors has carefully studied the terms and conditions of the merger and unanimously recommends that you approve the merger agreement.

     This proxy statement/prospectus provides you with detailed information concerning Cisco and the merger. Please give all of the information contained in the proxy statement/prospectus your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" ON PAGE 14 OF THIS PROXY STATEMENT/PROSPECTUS.

     TO VOTE YOUR SHARES, you may use the enclosed proxy card or attend a special stockholders meeting that will be held for this important vote. The special meeting will be held on Wednesday, June 23, 1999, at 10:00 a.m., at Cross Point at 900 Chelmsford Street, Lowell, Massachusetts in the Dining Room of Tower 3 on the first floor.

     YOUR VOTE IS VERY IMPORTANT. To approve the merger agreement, you MUST vote "FOR" the proposal by following the instructions stated on the enclosed proxy card. If you do not vote at all, it will, in effect, count as a vote against the proposal.

     We urge you to vote FOR this proposal, a necessary step in the merger of GeoTel Communications Corporation and Cisco Systems, Inc.

                                          Sincerely,

                                          John C. Thibault
                                          President and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES OF CISCO COMMON STOCK TO BE ISSUED IN THE MERGER, OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE.

     This proxy statement/prospectus is dated May 17, 1999, and was first mailed to GeoTel stockholders on May 19, 1999.

                      REFERENCE TO ADDITIONAL INFORMATION

     This proxy statement/prospectus incorporates important business and financial information about Cisco and GeoTel from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Cisco or GeoTel, as the case may be, at the following addresses and telephone numbers:

Cisco Systems, Inc.                 GeoTel Communications Corporation
Investor Relations Office           Investor Relations
170 West Tasman Drive               900 Chelmsford Street, Tower II,
San Jose, CA 95134                  Floor 12
(408) 526-4000                      Lowell, MA 01851
                                    (978) 275-5115

     If you would like to request documents, please do so by June 16, 1999 in order to receive them before the GeoTel special meeting.

     See "Where You Can Find More Information" on page 51.

                       GEOTEL COMMUNICATIONS CORPORATION
                   900 CHELMSFORD STREET, TOWER IL, FLOOR 12
                                LOWELL, MA 01851
                                 (978) 275-5100
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE 23, 1999
                            ------------------------

     We will hold a special meeting of stockholders of GeoTel Communications Corporation at 10:00 a.m., local time, on Wednesday, June 23, 1999 at Cross Point at 900 Chelmsford Street, Lowell, Massachusetts, in the Dining Room of Tower 3 on the first floor for the following purposes:

          1. To consider and vote on a proposal to approve the agreement and plan of merger and reorganization by and among Cisco Systems, Inc., Geronimo Merger Corp. and GeoTel Communications Corporation. Under the agreement and plan of merger and reorganization, each outstanding share of GeoTel common stock will be converted into the right to receive 0.5138 of a share of Cisco common stock prior to adjustment for Cisco's two-for-one stock split which will be effected on June 21, 1999. Giving effect to Cisco's two-for-one stock split, holders of outstanding shares of GeoTel common stock will receive 1.0276 shares of Cisco common stock for each share held by them. A corresponding right to purchase shares of Cisco Series A Junior Participating Preferred Stock, no par value, pursuant to the Cisco Rights Agreement dated as of June 10, 1998 between Cisco and Bank Boston, N.A. will accompany each share of Cisco common stock. In addition, each outstanding option to purchase a share of GeoTel common stock will be assumed by Cisco and converted into an option to purchase that number of whole shares of Cisco common stock according to the same formula as the outstanding shares of GeoTel common stock are converted to Cisco common stock, rounded down to the nearest whole number of shares of Cisco common stock, with the exercise price adjusted accordingly.

          2. To grant the Board of Directors of GeoTel discretionary authority to adjourn the special meeting in order to solicit additional votes for approval of the merger agreement.

          3. To transact such other business as may properly come before the special meeting.

     We describe these items of business more fully in the proxy statement/prospectus attached to this notice.

     Only stockholders of record of GeoTel common stock at the close of business on May 17, 1999 are entitled to notice of, and will be entitled to vote at, the special meeting or any adjournment or postponement. Approval of the merger agreement will require the affirmative vote of the holders of GeoTel common stock representing a majority of the outstanding shares of GeoTel common stock entitled to vote at the special meeting.

     TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY STOCKHOLDERS ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF SUCH STOCKHOLDER HAS RETURNED A PROXY.

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      Timothy J. Allen
                                      Vice President of Finance, Chief Financial
                                      Officer,
                                      Treasurer and Secretary

Lowell, Massachusetts
May 19, 1999

              QUESTIONS AND ANSWERS ABOUT THE GEOTEL/CISCO MERGER

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: If the merger is completed, you will receive 0.5138 of a share of Cisco common stock for each share of GeoTel common stock you own, prior to adjustment for Cisco's two-for-one stock split which will be effected on June 21, 1999. Giving effect to Cisco's two-for-one stock split, each share of your GeoTel common stock will be exchanged for 1.0276 shares of Cisco common stock. Cisco will not issue fractional shares of common stock. You will receive cash based on the market price of Cisco common stock instead of any fractional share.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We hope to complete the merger by the end of June 1999. Because the merger is subject to governmental approvals, however, we cannot predict the exact timing.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After we complete the merger, Cisco will send instructions to you explaining how to exchange your shares of GeoTel common stock for the appropriate number of shares of Cisco common stock.

Q: HOW DO I VOTE?

A: Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. If your shares are held in "street name" by your broker, your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted at the special meeting and it will have the same effect as voting against approval of the merger agreement.

Q: HOW CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY?

A: You may change your vote by delivering a signed notice of revocation or a later-dated, signed proxy card to GeoTel's corporate secretary before the stockholder meeting, or by attending the stockholder meeting and voting in person.

Q: WHO CAN I CALL WITH QUESTIONS?

A: If you have any questions about the merger, please call GeoTel Investor
   Relations at (978) 275-5115.

[GEOTEL LOGO]                                                       [CISCO LOGO]
PROXY STATEMENT                                                       PROSPECTUS

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS...................    1
SELECTED HISTORICAL FINANCIAL DATA..........................    8
COMPARATIVE PER SHARE DATA..................................   10
MARKET PRICE AND DIVIDEND INFORMATION.......................   12
RISK FACTORS................................................   14
THE SPECIAL MEETING OF GEOTEL STOCKHOLDERS..................   17
  Proxy Statement-Prospectus................................   17
  Date, Time and Place of the Special Meeting...............   17
  Matters to be Considered at the Special Meeting...........   17
  Record Date and Shares Entitled to Vote...................   17
  Voting of Proxies.........................................   17
  Vote Required.............................................   18
  Quorum; Abstentions and Broker Non-Votes..................   18
  Solicitation of Proxies and Expenses......................   18
  No Appraisal Rights.......................................   18
  Board Recommendation......................................   18
THE MERGER AND RELATED TRANSACTIONS.........................   19
  Background of the Merger..................................   19
  Reasons for the Merger....................................   23
  Recommendation of GeoTel's Board of Directors.............   25
  Opinion of GeoTel's Financial Advisor.....................   25
  Completion and Effectiveness of the Merger................   29
  Structure of the Merger and Conversion of GeoTel Common
     Stock..................................................   29
  Exchange of GeoTel Stock Certificates for Cisco Stock
     Certificates...........................................   29
  The Merger Agreement......................................   30
  Related Agreements........................................   37
  Operations Following the Merger...........................   39
  Indemnification and Insurance.............................   39
  Interests of Certain GeoTel Directors, Officers and
    Affiliates in the Merger................................   39
  Regulatory Matters........................................   41
  Certain Federal Income Tax Considerations.................   41
  Accounting Treatment......................................   43
  No Appraisal Rights.......................................   43
  Restrictions on Sale of Shares By Affiliates of GeoTel and
     Cisco..................................................   43
COMPARISON OF RIGHTS OF STOCKHOLDERS OF CISCO AND GEOTEL....   44
  Vote Required for Extraordinary Transactions..............   44
  Director Nominations......................................   44
  Amendment to Governing Documents..........................   45
  Appraisal Rights..........................................   45
  Derivative Action.........................................   46
  Stockholder Consent in Lieu of Meeting....................   46
  Fiduciary Duties of Directors.............................   46
  Stockholder Proposals.....................................   47
  Indemnification...........................................   47
  Director Liability........................................   48
  Anti-Takeover Provisions and Interested Stockholder
     Transactions...........................................   48
  Cumulative Voting.........................................   49
  Advance Notice of Record Date.............................   49
  Inspection of Books and Records...........................   49

                                                              PAGE
                                                              ----
  Size of the Board of Directors............................   50
  Removal of Directors......................................   50
  Transactions Involving Directors..........................   50
  Filling Vacancies on the Board of Directors...............   51
EXPERTS.....................................................   51
LEGAL MATTERS...............................................   51
WHERE YOU CAN FIND MORE INFORMATION.........................   51
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............   52
APPENDICES
  A -- Agreement and Plan of Reorganization and Certificate
        of Merger...........................................  A-1
  B -- Stock Option Agreement...............................  B-1
  C -- Form of Stockholder Agreement........................  C-1
  D -- Opinion of Dain Rauscher Wessels, financial advisor
        to GeoTel...........................................  D-1

                   SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

     This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the merger. In particular, you should read the documents attached to this proxy statement/prospectus, including the merger agreement, the stock option agreement, the form of stockholder agreement and the opinion of Dain Rauscher Wessels, financial advisor to GeoTel, which are attached as Appendices A, B, C and D, respectively. In addition, we incorporate by reference important business and financial information about Cisco and GeoTel into this proxy statement/prospectus. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 51 of this proxy statement/prospectus.

                                 THE COMPANIES

GEOTEL COMMUNICATIONS CORPORATION
900 Chelmsford Street
Tower II, Floor 12
Lowell, Massachusetts 01851
(978) 275-5100
http://www.geotel.com

     GeoTel Communications Corporation is a leading global provider of customer-interaction software solutions for mission-critical call center applications. GeoTel's full-featured computer telephony integration (CTI) products create an enterprise-wide customer-interaction platform by integrating multi-vendor networks, automatic call distributors, voice response systems, databases, desktop applications and other resources. Solutions are provided for single-site, multi-site and network service provider deployments.

     GeoTel products allow companies that utilize call center technology to deliver cost-effective, premium customer service. GeoTel software also provides interfaces to multiple carrier networks enabling call routing independent of the toll-free network provider as well as enterprise CTI functionality that delivers call-associated data to an agent's desktop independent of agent location.

     GeoTel's software is distributed through a direct sales organization with offices throughout the U.S., Europe and Asia-Pacific, and through selected business partners.

CISCO SYSTEMS, INC.
170 West Tasman Drive
San Jose, California 95134
(408) 526-4000
http://www.cisco.com

     Cisco Systems, Inc. is the worldwide leader in networking for the Internet. Cisco's hardware and software solutions are used to link computers and computer networks so people have easy access to information, regardless of differences in time, place, or type of computer system. Customers benefit from Cisco networking solutions through more efficient exchange of information, which in turn leads to cost savings, process efficiencies, and closer relationships with their customers, prospects, business partners, suppliers, and employees. Cisco solutions are the networking foundation for companies, universities, utilities, and government agencies worldwide.

     Cisco's products encompass the broadest range of networking solutions available from any single supplier. These solutions include routers, LAN and WAN switches, dial and other access solutions, SNA-to-LAN integration solutions, web site management tools, Internet appliances, and network management software. The thread that ties these products together is the CISCO IOS(C) software platform, which delivers Internet services and enables networked applications. Cisco's offerings also include industry-leading customer services for network design, implementation, maintenance, and support.

     The Company was founded in late 1984 by a small group of computer scientists from Stanford University seeking an easier way to connect different types of computer systems. Cisco Systems shipped its first products in 1986. Since then, Cisco has grown into a multinational corporation with over 14,500 employees in more than 200 offices in 55 countries.

                           SUMMARY OF THE TRANSACTION

STRUCTURE OF THE TRANSACTION (SEE PAGE 29)

     GeoTel will merge with Geronimo Merger Corp., a newly formed, wholly-owned subsidiary of Cisco. GeoTel will be the surviving corporation and will become a wholly-owned subsidiary of Cisco.

STOCKHOLDER APPROVAL (SEE PAGE 33)

     The holders of a majority of the outstanding shares of GeoTel common stock must approve the merger agreement. Cisco stockholders are not required to approve the merger agreement and will not vote on the merger.

     You are entitled to cast one vote per share of GeoTel common stock you owned as of May 17, 1999, the record date.

RECOMMENDATION OF GEOTEL'S BOARD OF DIRECTORS (SEE PAGE 25)

     After careful consideration, your board of directors has unanimously approved the merger agreement and determined that the merger is advisable and in the best interests of GeoTel and its stockholders and recommends that GeoTel stockholders vote FOR approval of the merger agreement.

OPINION OF GEOTEL'S FINANCIAL ADVISOR (SEE PAGE 25)

     Dain Rauscher Wessels, GeoTel's financial advisor, delivered an opinion to GeoTel's board of directors that, subject to the considerations described in its opinion, the consideration to be received by the holders of GeoTel common stock pursuant to the merger agreement is fair from a financial point of view to GeoTel's stockholders. The complete opinion of Dain Rauscher Wessels is attached as Appendix D. We urge you to read it in its entirety.

CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 33)

     Our respective obligations to complete the merger are subject to the prior satisfaction or waiver of conditions. If either Cisco or GeoTel waives any conditions, GeoTel will consider the facts and circumstances at that time and make a determination as to whether a resolicitation of proxies from GeoTel stockholders is appropriate. The following conditions, among others, must be satisfied or waived before the completion of the merger:

     - the merger agreement must be approved by GeoTel stockholders;

     - no law, statute, rule, regulation or order which makes consummation of the merger illegal may be enacted or issued;

     - the applicable waiting periods under U.S. antitrust laws must expire or be terminated;

     - no injunction or order preventing the completion of the merger or restricting Cisco's operation of GeoTel after the merger may be in effect;

     - our respective representations and warranties in the merger agreement must be true and correct, with certain exceptions;

     - we must comply with our respective agreements in the merger agreement;

     - we must each receive an opinion of our respective tax counsel to the effect that the merger will qualify as a tax-free reorganization;

     - we must be advised in writing by our respective independent auditors that pooling of interests accounting is appropriate for the merger;

     - certain employees of GeoTel must have entered into employment and non-competition agreements with Cisco; and

     - the shares of Cisco common stock to be issued to GeoTel stockholders in the merger must be approved for trading on the Nasdaq National Market.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 34)

     The merger agreement may be terminated under certain circumstances at any time before the completion of the merger, as summarized below:

     - the merger agreement may be terminated by our mutual consent; or

     - the merger agreement may also be terminated by either of us if the conditions to completion of the merger would not be satisfied because of either (A) a breach of an agreement in the merger agreement by the other or (B) a breach of a representation or warranty of the other in the merger agreement, either of which is not cured within five business days of written notice of such breach.

     In addition, the merger agreement may be terminated by either of us under any of the following circumstances:

     - if the merger is not completed, without the fault of the terminating party, by September 30, 1999 (or, under certain circumstances, December 31, 1999);

     - if a final court order prohibiting the merger is issued and is not appealable; or

     - if the GeoTel stockholders do not approve the merger agreement at the special meeting.

     Furthermore, the merger agreement may be terminated by Cisco if GeoTel's board of directors takes any of the following actions:

     - withdraws or modifies its recommendation that GeoTel stockholders adopt the merger agreement in a manner adverse to Cisco, or resolves to do so;

     - fails to comply with the nonsolicitation provisions contained in the merger agreement, which, provisions are discussed in detail on page 27;

     - fails to call the special meeting by September 10, 1999 (or December 10, 1999 under certain circumstances); or

     - with respect to an extraordinary transaction of the nature specified in the merger agreement such as a merger or a sale of significant assets, involving GeoTel and a party other than Cisco, within six (and in certain circumstances ten) business days, does not reconfirm its approval and recommendation of the merger agreement and does not reject such other extraordinary transaction.

PAYMENT OF TERMINATION FEE (SEE PAGE 35)

     GeoTel has agreed to pay Cisco a termination fee of $55 million or reimburse Cisco for its out-of-pocket expenses if the merger agreement is terminated under circumstances which are described on page 41 under the heading "Expenses and Termination Fees."

NO OTHER NEGOTIATIONS INVOLVING GEOTEL (SEE PAGE 33)

     Until the merger is completed or the merger agreement is terminated, GeoTel has agreed not to directly or indirectly take any of the following actions:

     - solicit, initiate, encourage or agree to any takeover proposal; or

     - engage in negotiations with, or disclose any nonpublic information relating to GeoTel or any of its subsidiaries to, or afford access to the properties, books or records of GeoTel or any of its subsidiaries to, any person that has advised GeoTel that it may be considering making, or that has made, a takeover proposal.

     However, GeoTel's board of directors is not prohibited from taking and disclosing to GeoTel's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Additionally, GeoTel's board of directors is not prohibited from providing a copy of the non-solicitation provision of the merger agreement to any third party.

     GeoTel has agreed to provide Cisco with detailed information about any takeover proposal it receives.

     However, GeoTel may engage in any of these acts otherwise prohibited, other than solicitation, initiation or encouragement of any takeover proposal, if:

     - GeoTel's board of directors believes in good faith that a particular proposal concerning an extraordinary transaction of the nature specified in the merger agreement, such as a merger or a sale of significant assets will result in a transaction more favorable than the merger to the GeoTel stockholders from a financial point of view; and

     - GeoTel's board of directors determines in good faith after advice from outside legal counsel that the failure to engage in the prohibited negotiations or discussions or provide non-public information is inconsistent with the fiduciary duties of the board under applicable law.

     A takeover proposal is:

     - any offer or proposal for a merger or other business combination involving GeoTel; or

     - the acquisition of 20% or more of the outstanding shares of capital stock of GeoTel or any of its subsidiaries; or

     - the sale or transfer of any significant portion of the assets of GeoTel or any of its subsidiaries, other than the merger.

     CISCO REQUIRED GEOTEL TO ENTER INTO A STOCK OPTION AGREEMENT WHICH MAY DISCOURAGE THIRD PARTIES WHO ARE INTERESTED IN ACQUIRING A STAKE IN GEOTEL (SEE PAGE 37)

     GeoTel entered into a stock option agreement with Cisco which granted Cisco the option to buy up to 3,000,000 shares of GeoTel common stock, which represents approximately 11% of the shares of GeoTel common stock outstanding on May 7, 1999, or approximately 10% after issuance of the shares of GeoTel common stock subject to the option. The exercise price of the option is $60.50 per share.

     Cisco required GeoTel to grant the option as a prerequisite to entering into the merger agreement. The option may discourage third parties who are interested in acquiring a significant stake in GeoTel and is intended by Cisco to increase the likelihood that the merger will be completed.

     The option is not currently exercisable and Cisco may only exercise the option if the merger agreement is terminated in circumstances in which the termination fee is payable or prior to an extraordinary transaction of the nature specified in the merger agreement which obligates GeoTel to pay the termination fee. Otherwise, the option will terminate and may not be exercised by Cisco.

     If the merger agreement is terminated and Cisco exercises its option to purchase GeoTel common stock, GeoTel would not be able to account for future transactions as a pooling of interests.

     You are urged to read the stock option agreement in its entirety.

CERTAIN INDIVIDUALS HAVE ENTERED INTO A STOCKHOLDER AGREEMENT (SEE PAGE 37)

     In connection with the merger, Gary J. Bowen, Alexander V. d'Arbeloff, Gardner C. Hendrie, W. Michael Humphreys, Timothy J. Allen, G. Wayne Andrews, Jane E. Eisenberg, Judith A. Kelly, John D. McMahon, John C. Thibault, Louis J. Volpe and Steven H. Webber entered into a stockholder agreement with Cisco. The stockholder agreement requires, among other things, these GeoTel stockholders to vote all shares of GeoTel common stock beneficially owned by them in favor of approval of the merger agreement. These GeoTel stockholders were not paid additional consideration in connection with the stockholder agreement.

     The GeoTel stockholders who entered into the stockholder agreement collectively held approximately 7% of the outstanding GeoTel common stock as of May 7, 1999.

     You are urged to read the stockholder agreement in its entirety.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 39)

     When considering the recommendation of GeoTel's board of directors, you should be aware that some GeoTel directors and officers have interests in the merger that are different from, or are in addition to, yours.

     Options granted by GeoTel under GeoTel's 1995 Stock Option Plan, as amended, and GeoTel's Second Amended and Restated 1998 Non-Executive Employee Stock Option Plan provide for the acceleration of vesting of outstanding options by twelve months in the event of a change in control of GeoTel, if the optionee has a minimum of six months service at the time of the change of control. Approximately 479,002 unvested stock options granted to all of the officers and directors of GeoTel will vest upon completion of the merger in accordance with these provisions.

     Certain executive officers have entered into employment and non-competition agreements with Cisco that will become effective upon completion of the merger. In addition, certain other officers previously entered into change of control agreements with GeoTel. Under each of these agreements, these officers are entitled to severance and other payments if the officer is terminated or resigns under certain circumstances set forth in the agreements within 18 months of the merger.

     Furthermore, Cisco has agreed for the next 5 years, to indemnify each present and former GeoTel officer and director against liabilities arising out of the fact that such person is or was a director or officer.

     As of May 7, 1999, directors and executive officers of GeoTel and their affiliates beneficially owned approximately 26% of the outstanding shares of GeoTel common stock.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 41)

     We have structured the merger so that, in general, GeoTel's stockholders will not recognize gain or loss for United States federal income tax purposes in the merger, except for taxes payable because of cash received by GeoTel stockholders instead of fractional shares. It is a condition to the merger that we receive legal opinions to the effect that the merger constitutes a reorganization within the meaning of the Internal Revenue Code.

ACCOUNTING TREATMENT OF THE MERGER (SEE PAGE 42)

     We intend to account for the merger as a pooling of interests business combination. It is a condition to completion of the merger that Cisco be advised in writing by PricewaterhouseCoopers LLP that the merger can properly be accounted for as a pooling of interests business combination, although this condition may be waived. Under the pooling of interests method of accounting, each of our historical recorded assets and liabilities will be carried forward to the combined company at their recorded amounts. In addition, the operating results of the combined company will include our operating results for the entire fiscal year in which the merger is completed and our historical reported operating results for prior periods will be combined and restated as the operating results of the combined company.

ANTITRUST APPROVAL REQUIRED TO COMPLETE THE MERGER (SEE PAGE 41)

     The merger is subject to U.S. antitrust laws. We have made the required filings with the U.S. Department of Justice and the Federal Trade Commission. However, we are not permitted to complete the merger until the applicable waiting period has expired or terminated. We believe that we have substantially complied with all requests for information from the U.S. Department of Justice and the Federal Trade Commission and we expect that the applicable waiting period will expire at 5:00 p.m. on May 21, 1999. The Department of Justice or the Federal Trade Commission, as well as a state or private person, may challenge the merger at any time before its completion.

RESTRICTIONS ON THE ABILITY TO SELL CISCO STOCK (SEE PAGE 43)

     All shares of Cisco common stock received by you in connection with the merger will be freely transferable unless you are considered an "affiliate" of either of GeoTel or Cisco for purposes of the Securities Act of 1933. Shares of Cisco common stock held by these affiliates may only be sold pursuant to a registration statement or exemption under the Securities Act.

YOU DO NOT HAVE DISSENTERS' OR APPRAISAL RIGHTS (SEE PAGE 42)

     Under Delaware law, you are not entitled to dissenters' or appraisal rights in the merger.

FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT-PROSPECTUS

     This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to Cisco's and GeoTel's financial condition, results of operations and business and on the expected impact of the merger on Cisco's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" on page 14 of this proxy statement/prospectus.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following selected historical financial data of Cisco is unaudited and has been derived from its historical consolidated financial statements. However, in the opinion of Cisco's management, the financial data presented reflects all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of the results of operations for all periods presented. The results of operations for those interim periods presented are not necessarily indicative of the results to be expected for the entire year. All financial data contained herein should be read in conjunction with Cisco's historical consolidated financial statements and the notes thereto that are incorporated herein by reference.

                              CISCO SYSTEMS, INC.

                       SELECTED HISTORICAL FINANCIAL DATA
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                        FISCAL YEAR ENDED                         SIX MONTHS ENDED
                                       ----------------------------------------------------   -------------------------
                                       JULY 31,   JULY 30,   JULY 28,   JULY 26,   JULY 25,   JANUARY 24,   JANUARY 23,
                                         1994       1995       1996       1997       1998        1998          1999
                                       --------   --------   --------   --------   --------   -----------   -----------
HISTORICAL CONSOLIDATED
  STATEMENT OF OPERATIONS DATA:
  Net sales..........................   $1,334     $2,233     $4,096     $6,440     $8,459      $ 3,885       $5,415
  Net income.........................   $  323     $  456     $  913     $1,049     $1,350      $   794       $  806
  Net income per common share --
    basic............................   $ 0.25     $ 0.33     $ 0.64     $ 0.71     $ 0.88      $  0.52       $ 0.51
  Net income per common share --
    diluted..........................   $ 0.24     $ 0.32     $ 0.61     $ 0.68     $ 0.84      $  0.50       $ 0.48
  Shares used in per-share
    calculation -- basic(1)..........    1,296      1,367      1,437      1,486      1,534        1,518        1,578
  Shares used in per-share
    calculation -- diluted(1)........    1,342      1,425      1,490      1,551      1,608        1,589        1,668

---------------
(1) Gives effect to the Cisco two-for-one stock splits effective March 1994, February 1996 and the three-for-two stock splits effective December 1997 and September 1998. Does not reflect the Cisco two-for-one stock split to be effected June 21, 1999.

                                       JULY 31,   JULY 30,   JULY 28,   JULY 26,   JULY 25,   JANUARY 23,
                                         1994       1995       1996       1997       1998        1999
                                       --------   --------   --------   --------   --------   -----------
HISTORICAL CONSOLIDATED
  BALANCE SHEET DATA:
  Total assets.......................   $1,129     $1,992     $3,630     $5,452     $8,917      $11,434

                       GEOTEL COMMUNICATIONS CORPORATION

                       SELECTED HISTORICAL FINANCIAL DATA
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

     The following selected historical financial data of GeoTel is unaudited and has been derived from its historical consolidated financial statements. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year. All financial data contained herein (except as noted) should be read in conjunction with GeoTel's historical consolidated financial statements and the notes thereto that are incorporated herein by reference. The GeoTel consolidated statement of operations data for the years ended December 31, 1994 and 1995 and the consolidated balance sheet data at December 31, 1994, 1995 and 1996 has been derived from their historical consolidated financial statements which are not included or incorporated herein by reference.

                                                                                               THREE MONTHS
                                                                                                   ENDED
                                                           YEARS ENDED DECEMBER 31,              MARCH 31,
                                                  ------------------------------------------   -------------
                                                   1994      1995     1996     1997    1998    1998    1999
Historical Consolidated Statement of Operations
  Data:
Net sales.......................................  $    0    $    2    $   9    $  19   $  45   $   8   $  18
Net income (loss) available to common
  shareholders..................................  $   (3)   $   (4)   $   1    $   6   $   9   $   1   $   4
Net income (loss) per common share -- basic.....  $(4.80)   $(2.79)   $0.09    $0.25   $0.34   $0.05   $0.16
Net income (loss) per common share -- diluted...  $(4.80)   $(2.79)   $0.03    $0.23   $0.32   $0.05   $0.14
Shares used in per share
  calculation -- basic(1).......................       1         1        7       25      26      26      27
Shares used in per
  share -- calculation -- diluted(1)............       1         1       22       28      29      28      30

                                                       DECEMBER 31,                    MARCH 31,
                                        -------------------------------------------    ---------
                                         1994      1995     1996     1997     1998       1999
Historical Consolidated Balance Sheet
  Data:
Total assets..........................  $    5    $    6    $  37    $  50    $  74      $ 83
Convertible preferred stock...........  $    8    $   12

---------------

(1) Gives effect to the GeoTel two-for-one stock split effective September 1998.

                           COMPARATIVE PER SHARE DATA

     In the following table, we provide you with certain historical per share data and combined per share data on an unaudited pro forma basis after giving effect to the merger assuming that 0.5138 shares of Cisco common stock are issued in exchange for each share of GeoTel common stock but without taking into account the Cisco two-for-one stock split to be effected on June 21, 1999. For all periods presented, GeoTel shares as of March 1999 were used for purposes of this calculation. This data should be read along with the selected historical financial data set forth herein and the historical financial statements of Cisco and GeoTel and the notes thereto that are incorporated herein by reference. The pro forma information is presented for illustrative purposes only. You should not rely on the pro forma financial information as an indication of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during the periods presented.

                                                          FISCAL YEAR ENDED              SIX MONTHS ENDED
                                                    ------------------------------   -------------------------
                                                    JULY 28,   JULY 26,   JULY 25,   JANUARY 24,   JANUARY 23,
                                                      1996       1997       1998        1998          1999
                                                    --------   --------   --------   -----------   -----------
CISCO HISTORICAL NET INCOME PER COMMON SHARE:
  Net income per common share -- basic............   $ 0.64     $0.71      $0.88        $0.52         $0.51
  Net income per common share -- diluted..........   $ 0.61     $0.68      $0.84        $0.50         $0.48
  Book value......................................   $ 1.93     $2.84      $4.55        $3.55         $5.75

                                                         TWELVE MONTHS ENDED             SIX MONTHS ENDED
                                                               JUNE 30,                    DECEMBER 31,
                                                    ------------------------------   -------------------------
                                                      1996       1997       1998        1997          1998
                                                    --------   --------   --------   -----------   -----------
GEOTEL HISTORICAL NET INCOME (LOSS) PER COMMON
  SHARE(1):
  Net income (loss) per common share -- basic.....   $(0.32)    $0.13      $0.30        $0.18         $0.22
  Net income (loss) per common share -- diluted...   $(0.12)    $0.09      $0.27        $0.16         $0.20
  Book value......................................   $(1.50)    $1.32      $1.68

                                                          FISCAL YEAR ENDED              SIX MONTHS ENDED
                                                    ------------------------------   -------------------------
                                                    JULY 28,   JULY 26,   JULY 25,   JANUARY 24,   JANUARY 23,
                                                      1996       1997       1998        1998          1999
                                                    --------   --------   --------   -----------   -----------
PRO FORMA COMBINED NET INCOME PER SHARE:(6)
Per Cisco common share -- basic(2)................   $ 0.63     $0.70      $0.88        $0.52         $0.51
Per Cisco common share -- diluted(2)..............   $ 0.61     $0.67      $0.83        $0.50         $0.48
Equivalent per GeoTel share -- basic(3)...........   $ 0.32     $0.36      $0.45        $0.27         $0.26
Equivalent per GeoTel share -- diluted(3).........   $ 0.31     $0.34      $0.43        $0.26         $0.25
PRO FORMA COMBINED BOOK VALUE PER SHARE:(4)(5)
Per Cisco share...................................   $ 1.92     $2.84      $4.53        $3.55         $5.73
Equivalent per GeoTel share.......................   $ 0.99     $1.46      $2.33        $1.82         $2.94

---------------
(1) The GeoTel financial information presented has been derived from audited financial statements; however, the periods shown above are presented to conform more closely with Cisco's fiscal year-end rather than the historical presentation of GeoTel's fiscal year-end at December 31.

(2) The pro forma combined per share information combines financial information of Cisco for the fiscal years ended July 28, 1996, July 26, 1997 and July 25, 1998 and the six months ended January 24, 1998 and January 23, 1999 with the financial information of GeoTel for the twelve months ended June 30, 1996, 1997 and 1998 and the six months ended December 31, 1997 and 1998, respectively. This information also assumes the merger occurred as of the beginning of the earliest period presented and was accounted for as a pooling of interests.

(3) The unaudited equivalent GeoTel pro forma per share amounts are calculated by multiplying the Cisco combined pro forma per share amounts by the exchange ratio.

(4) Historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period. Pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of the period.

(5) Cisco and GeoTel estimate that they will incur merger-related expenses, consisting primarily of transaction costs for investment banker fees, attorneys, accountants, financial printing and other related charges of approximately $14.0 million. The pro forma combined balance sheet data gives effect to such expenses as if they had been incurred as of January 23, 1999, but the pro forma combined condensed statement of operations do not give effect to such expenses.

(6) The pro forma financial information includes pro forma adjustments which increase/(decrease) income tax expenses by $3, $(3) and $3 for the six months ended January 24, 1998 and the years ended July 28, 1996 and July 25, 1998, respectively. These amounts reflect the impact of the establishment and reversal of valuation allowances realized in the historical financial statements of GeoTel which would not have been present had the companies always been combined historically.

                     MARKET PRICE AND DIVIDEND INFORMATION

CISCO MARKET PRICE DATA

     Cisco's common stock is traded on the Nasdaq National Market under the symbol "CSCO." The following table shows the range of high and low closing sales prices reported on the Nasdaq National Market for Cisco common stock for the periods indicated, adjusted to reflect the three-for-two stock splits effective in September 1998 and December 1997 and the two-for-one stock split effective in February 1996, but without taking into account the Cisco two-for-one stock split to be effected on June 21, 1999.

                                                             HIGH       LOW
                                                            -------    ------
FISCAL 1996
  First Quarter...........................................  $ 17.17    $11.61
  Second Quarter..........................................    19.53     14.53
  Third Quarter...........................................    23.28     18.03
  Fourth Quarter..........................................    26.11     20.94
FISCAL 1997
  First Quarter...........................................  $ 29.78    $22.22
  Second Quarter..........................................    33.28     25.61
  Third Quarter...........................................    31.00     20.61
  Fourth Quarter..........................................    35.72     20.67
FISCAL 1998
  First Quarter...........................................  $ 37.47    $31.00
  Second Quarter..........................................    40.19     32.39
  Third Quarter...........................................    49.25     37.75
  Fourth Quarter..........................................    68.79     46.96
FISCAL 1999
  First Quarter...........................................  $ 69.29    $54.58
  Second Quarter..........................................   106.69     60.75
  Third Quarter...........................................   117.38     95.13
  Fourth Quarter (through May 10, 1999)...................   117.63    108.63

GEOTEL MARKET PRICE DATA

     GeoTel's common stock is traded on the Nasdaq National Market under the symbol "GEOC". The following table shows the range of high and low closing prices reported on the Nasdaq National Market for GeoTel common stock for the periods indicated, adjusted to reflect the two-for-one stock split effective in September 1998.

                                                              HIGH      LOW
                                                             ------    ------
DECEMBER 31, 1996
  Fourth Quarter (Public Offering November 20, 1996).......  $ 9.06    $ 6.00
DECEMBER 31, 1997
  First Quarter............................................  $ 9.44    $ 5.50
  Second Quarter...........................................    7.25      4.75
  Third Quarter............................................   10.00      6.31
  Fourth Quarter...........................................   10.19      7.06
DECEMBER 31, 1998
  First Quarter............................................  $13.81    $ 7.50
  Second Quarter...........................................   20.38     11.63
  Third Quarter............................................   28.31     17.50
  Fourth Quarter...........................................   40.50     19.22
DECEMBER 31, 1999
  First Quarter............................................  $47.31    $31.75
  Second Quarter (through May 10, 1999)....................   58.38     39.38

DIVIDEND INFORMATION

     Neither Cisco nor GeoTel have ever paid any cash dividends on its stock, and both anticipate that they will continue to retain any earnings for the foreseeable future for use in the operation of their respective businesses.

RECENT CLOSING PRICES

     As of April 12, 1999, the last trading day before announcement of the proposed merger, the closing prices per share of Cisco common stock and GeoTel common stock on the Nasdaq National Market were $117.75 and $44.25, respectively. On May 13, 1999, the latest practicable trading day before the printing of this proxy statement/prospectus, the closing prices per share of Cisco common stock and GeoTel common stock on the Nasdaq National Market were $117.69 and $58.88, respectively.

     Because the market price of Cisco common stock is subject to fluctuation, the market value of the shares of Cisco common stock that holders of GeoTel common stock will receive in the merger may increase or decrease prior to and following the merger. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR CISCO COMMON STOCK AND GEOTEL COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE FUTURE PRICES OR MARKETS FOR CISCO COMMON STOCK OR GEOTEL COMMON STOCK.

NUMBER OF STOCKHOLDERS

     As of May 7, 1999, there were approximately 162 stockholders of record who held shares of GeoTel common stock, as shown on the records of GeoTel's transfer agent for such shares.

                                  RISK FACTORS

     By voting in favor of the merger, you will be choosing to invest in Cisco common stock. An investment in Cisco common stock involves a high degree of risk. In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger.

     This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to Cisco's and GeoTel's financial condition, results of operations and business and on the expected impact of the merger on Cisco's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties described below and in the documents incorporated by reference into this proxy statement/prospectus.

YOU WILL RECEIVE 0.5138 OF A SHARE OF CISCO COMMON STOCK DESPITE CHANGES IN MARKET VALUE OF GEOTEL COMMON STOCK OR CISCO COMMON STOCK

     Upon completion of the merger, each share of GeoTel common stock will be exchanged for 0.5138 of a share of Cisco common stock prior to adjustment for Cisco's two-for-one stock split which will be effected on June 21, 1999. Giving effect to the stock split, each share of your GeoTel common stock will be exchanged for 1.0276 shares of Cisco. There will be no adjustment for changes in the market price of either GeoTel common stock or Cisco common stock, and GeoTel and Cisco are not permitted to "walk away" from the merger or resolicit the vote of its stockholders solely because of changes in the market price of Cisco common stock. Accordingly, the specific dollar value of Cisco common stock to be received by you upon completion of the merger will depend on the market value of Cisco common stock at the time of completion of the merger. The share price of Cisco common stock is by nature subject to the general price fluctuations in the market for publicly traded equity securities and has experienced significant volatility. No prediction can be made as to the market price of Cisco common stock at the completion of the merger or as to the market price of Cisco common stock after the completion of the merger.

ALTHOUGH CISCO AND GEOTEL EXPECT THAT THE MERGER WILL RESULT IN BENEFITS, THOSE BENEFITS MAY NOT BE REALIZED

     Cisco and GeoTel entered into the merger agreement with the expectation that the merger will result in benefits, including:

     - providing a single, best-of-class distributed call center solution for both enterprise and service provider customers of GeoTel and Cisco;

     - increasing sales of GeoTel's products by selling through Cisco's extensive channels of distribution;

     - hastening the convergence of voice and data networks;

     - providing Cisco with a carrier-class reliability platform; and

     - adding employees experienced in call center and voice technologies.

     Achieving the benefits of the merger will depend in part on the integration of the technology, operations and personnel of the two companies in a timely and efficient manner so as to minimize the risk that the merger will result in the loss of customers or key employees or the continued diversion of the attention of management.

     In addition, synergies from the merger may not materialize. GeoTel's product line consists of software products only. Selling software-only products involves a very different process than the selling process that

Cisco employs for its own products. Integrating such sales into Cisco's business model will involve risks that may jeopardize the success of the merged company. The GeoTel technology and products address a new market for Cisco, namely the Call Center market. Cisco has very little experience selling into the Call Center marketplace. For merger related synergies to be realized, Cisco will have to learn to satisfy the needs of Call Center customers in a timely and efficient manner. GeoTel's ICR and related products are a new platform for Cisco. In order for the merger to be successful, Cisco and GeoTel will have to successfully integrate the new platform with other Cisco products and platforms. Such an integration will involve considerable technology and execution risk and may or may not be successful. For the full benefits of the merger to be realized, the combined company will have to evolve the GeoTel product platform to the next generation of converged voice/data networks. This evolution entails significant technology risks that may or may not be overcome by the engineering teams of the combined company. There can be no assurance that Cisco and GeoTel can be successfully integrated or that any of the anticipated benefits will be realized, and failure to do so could have a material adverse effect on Cisco's business, financial condition and operating results.

GEOTEL OFFICERS AND DIRECTORS HAVE CONFLICTS OF INTEREST THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE MERGER

     The directors and officers of GeoTel participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or are in addition to, yours.

     Options granted by GeoTel under GeoTel's 1995 Stock Option Plan, as amended, and GeoTel's Second Amended and Restated 1998 Non-Executive Employee Stock Option Plan provide for the acceleration of vesting of outstanding options by twelve months in the event of a change in control of GeoTel, if the optionee has a minimum of six months service at the time of the change of control. Approximately 479,002 unvested stock options granted to certain officers and directors of GeoTel will vest upon completion of the merger in accordance with these provisions.

     Restricted stock grants made by GeoTel under GeoTel's 1993 Restricted Stock Purchase Plan provide for the acceleration of vesting of the restricted stock by twelve months in the event of a change in control of GeoTel, if the holder has a minimum of six months service at the time of the change of control. Approximately 22,000 unvested shares granted to certain officers and directors of GeoTel will vest upon completion of the merger in accordance with these provisions.

     Certain executive officers have entered into employment and non-competition agreements with Cisco that will become effective upon completion of the merger. In addition, certain other officers previously entered into change of control agreements with GeoTel. Under each of these agreements, these officers are entitled to severance and other payments if the officer is terminated or resigns under certain circumstances set forth in the agreements within 18 months of the merger.

     Furthermore, Cisco has agreed for the next 5 years, to indemnify each present and former GeoTel officer and director against liabilities arising out of the fact that such person is or was a director or officer.

     As a result, these directors and officers could be more likely to vote to approve the merger agreement than if they did not hold these interests. GeoTel stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

     FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT GEOTEL'S STOCK PRICE AND FUTURE BUSINESS AND OPERATIONS

     If the merger is not completed for any reason, GeoTel may be subject to a number of material risks, including the following:

     - GeoTel may be required to pay Cisco a termination fee of $55 million;

     - the option granted to Cisco by GeoTel may become exercisable under certain circumstances;

     - the price of GeoTel common stock may decline to the extent that the current market price of GeoTel common stock reflects a market assumption that the merger will be completed; and

     - costs related to the merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed.

     In addition, GeoTel's customers may, in response to the announcement of the merger, delay or defer purchasing decisions. Any delay or deferral in purchasing decisions by GeoTel customers could have a material adverse effect on GeoTel's business, regardless of whether or not the merger is ultimately completed. Similarly, current and prospective GeoTel employees may experience uncertainty about their future role with Cisco until Cisco's strategies with regard to GeoTel are announced or executed. This may adversely affect GeoTel's ability to attract and retain key management, sales, marketing and technical personnel.

     Further, if the merger is terminated and GeoTel's board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than that which would be paid in the merger. In addition, while the merger agreement is in effect and subject to certain limited exceptions described on page 33 of this proxy statement/prospectus, GeoTel is prohibited from soliciting, initiating or encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination, with any party other than Cisco. Furthermore, if the merger agreement is terminated and Cisco exercises its option to purchase GeoTel common stock, GeoTel would not be able to account for future transactions as a pooling of interests.

                   THE SPECIAL MEETING OF GEOTEL STOCKHOLDERS

PROXY STATEMENT/PROSPECTUS

     This proxy statement/prospectus is furnished in connection with the solicitation of proxies from the holders of GeoTel common stock by the GeoTel board of directors for use at a special meeting of GeoTel stockholders.

     This proxy statement/prospectus is first being furnished to stockholders of GeoTel on or about May 19, 1999.

DATE, TIME AND PLACE OF THE SPECIAL MEETING

     The special meeting will be held on Wednesday, June 23, 1999 at 10:00 a.m., local time, at GeoTel's facilities located at Crosspoint at 900 Chelmsford Street, Lowell, Massachusetts in the Dining Room of Tower 3 on the first floor.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the special meeting and any adjournment or postponement of the special meeting, stockholders of GeoTel will be asked to consider and vote upon proposals:

     - to approve the merger agreement;

     - to grant the GeoTel board of directors discretionary authority to adjourn the special meeting to solicit additional votes for approval of the merger agreement; and

     - to transact such other business as may properly come before the special meeting or any postponements or adjournments thereof.

RECORD DATE AND SHARES ENTITLED TO VOTE

     GeoTel's board of directors has fixed the close of business on May 17, 1999, as the record date for determination of GeoTel stockholders entitled to notice of and to vote at the special meeting. As of the close of business on May 7, 1999, there were 27,200,258 shares of GeoTel common stock outstanding and entitled to vote, held of record by approximately 162 stockholders. A majority, or 13,600,130 of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business. If a quorum is not present, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies. Each GeoTel stockholder is entitled to one vote for each share of GeoTel common stock held as of the record date.

VOTING OF PROXIES

     You are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to GeoTel. If your shares are held in "street name" by your broker, your broker will vote your shares only if you provide instructions on how to vote. Your broker will provide you directions regarding how to instruct your broker to vote your shares. All properly executed proxies received by GeoTel prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the merger agreement. GeoTel's Board of Directors does not presently intend to bring any other business before the special meeting and, so far as is known to GeoTel's Board of Directors, no other matters are to be brought before the special meeting. As to any business that may properly come before the special meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

     You may revoke your proxy at any time prior to its use by delivering to the Secretary of GeoTel a signed notice of revocation or a later-dated, signed proxy, or by attending the special meeting and voting in person. Attendance at the special meeting does not in itself constitute the revocation of a proxy.

VOTE REQUIRED

     Approval of the merger agreement by GeoTel's stockholders is required by the Delaware General Corporation Law. Such approval requires the affirmative vote of the holders of a majority of the shares of GeoTel common stock outstanding and entitled to vote at the special meeting. Certain stockholders of GeoTel have entered into a stockholder agreement and have delivered irrevocable proxies obligating them to vote in favor of the merger agreement and the merger. As of May 7, 1999, such stockholders, constituting all executive officers and all directors of GeoTel, as a group beneficially owned 1,794,564 shares (exclusive of any shares issuable upon the exercise of options) of GeoTel common stock (constituting approximately 7% of the shares of GeoTel common stock outstanding as of the record date). As of the record date and the date of this proxy statement/prospectus, Cisco owns no shares of GeoTel common stock.

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

     The required quorum for the transaction of business at the special meeting is a majority of the shares of GeoTel common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Because approval of the merger agreement and the consummation of the merger requires the affirmative vote of a majority of the outstanding shares of GeoTel common stock entitled to vote, abstentions and broker non-votes will have the same effect as votes against the merger agreement and the consummation of the merger. In addition, a failure of a GeoTel stockholder to return a proxy will have the effect of a vote against the approval of the merger agreement. THE ACTIONS PROPOSED IN THIS PROXY STATEMENT/PROSPECTUS ARE NOT MATTERS THAT CAN BE VOTED ON BY BROKERS HOLDING SHARES FOR BENEFICIAL OWNERS WITHOUT THE OWNERS' SPECIFIC INSTRUCTIONS. ACCORDINGLY, YOU ARE URGED TO RETURN THE ENCLOSED PROXY CARD MARKED TO INDICATE YOUR VOTE.

SOLICITATION OF PROXIES AND EXPENSES

     Cisco and GeoTel will share the cost of solicitation of proxies from you, by Innisfree M&A Incorporated, estimated to be $9,000 plus reasonable out-of-pocket expenses. In addition to solicitation by mail, the directors, officers and employees of GeoTel may solicit proxies from stockholders by telephone, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, GeoTel will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of GeoTel Common Stock and to request authority for the exercise of proxies. In such cases, GeoTel, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

NO APPRAISAL RIGHTS

     You are not entitled to exercise dissenter's or appraisal rights as a result of the merger or to demand payment for your shares under Delaware law.

BOARD RECOMMENDATION

     THE GEOTEL BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT GEOTEL STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT. In considering such recommendation, GeoTel stockholders should be aware that Cisco has agreed to provide certain employment, severance and indemnification arrangements to certain directors and officers of GeoTel.

     THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF GEOTEL. ACCORDINGLY, YOU ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                     STOCKHOLDERS SHOULD NOT SEND ANY STOCK
                      CERTIFICATES WITH THEIR PROXY CARDS.

                      THE MERGER AND RELATED TRANSACTIONS

     This section of the proxy statement/prospectus describes material aspects of the proposed merger, including the merger agreement and the stock option agreement. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the merger.

     The following discussion of the background of the merger and the parties' reasons for the merger and the potential benefits that could result from the merger contains forward-looking statements which involve risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements. The actual results of Cisco could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and in the documents incorporated by reference in this proxy statement/prospectus.

BACKGROUND OF THE MERGER

     On October 8, 1998, John Thibault, the President of GeoTel, sent a letter to John Chambers, the Chief Executive Officer and President of Cisco, via electronic mail, requesting that GeoTel and Cisco meet to explore a technology relationship between the two companies.

     On October 22, 1998, Mr. Thibault, along with Wayne Andrews, GeoTel's Vice President and Chief Technology Officer, and Steve Webber, GeoTel's Vice President of Engineering, met at Cisco with Ammar Hanafi, Cisco's Director of Business Development, Prem Jain, Cisco's Vice President, Engineering Working Group Business Unit and Saurabh Srivastava, Cisco's Manager of Business Development. At the meeting, the GeoTel representatives presented to Cisco an overview of GeoTel's business and strategy to facilitate Cisco's evaluation of a technology relationship with GeoTel.

     On November 2, 1998, Mr. Srivastava and Tim Danford, Cisco's Manager, Business Development, visited GeoTel to meet with Mr. Thibault, Mr. Webber, Mr. Andrews and Pat Kelly, GeoTel's Vice President of Carrier Sales. At this meeting, the attendees discussed GeoTel's business in further detail. Based upon this meeting, the parties entered into a mutual non-disclosure agreement on November 5, 1998 to allow for a detailed investigation by Cisco of GeoTel's technology which, if satisfactory to Cisco, would lead to negotiations related to a technology relationship.

     On November 11, 1998, Mr. Hanafi, Mr. Danford and Mr. Srivastava met with GeoTel's senior management to discuss a potential joint development relationship and virtual call center application of GeoTel's technology and concluded that the two companies should partner. The parties began negotiating a memorandum of understanding whereby the parties would agree to work together on an exclusive basis to develop virtual call center applications.

     During the weeks of November 16 and 23, executives at Cisco and GeoTel exchanged comments and revisions to the memorandum of understanding. On November 25, 1998. Cisco and GeoTel executed the memorandum of understanding which was terminable by either party without cause upon thirty days' notice. During the weeks of November 30 through December 13, the respective engineering teams from Cisco and GeoTel began drafting a statement of work that detailed the engineering work required to implement the joint development relationship and to develop a proof of concept demo by February 15, 1999.

     On December 17, 1998, Mr. Thibault met at Cisco with Mr. Hanafi, Michelangelo Volpi, Cisco's Vice President, Business Development, and Mario Mazolla, Cisco's Senior Vice President, Enterprise Line of Business, to discuss GeoTel's market opportunity of a virtual call center application and how the companies could work together towards a joint technology partnership. Subsequent to this meeting, the parties held frequent discussions and weekly status meetings between the engineering and marketing organizations focused on the development of the objectives of the virtual call center project.

     On January 26, 1999, members of GeoTel's senior management met with Mr. Hanafi, Mr. Volpi, Don Listwin, Cisco's Executive Vice President, Service Provider and Consumer Lines of Business, and Lev Volftson, Cisco's Vice President, Manager TISU, at Cisco's Herndon, Virginia office to introduce the GeoTel senior management team to Cisco's Service Provider Group and to discuss opportunities to work together with joint carrier customers.

     On February 16, 1999, Mr. Thibault and Mr. Hanafi had a telephone conversation to discuss project status, including delays in completing the proof of concept demo, the timing of an announcement of the virtual call center project and the overall joint development relationship. As a part of this conversation, Mr. Thibault discussed the potential of eliminating the exclusive nature of their joint development relationship.

     On March 3, 1999, at a meeting of Cisco's Board of Directors, Mr. Volpi presented an overview of the call center market as an opportunity for Cisco and discussed Cisco's interest in the call center market as an infrastructure tool for Cisco packet voice infrastructure. On March 4, 1999, Cisco held an internal meeting to discuss progress on the joint development efforts with GeoTel.

     On March 10, during a phone call between Mr. Volpi and Mr. Thibault, the parties indicated their respective interest in a strategic combination and agreed that a meeting with Mr. Chambers was necessary to explore the potential of any such combination.

     On March 12, the Board of Directors of GeoTel discussed the concept of a strategic combination and approved Mr. Thibault's recommendation that GeoTel retain two investment banking firms to represent it in connection with its pursuit of several potential strategic alternatives.

     On March 25, 1999, Mr. Thibault met in New York City with Mr. Chambers, Mr. Volpi and Mr. Listwin. At the meeting, Mr. Chambers indicated that the call center market was strategic to Cisco and that Cisco would be interested in exploring a strategic combination with GeoTel. Mr. Thibault agreed to proceed with such discussions. The next day, Mr. Volpi, along with Mr. Listwin and Michael Kirby, Cisco's Area Vice President, U.S. Sales, visited GeoTel to review its business model and business outlook and to discuss combination possibilities.

     On March 31, 1999, representatives of Merrill Lynch & Co., financial advisor to Cisco, in a telephone conversation with representatives of Dain Rauscher Wessels, financial advisor to GeoTel, requested that GeoTel enter into an agreement to negotiate exclusively with Cisco. Mr. Thibault discussed the possibility of entering into an exclusivity agreement with Cisco. Testa, Hurwitz & Thibeault, LLP reviewed, and the board of directors engaged in discussion of, the board's fiduciary duties in pursuing a potential strategic combination with Cisco. After consultation with Dain Rauscher Wessels and Testa, Hurwitz & Thibeault, LLP, a determination was made not to enter into an exclusivity agreement at that time.

     From March 31 through April 2, 1999, representatives of Cisco and GeoTel, as well as both companies financial advisors, met by telephone to discuss transaction valuation ranges and potential deal terms upon which the parties would agree to a strategic combination.

     On April 2, 1999, Cisco, through Merrill Lynch, proposed a transaction whereby Cisco would acquire all of the outstanding shares of GeoTel common stock in a stock-for-stock merger to be treated as a pooling-of-interests for accounting purposes under U.S. generally accepted accounting principles. Representatives of Merrill Lynch also presented transaction valuation ranges at which Cisco would be willing to pursue a strategic combination with GeoTel. Merrill Lynch indicated that in order for Cisco to proceed with the negotiation of the proposed combination it would require voting agreements from management and the key stockholders and would also require that GeoTel execute a stock option agreement that would be exercisable by Cisco in certain events upon the occurrence of a competing offer for GeoTel. In doing so, Cisco stated that it believed such arrangements were necessary in order to provide it with reasonable assurance that any transaction would be consummated and that without such arrangements in place it was not interested in continuing its discussions with GeoTel regarding the proposed strategic combination. The Merrill Lynch representatives further indicated that Cisco would be unwilling to pursue further discussions with GeoTel regarding the proposed strategic combination, increase its due diligence of GeoTel or provide a draft merger agreement unless GeoTel entered into a limited-duration exclusivity agreement with Cisco.

     On the evening of April 2, 1999 the Board of Directors of GeoTel met by teleconference to discuss the potential business combination with Cisco and Cisco's request for an exclusivity agreement. Tim Allen, GeoTel's Chief Financial Officer, and representatives of Dain Rauscher Wessels and Testa, Hurwitz & Thibeault, LLP also attended the meeting. At the meeting, representatives from GeoTel's management described the status of the proposed transaction with Cisco. Representatives from Dain Rauscher Wessels reviewed written documentation containing preliminary valuation analyses and related financial information which had been provided to the GeoTel board of directors prior to the meeting. Testa, Hurwitz & Thibeault, LLP reviewed, and the board of directors engaged in a discussion of, the board's fiduciary duties in, pursuing a strategic combination with Cisco including executing the exclusivity agreement. The GeoTel board of directors asked questions and discussed the strategy underlying the proposed transaction, the risks inherent in the proposed transaction, and the implications of the proposed transaction on GeoTel stockholder value. The GeoTel board of directors also discussed Cisco's requirement that GeoTel enter into a limited-duration exclusivity agreement before Cisco would consider further exploration of a strategic combination of the companies. Following significant discussion and review and the advice of Testa, Hurwitz & Thibeault and Dain Rauscher Wessels, GeoTel's board of directors authorized management to continue its discussions regarding the proposed strategic combination and negotiate a mutually acceptable exclusivity agreement with Cisco.

     On April 2, 1999, Cisco and GeoTel entered into a six business day exclusivity agreement.

     On April 5, 1999, a draft merger agreement and other transaction documents were circulated by Brobeck, Phleger & Harrison LLP, outside legal counsel to Cisco.

     On April 6, 1999, representatives of Dain Rauscher Wessels met with Larry Carter, Cisco's Chief Financial Officer, in Cisco's San Jose office to conduct financial due diligence on Cisco.

     During the period between April 6 and 12, 1999, management of Cisco and GeoTel, together with their respective legal and financial advisors, held extensive negotiations regarding the terms and conditions of the definitive agreements relating to the proposed transaction.

     On the afternoon of April 9, 1999, the GeoTel board of directors held a special meeting with all directors participating by telephone. At the meeting, members of GeoTel's management and representatives from Dain Rauscher Wessels and Testa, Hurwitz & Thibeault, LLP discussed with the GeoTel board of directors, and responded to numerous questions from the GeoTel board of directors concerning:

     - the status of the ongoing negotiations with Cisco;

     - the strategic rationale for the transaction, potential synergies and benefits to GeoTel and the competitive landscape facing GeoTel on a stand-alone basis;

     - the then-currently proposed principal terms of the merger agreement, including the size of the stock option, and conditions upon which it would become exercisable, the nonsolicitation provisions, the termination rights relating to the transaction, the conditions upon which any break-up fees would be payable and the amount of such fees, and the representations, warranties and covenants to be made; and

     - the results of the business and financial due diligence conducted on Cisco.

Testa, Hurwitz & Thibeault, LLP discussed the GeoTel board of directors' fiduciary duties in considering the strategic combination and Dain Rauscher Wessels discussed the results of their financial due diligence of Cisco. After careful consideration, the GeoTel board of directors determined that, because of, among other things, the proposed valuation ranges and the perceived strategic advantages of the proposed strategic combination, management of GeoTel should continue to pursue the strategic combination with Cisco. The GeoTel board of directors authorized and instructed senior management to continue negotiation of a definitive merger agreement with Cisco, including specifically emphasizing the importance of the conditions upon which the stock option would become exercisable, the nonsolicitation provisions, termination rights related to the transaction, the conditions upon which break-up fees would be payable and the amount of such fees.

     On the evening of April 9, 1999, GeoTel management conveyed the GeoTel board of directors' concerns to members of the Cisco management team.

     On April 10, 1999, a telephonic meeting between members of Cisco's management team, together with Cisco's outside legal and financial advisors, and members of GeoTel's management team, together with GeoTel's outside legal and financial advisors, was held to discuss the issues raised by GeoTel's board of directors. Following the telephonic meeting between representatives of GeoTel and Cisco, GeoTel's and Cisco's management and legal counsel continued negotiation of the terms of the proposed transaction and the transaction documents.

     On the morning of April 12, 1999, the GeoTel board of directors held a special meeting with all directors participating by telephone. Representatives of Testa, Hurwitz & Thibeault, LLP and Dain Rauscher Wessels also participated in the meeting. The GeoTel board of directors reviewed the status of the negotiations with Cisco and reviewed with counsel the specific terms of the proposed merger agreement between the parties as modified following further negotiation, including the conditions upon which such option would become exercisable, nonsolicitation provisions, the termination rights relating to the agreement, the conditions upon which any break-up fees would be payable to GeoTel, and the amount of such fees.

     On the afternoon of April 12, 1999, representatives at Merrill Lynch presented Cisco's proposed per share valuation of the transaction to representatives of Dain Rauscher Wessels. Messrs. Thibault and Volpi subsequently discussed Cisco's proposal.

     On the afternoon of April 12, 1999, Cisco's board of directors held a special meeting to discuss the proposed transaction. Mr. Chambers and other members of management reviewed the status of the transaction, including the following:

     - the details related to the proposed merger that still required resolution;

     - a financial review of the proposed transaction;

     - a review of GeoTel's business operations; and

     - the results of Cisco's due diligence review.

     At the special meeting, representatives of Merrill Lynch presented to Cisco's board of directors a summary of its analysis of the financial aspects of the proposed transaction. In addition, Daniel Scheinman, Vice President and General Counsel of Cisco and representatives of Brobeck, Phleger & Harrison LLP, Cisco's legal advisors, outlined the terms of the proposed merger and the directors' legal duties and responsibilities. At the conclusion of the meeting, Cisco's board of directors unanimously approved the principal terms of the proposed business combination, approved the merger agreement in the form presented and authorized management to finalize the details of the merger agreement.

     On the evening of April 12, 1999, the GeoTel board of directors held a special meeting with all directors participating by telephone. Members of GeoTel's senior management and representatives of Dain Rauscher Wessels and Testa, Hurwitz & Thibeault, LLP also participated. At the special meeting:

     - Mr. Thibeault reviewed the status of the negotiations with Cisco;

     - Dain Rauscher Wessels reviewed its financial analysis of the proposed transaction, answered questions posed by the GeoTel board of directors and delivered its opinion that, as of such date, the consideration to be received in the transaction by GeoTel stockholders was fair to such holders from a financial point of view; and

     - legal counsel reviewed the terms of the various agreements, particularly the proposed definitive merger agreement, answered questions posed by GeoTel's board of directors and discussed the GeoTel board of directors' fiduciary duties in reviewing and approving the business combination.

At the conclusion to these discussions the GeoTel board of directors unanimously voted to approve the merger agreement and related transaction documents.

     During the evening of April 12, 1999, Cisco and GeoTel worked towards resolving outstanding details and finalizing the definitive merger agreement and related documents.

     GeoTel and Cisco entered into the merger agreement and the stock option agreement as of April 12, 1999, stockholders of GeoTel entered into the stockholder agreement with Cisco, and each of the members of Cisco's and GeoTel's boards of directors and certain officers of GeoTel and Cisco entered into affiliate agreements with GeoTel and Cisco, respectively. On April 13, 1999, Cisco and GeoTel issued a joint press release announcing the proposed business combination.

REASONS FOR THE MERGER

  Cisco's Reasons for the Merger

     Cisco's board of directors has identified several potential benefits of the merger that it believes will contribute to the success of the combined company. These potential benefits include the ability to:

     - provide a single, best-of-class distributed call center solution for both enterprises and service provider customers of Cisco and GeoTel;

     - increase sales of GeoTel's products by selling through Cisco's extensive channels of distribution;

     - hasten the convergence of voice and data networks by providing a compelling solution on Cisco's packet voice networks;

     - provide Cisco with a carrier-class reliability platform; and

     - add employees experienced in call center and voice technologies.

     Additionally, in evaluating the proposed merger, the Cisco board of directors considered the pro forma contribution of GeoTel to net income both historically and in the near term. Although based on such analyses the Cisco board concluded that the merger would not be accretive in the near term, for the strategic reasons set forth above, the board determined that the merger agreement and the merger were in the best interests of Cisco and its stockholders and that Cisco should proceed with the merger agreement and the merger.

  GeoTel's Reasons for the Merger

     The GeoTel board of directors has unanimously approved the merger agreement and recommends that the holders of shares of GeoTel common stock vote FOR the approval of the merger agreement.

     The GeoTel board of directors' decision to approve the merger agreement was based primarily on factors resulting from the rapid expansion of the telecommunications industry in recent years and GeoTel's business prospects within that industry. In particular, the board of directors noted the opportunities for voice and data convergence created by the rapid proliferation of private IP networks and the Internet, as well as the new class of telecommunications service providers enabled by the Telecommunications Act of 1996. The board of directors concluded that the best means for GeoTel to capitalize on these opportunities was to enter into a strategic combination with a much larger company already well established in these new markets and with which GeoTel products and technology would be synergistic.

     The GeoTel board of directors also believed that increasing competition in the expanding computer technology integration (CTI) market would make it more difficult for GeoTel to succeed as a relatively small independent company. Despite GeoTel's success to date, the board of directors believed that it would be increasingly important for GeoTel to grow and gain critical mass in order to compete against larger companies with substantially greater resources and broader, more integrated product offerings. In order to enhance its competitive position, GeoTel's management has considered a number of alternatives, including growth through the acquisition of smaller companies that could extend GeoTel's product offerings and enhance the distribution of GeoTel products and services, or merger with a larger company.

     The GeoTel board of directors identified a number of benefits for GeoTel's stockholders, employees and customers that could result from the merger. These potential benefits include:

     - synergies and compatibility of GeoTel and Cisco, based on their complementary technologies, which could lead to the creation of a single comprehensive solution for telephony and data;

     - opportunities for GeoTel, as part of the combined company, to compete more effectively in the increasingly competitive and rapidly changing CTI industry;

     - the ability to dedicate greater resources to both current and emerging product development efforts and to fund the future growth of GeoTel's business; and

     - the ability of GeoTel to leverage Cisco's extensive distribution network and expertise, particularly internationally, and use Cisco's presence in major markets to increase the sales of its products and to further expand GeoTel's own distribution base.

     - the merger consideration to be received by GeoTel's stockholders which, as of the date of the merger agreement:

      - represented a premium of approximately 37% over the market price as of the date of the merger agreement;

      - represented a premium of approximately 34% over the market price as of one week prior to April 12, 1999; and

      - represented a premium of approximately 42% over the market price as of one month prior to April 12, 1999.

     - the opportunity for GeoTel's stockholders to participate in the potential for growth of the combined company after the merger;

     - the greater liquidity to GeoTel's stockholders offered by Cisco's common stock relative to GeoTel's common stock;

     - the presentation by Dain Rauscher Wessels and its opinion dated as of April 12, 1999, that based upon the facts and circumstances as they existed at that time, and subject to certain assumptions and factors set forth in the opinion, the consideration to be received by the GeoTel stockholders under the terms of the merger agreement is fair to the GeoTel stockholders from a financial point of view. In particular, the GeoTel board of directors focused on the portions of the Dain Rauscher Wessels presentation regarding the implied valuation of the GeoTel common stock in the proposed transaction, including the comparison of the implied valuation to historic and recent market valuations of shares of GeoTel common stock as well as the premium cited by Dain Rauscher Wessels for the GeoTel common stock to be acquired by Cisco. See "Opinion of GeoTel's Financial Advisor" for a discussion of the factors considered by Dain Rauscher Wessels in rendering its opinion;

     - the tax-free aspects of the merger to the GeoTel stockholders;

     - the compatibility of the business philosophies and strategies of GeoTel and Cisco, which the GeoTel board of directors believes is important for the successful integration of the companies;

     - historical information concerning GeoTel's and Cisco's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company; and

     - current financial market conditions and historical market prices, volatility and trading information with respect to GeoTel and Cisco common stock.

     In addition, the GeoTel board of directors noted that the merger is expected to be accounted for as a pooling of interests and that no goodwill is expected to be created on the books of the combined company as a result thereof.

     The GeoTel board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

     - the risk that the potential benefits sought in the merger might not be realized fully, or within the time frame contemplated, if at all;

     - the possibility that the merger would not be consummated and the effect of the public announcement of the merger on (a) GeoTel's sales and operating results and (b) GeoTel's ability to attract and retain key management, sales, marketing and technical personnel;

     - the risk that, despite the efforts of GeoTel and Cisco, key technical, marketing and management personnel might choose not to remain employed by Cisco after the merger;

     - the substantial charges to be incurred, primarily in the quarter in which the merger is consummated, including costs of integrating the business and transaction expenses arising from the merger; and

     - the other risks associated with Cisco's business and the merger described under "Risk Factors" herein.

     The GeoTel board of directors believes that the potential benefits of the merger outweigh these risks.

     The foregoing discussion of the information and factors considered by the GeoTel board of directors is not intended to be exhaustive but is believed to include all material factors considered by the GeoTel board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the GeoTel board of directors did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the GeoTel board of directors may have given different weight to different factors.

     In light of the size and diversity of the marketplace and the competitive positions of both Cisco and GeoTel, the GeoTel board of directors has concluded that the merger represents the best current and long-term strategy for GeoTel.

RECOMMENDATION OF GEOTEL'S BOARD OF DIRECTORS

     FOR THE REASONS DISCUSSED ABOVE, THE GEOTEL BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT GEOTEL STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     In considering the recommendation of the GeoTel board of directors with respect to the merger agreement, you should be aware that certain directors and officers of GeoTel have certain interests in the merger that are different from, or are in addition to, the interests of GeoTel stockholders generally. Please see the section entitled "Interests of Certain GeoTel Directors, Officers and Affiliates in the Merger" on page 39 of this proxy statement/prospectus.

OPINION OF GEOTEL'S FINANCIAL ADVISOR

     On March 12, 1999, GeoTel retained Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, to furnish an opinion as to the fairness, from a financial point of view, to GeoTel stockholders of the consideration GeoTel's stockholders would receive in the merger.

     On April 12, 1999 Dain Rauscher Wessels delivered its opinion to the GeoTel board of directors. The opinion stated that, as of the date of the opinion and subject to the assumptions, factors and limitations contained in the opinion and as described below, the consideration to be received by the holders of GeoTel common stock under the terms of the merger agreement was fair, from a financial point of view, to those stockholders. A copy of the Dain Rauscher Wessels opinion is attached as Appendix D to this proxy statement/prospectus and is incorporated in this proxy statement/prospectus by reference. This summary of the opinion is qualified by reference to the full text of the Dain Rauscher Wessels opinion, and we urge GeoTel stockholders to read the attached Dain Rauscher Wessels opinion in its entirety.

     THE DAIN RAUSCHER WESSELS OPINION APPLIES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY GEOTEL STOCKHOLDERS UNDER THE MERGER AGREEMENT AND SHOULD NOT BE UNDERSTOOD TO BE A RECOMMENDATION BY DAIN RAUSCHER WESSELS TO VOTE IN FAVOR OF ANY MATTER PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS. GEOTEL STOCKHOLDERS SHOULD NOTE THAT THE OPINION EXPRESSED BY DAIN RAUSCHER WESSELS WAS PROVIDED SOLELY FOR THE INFORMATION OF THE GEOTEL BOARD OF DIRECTORS IN ITS EVALUATION OF THE MERGER AND WAS NOT PREPARED ON BEHALF OF, NOR INTENDED TO CONFER RIGHTS OR REMEDIES UPON, CISCO, GEOTEL, ANY STOCKHOLDER OF GEOTEL OR CISCO, OR ANY PERSONS OTHER THAN THE GEOTEL BOARD OF DIRECTORS. THE GEOTEL BOARD OF DIRECTORS DID NOT IMPOSE ANY LIMITATIONS ON THE SCOPE OF THE INVESTIGATION CONDUCTED BY DAIN RAUSCHER WESSELS IN THE COURSE OF RENDERING ITS OPINION.

     In providing its opinion, Dain Rauscher Wessels assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to it by GeoTel and Cisco (including the financial statements and related notes of GeoTel and Cisco) and other publicly available information. Dain Rauscher Wessels did not independently verify such information. Additionally, Dain Rauscher Wessels did not consider the possible effects of any litigation, other legal claims or any other contingent matters for purposes of completing its analysis. Dain Rauscher Wessels did not perform any independent evaluation or appraisal of any of the respective assets or liabilities of GeoTel or Cisco, nor did GeoTel or Cisco furnish Dain Rauscher Wessels with any such evaluations or appraisals. The Dain Rauscher Wessels opinion is based on the existing conditions and available information known by Dain Rauscher Wessels as of the date of the Dain Rauscher Wessels opinion. This opinion does not take into account events occurring after the date of the Dain Rauscher Wessels opinion, which may materially affect the assumptions used in preparing the Dain Rauscher Wessels opinion.

     In its review of the merger, and in arriving at its opinion, Dain Rauscher
Wessels:

     - reviewed and analyzed the financial terms of the merger agreement;

     - reviewed and analyzed publicly available financial and other data with respect to GeoTel and Cisco;

     - reviewed and analyzed historical operating data relating to GeoTel and Cisco made available to Dain Rauscher Wessels through published sources and from the internal records of GeoTel and Cisco;

     - conducted discussions with members of GeoTel's senior management on the business prospects and financial outlook of GeoTel;

     - conducted discussions with members of Cisco's senior management on the business prospects and financial outlook of Cisco;

     - reviewed the reported prices and trading activity for both Cisco common stock and GeoTel common stock;

     - compared both the financial performance of Cisco and GeoTel and the prices of Cisco common stock and GeoTel common stock with the financial performance and stock price performance of other comparable publicly traded companies; and

     - reviewed the financial terms, to the extent publicly available, of comparable merger transactions.

     In addition, Dain Rauscher Wessels conducted such other analyses and examinations and considered such other relevant financial, economic and market criteria as it deemed necessary in providing its opinion.

     The following is a summary of the financial analyses performed by Dain Rauscher Wessels in connection with the delivery of its opinion to the GeoTel board of directors:

     Comparable Company Analysis. Dain Rauscher Wessels utilized a comparable company analysis in comparing GeoTel's operating performance to a group of publicly traded companies that Dain Rauscher Wessels believed to be comparable to GeoTel. In its analysis, Dain Rauscher Wessels compared the value to be received by the GeoTel stockholders in the merger, expressed as a multiple of certain operating data, to the stock prices of the comparable companies expressed as a multiple of the same operating data. Dain Rauscher Wessels made these comparisons between GeoTel and the following publicly traded companies:
Clarify, Inc., Concord Communications, Inc., Genesys Telecommunications Laboratories, Inc., Micromuse, Inc., Siebel Systems, Inc., and Visual Networks, Inc. Although Dain Rauscher Wessels considered these companies to be comparable to GeoTel for purposes of its opinion, none of these companies possesses characteristics which are identical to those of GeoTel.

     Dain Rauscher Wessels calculated the following valuation multiples based on an implied value of $60.50 per share of GeoTel common stock, based on Cisco's closing stock price on April 12, 1999, and, with respect to the comparable companies, based on either market prices or other information available as of April 12, 1999. Multiples of future earnings were calculated based on publicly available projected earnings estimates.

                                                              1999     2000
                                                              -----    -----
GeoTel price/earnings ratio.................................  121.0x   94.5x
Comparable companies' median price/earnings ratio...........  46.1x    40.1x
GeoTel market capitalization/revenues ratio.................  27.1x    19.6x
Comparable companies, median market capitalization/revenues
  ratio.....................................................   8.3x     6.0x

     As indicated in the above table, GeoTel stockholders would receive greater value in the merger, in terms of a higher multiple of operating results, than the value being realized by stockholders of the comparable companies.

     Comparable Transactions. Dain Rauscher Wessels compared multiples of the value to be received by GeoTel stockholders in the merger to revenues of GeoTel with comparable multiples from other mergers since 1997 involving publicly traded networking and software technology companies. Dain Rauscher Wessels also compared the premium of the merger value to GeoTel stockholders over the trading price of the GeoTel common stock to the same premiums from those comparable merger transactions. The comparable transactions, referred to below as either networking or software transactions, were selected primarily based on the aggregate transaction value of the business acquired (greater than $500 million) and the target companies' involvement in the networking and software technology industries. Dain Rauscher Wessels noted that none of the target companies involved in these transactions had a business that was directly comparable to GeoTel.

     The tables below indicate that the ratio of merger value to revenues and the premium of merger value over market price achieved by GeoTel stockholders would be comparable to those realized in the comparable transactions.

Comparison of merger value/revenues:

                                                                  RANGE      MEDIAN
                                                              -------------  ------
Comparable networking merger value/revenues.................  .6x to 16.7x   2.9x
Comparable software merger value/revenues...................  .4x to 338.7x  4.0x
GEOTEL MERGER VALUE/REVENUES................................                 44.0X

Comparison of premium of merger value per share over market price of the target company's stock:

                           ONE MONTH PRIOR TO         ONE WEEK PRIOR TO         ONE DAY PRIOR TO
                              ANNOUNCEMENT              ANNOUNCEMENT              ANNOUNCEMENT
                         -----------------------   -----------------------   -----------------------
                             RANGE        MEDIAN       RANGE        MEDIAN       RANGE        MEDIAN
                         --------------   ------   --------------   ------   --------------   ------
Networking
  transactions.........   .4 to 98.7%     49.7%    13.2 to 111.9%   37.4%     -.3 to 81.6%    24.6%
Software
  transactions.........  -3.6 to 250.9%   52.1%    3.8 to 188.9%    32.6%    5.0 to 196.2%    28.5%

                                      ONE MONTH PRIOR TO    ONE WEEK PRIOR TO    ONE DAY PRIOR TO
                                         ANNOUNCEMENT         ANNOUNCEMENT         ANNOUNCEMENT
                                      ------------------    -----------------    ----------------
GeoTel transaction..................     42.1%                 33.5%               36.7%

     Discounted Cash Flow Analysis. Dain Rauscher Wessels estimated present values of GeoTel using a discounted cash flow analysis based on financial data and estimates provided by GeoTel's management. Dain Rauscher Wessels calculated present values of projected operating cash flows after net changes to working capital over the period between December 31, 1999 and December 31, 2003. Dain Rauscher Wessels then calculated terminal values by applying multiples, ranging from 27.4x to 35.4x, to GeoTel's estimated earnings before interest and taxes ("EBIT") for 2003. GeoTel's cash flow streams and terminal values were then discounted to present value using discount rates ranging from 15.4% to 25.4%, chosen to reflect different assumptions regarding GeoTel's cost of capital. Dain Rauscher Wessels utilized a range of discount rates it believed appropriate for a company with performance, technological, manufacturing and operational risks similar to GeoTel. Based on this discounted cash flow analysis, GeoTel had a range of implied equity values of between $1.345 billion and $2.538 billion, or between $41.13 and $77.61 per share of common stock. The value to be received by GeoTel stockholders in the merger, based on Cisco's closing stock price on April 12, 1999, is $60.50 per share.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or the summary set forth above, without considering the analyses as whole, could create an incomplete or misleading view of the processes underlying Dain Rauscher Wessels' opinion. In arriving at its fairness determination, Dain Rauscher Wessels considered the results of all the analyses it performed. In view of the wide variety of factors considered in its evaluation of the fairness of the merger consideration, Dain Rauscher Wessels did not find it practicable to assign relative weights to the factors considered in reaching its opinion. No company or transaction used in the above analyses as a comparison is identical to GeoTel or Cisco or the proposed merger. Dain Rauscher Wessels' analyses were prepared solely for purposes of providing its opinion to the GeoTel board of directors as to the fairness of the merger consideration to GeoTel stockholders. Dain Rauscher Wessels' analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested or assumed by such analyses. As described above, Dain Rauscher Wessels' opinion to the GeoTel board of directors was one of many factors taken into consideration by the GeoTel board of directors in making its determination to approve the merger agreement.

     Dain Rauscher Wessels is a nationally recognized investment banking firm, and it is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations of corporations. Dain Rauscher Wessels is familiar with GeoTel, having acted as a managing underwriter of the initial public offering of GeoTel common stock in 1996. GeoTel selected Dain Rauscher Wessels to render the fairness opinion based on Dain Rauscher Wessels' familiarity with GeoTel, its knowledge of the technology industry and its experience in mergers and acquisitions and securities valuation.

     In the ordinary course of its business, Dain Rauscher Wessels acts as a market maker and broker in the publicly traded securities of GeoTel and Cisco, receives customary compensation for such activities, and also provides research coverage of GeoTel and Cisco. In the ordinary course of its business, Dain Rauscher Wessels also actively trades for its own account and for the accounts of its customers in the publicly traded securities of GeoTel and Cisco and, accordingly, may at any time hold a long or short position in these securities. On occasion, these positions may be material either in size or relative to the volume of trading activity.

     GeoTel engaged Dain Rauscher Wessels pursuant to an engagement letter, dated March 12, 1999. Under the terms of this engagement letter, GeoTel paid Dain Rauscher Wessels a nonrefundable opinion fee of $400,000 upon the rendering of the Dain Rauscher Wessels opinion. Payment of the opinion fee to Dain Rauscher Wessels was not contingent upon the closing of the merger. In addition, pursuant to the Dain Rauscher Wessels engagement letter, GeoTel has agreed to pay Dain Rauscher Wessels, upon the closing of the merger, an estimated $8,000,000 transaction fee. The opinion fee will be credited against the transaction fee. Payment of the transaction fee is contingent upon the closing of the merger. GeoTel has also agreed to reimburse Dain Rauscher Wessels for its reasonable out-of-pocket expenses and to indemnify Dain Rauscher Wessels against certain liabilities relating to or arising out of services performed by Dain Rauscher Wessels in connection with the merger. Dain Rauscher Wessels and GeoTel negotiated the terms of the engagement letter at arm's length. Dain Rauscher Wessels and GeoTel believe the terms of the engagement letter are customary for transactions of this nature, and the GeoTel board of directors was aware of Dain Rauscher Wessels' fee arrangement at the time it approved the merger agreement.

COMPLETION AND EFFECTIVENESS OF THE MERGER

     The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including adoption of the merger agreement by the stockholders of GeoTel. The merger will become effective upon the filing of a certificate of merger with the State of Delaware.

     We are working towards completing the merger as quickly as possible. We hope to complete the merger by the end of June 1999. Because the merger is subject to government approvals, however, we cannot predict the exact timing.

STRUCTURE OF THE MERGER AND CONVERSION OF GEOTEL COMMON STOCK

     In accordance with the merger agreement and Delaware law, Geronimo Merger Corp., a newly-formed, wholly-owned subsidiary of Cisco, will be merged with and into GeoTel. As a result of the merger, the separate corporate existence of Geronimo will cease and GeoTel will survive the merger as a wholly-owned subsidiary of Cisco.

     Upon completion of the merger, each outstanding share of GeoTel common stock, other than shares held by Cisco and its subsidiaries, will be canceled and converted into the right to receive 0.5138 shares of Cisco common stock, prior to adjustment for Cisco's two-for-one stock split which will be effected on June 21, 1999. Giving effect to Cisco's two-for-one stock split, each share of your GeoTel common stock will be exchanged for 1.0276 shares of Cisco common stock. A corresponding right to purchase shares of Cisco Series A Junior Participating Preferred Stock, no par value, pursuant to the Cisco Rights Agreement dated as of June 10, 1998 between Cisco and Bank Boston, N.A. will accompany each share of Cisco common stock. The number of shares of Cisco common stock issuable in the merger will be proportionately adjusted for any additional future stock split, stock dividend or similar event with respect to GeoTel common stock or Cisco common stock effected between the date of the merger agreement and the completion of the merger.

     No fractional shares of Cisco common stock will be issued in connection with the merger. Instead you will receive an amount of cash, in lieu of a fraction of a share of Cisco common stock equal to the product of such fraction multiplied by the closing price for a share of Cisco common stock on the Nasdaq National Market on the last full trading day prior to the Effective Time.

EXCHANGE OF GEOTEL STOCK CERTIFICATES FOR CISCO STOCK CERTIFICATES

     When the merger is completed, the exchange agent will mail to you a letter of transmittal and instructions for use in surrendering your GeoTel stock certificates in exchange for Cisco stock certificates. When you deliver your GeoTel stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your GeoTel stock certificates will be cancelled and you will receive Cisco stock certificates representing the number of full shares of Cisco common stock to which you are entitled under the merger agreement (and cash in lieu of fractional shares).

               YOU SHOULD NOT SUBMIT YOUR STOCK CERTIFICATES FOR
         EXCHANGE UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL AND
                        INSTRUCTIONS REFERRED TO ABOVE.

     You are not entitled to receive any dividends or other distributions on Cisco common stock with a record date after the merger is completed until you have surrendered your GeoTel stock certificates in exchange for Cisco stock certificates.

     If there is any dividend or other distribution on Cisco common stock with a record date after the merger and a payment date prior to the date you surrender your GeoTel stock certificates in exchange for Cisco stock certificates, you will receive it with respect to the whole shares of Cisco common stock issued to you promptly after they are issued. If there is any dividend or other distribution on Cisco common stock with a record date after the merger and a payment date after the date you surrender your GeoTel stock certificates in exchange for Cisco stock certificates, you will receive it with respect to the whole shares of Cisco common stock issued to you promptly after the payment date.

     Cisco will only issue a Cisco stock certificate or a check in lieu of a fractional share in a name other than the name in which a surrendered GeoTel stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

THE MERGER AGREEMENT

  Representations and Warranties

     We each made a number of representations and warranties in the merger agreement regarding authority to enter into the merger agreement, and to consummate the other transactions contemplated by the merger agreement and with regard to aspects of our business, financial condition, structure and other facts pertinent to the merger.

     The representations given by GeoTel cover the following topics as they relate to GeoTel and its subsidiaries:

     - GeoTel's organization, qualification to do business and power;

     - GeoTel's capitalization;

     - authorization of the merger and the transaction agreements by GeoTel;

     - GeoTel's filings and reports with the Securities and Exchange Commission;

     - GeoTel's financial statements;

     - changes in GeoTel's business since December 31, 1998;

     - GeoTel's undisclosed liabilities;

     - litigation involving GeoTel;

     - restrictions on GeoTel's business;

     - the possession of and compliance with permits required to conduct GeoTel's business;

     - GeoTel's title to the properties it owns and leases;

     - intellectual property used and owned by GeoTel;

     - environmental laws that apply to GeoTel;

     - GeoTel's taxes;

     - GeoTel's employee benefit plans;

     - the effect of the merger on obligations of GeoTel;

     - matters relating to GeoTel's employees;

     - GeoTel's transactions with interested parties;

     - GeoTel's insurance;

     - GeoTel's compliance with applicable laws;

     - GeoTel's financial advisors;

     - information supplied by GeoTel in this proxy statement/prospectus and the related registration statement of Cisco;

     - the vote required of the GeoTel stockholders to approve the merger;

     - authorization and recommendation by the GeoTel board of directors of the merger;

     - the inapplicability of state anti-takeover statutes to the merger;

     - GeoTel's compliance with export control laws;

     - the effect of the Year 2000 on GeoTel's business and products;

     - the treatment of the merger as a pooling of interests and a tax-free reorganization; and

     - authorization and recommendation by the GeoTel board of directors.

     The representations given by Cisco and Geronimo Merger Corp. cover the following topics as they relate to Cisco, Geronimo Merger Corp. and their respective subsidiaries:

     - organization, qualification to do business and power of Cisco and Geronimo Merger Corp.;

     - capitalization of Cisco and Geronimo Merger Corp.;

     - authorization of the merger by Cisco and Geronimo Merger Corp.;

     - Cisco's filings and reports with the Securities and Exchange Commission;

     - Cisco's financial statements;

     - Cisco's undisclosed liabilities;

     - litigation involving Cisco;

     - information supplied by Cisco and Geronimo Merger Corp. in this proxy statement/prospectus and the related registration statement of Cisco;

     - the inapplicability of a vote of Cisco's shareholders; and

     - the treatment of the merger as a pooling of interests and a tax-free reorganization.

     The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the articles in the merger agreement entitled "Representations and Warranties of Company" and "Representations and Warranties of Parent and Geronimo."

  GeoTel's Conduct of Business before Completion of the Merger

     GeoTel agreed that until the completion of the merger or unless Cisco consents in writing, GeoTel and its subsidiaries will pay its taxes and will operate its businesses in the same manner as past practices and in good faith with the goal of:

     - preserving intact its assets and current business organizations;

     - keeping available the services of if its current officers and employees; and

     - maintaining its material contracts and preserving its relationships with:

        - customers;

        - suppliers;

        - distributors;

        - licensors; and

        - licensees and others having business dealings with them.

     GeoTel also agreed to promptly notify Cisco of any event which would harm its or its subsidiaries' business or of any occurrence not in the usual course of business. GeoTel also agreed that until the completion of the merger or unless Cisco consents in writing, GeoTel and its subsidiaries will conduct their business in compliance with specific restrictions relating to the following:

     - modification of GeoTel's certificate of incorporation or bylaws;

     - the issuance of dividends or other distributions;

     - the modification of any stock options;

     - entrance into or modification of material contracts;

     - the issuance and redemption of securities, except for limited grants of stock options under GeoTel's stock option plans;

     - the transfer of GeoTel's intellectual property;

     - the granting of exclusive rights to its products or technology;

     - the disposition of any properties or assets that are material to GeoTel's business other than in the ordinary course;

     - the incurrence of indebtedness other than in the ordinary course;

     - entrance into operating leases;

     - the payment of obligations over a specified amount and other than in the ordinary course;

     - capital expenditures over a specified amount and other than in the ordinary course;

     - insurance;

     - the waiver or termination of any right of value to GeoTel;

     - employees and employee benefits;

     - severance arrangements;

     - commencement of any lawsuit;

     - the acquisition of assets or other entities;

     - tax elections and liabilities other than in the ordinary course;

     - notices;

     - the revaluation of GeoTel's assets other than in the ordinary course;

     - accounting policies and procedures; and

     - GeoTel's Year 2000 compliance plan.

     The agreements related to the conduct of GeoTel's business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the article in the merger agreement entitled "Conduct Prior to the Effective Time."

  No Solicitation of Transactions

     Until the merger is completed or the merger agreement is terminated, GeoTel has agreed not to directly or indirectly take any of the following actions:

     - solicit, initiate, encourage or agree to any takeover proposal or

     - engage in negotiations with, or disclose any nonpublic information relating to GeoTel or any of its subsidiaries to, or afford access to the properties, books or records of GeoTel or any of its subsidiaries to, any person that has advised GeoTel that it may be considering making, or that has made, a takeover proposal.

     However, GeoTel's board of directors is not prohibited from taking and disclosing to GeoTel's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Additionally, GeoTel's board of directors is not prohibited from providing a copy of the non-solicitation provision of the merger agreement to any third party.

     GeoTel has agreed to provide Cisco with detailed information about any takeover proposal it receives.

     However, GeoTel may engage in any of these acts otherwise prohibited, other than solicitation, initiation or encouragement of any takeover proposal, if:

     - GeoTel's board of directors believes in good faith that a particular proposal concerning an extraordinary transaction of the nature specified in the merger agreement, such as a merger or a sale of significant assets will result in a transaction more favorable than the merger to the GeoTel stockholders from a financial point of view, and

     - GeoTel's board of directors determines in good faith after advice from outside legal counsel that the failure to engage in the prohibited negotiations or discussions or provide non-public information is inconsistent with the fiduciary duties of the board under applicable law.

     A takeover proposal is:

     - any offer or proposal for a merger or other business combination involving GeoTel, or

     - the acquisition of 20% or more of the outstanding shares of capital stock of GeoTel or any of its subsidiaries, or

     - the sale or transfer of any significant portion of the assets of GeoTel or any of its subsidiaries, other than the merger.

  Conditions to the Merger

     Our respective obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

     - the merger agreement must be approved by the holders of a majority of the outstanding shares of GeoTel common stock;

     - no law, regulation or order must be enacted or issued which has the effect of making the merger illegal or otherwise prohibiting completion of the merger;

     - the applicable waiting period under U.S. antitrust laws must expire or be terminated;

     - the application with the Nasdaq National Market for the listing of the shares of Cisco common stock to be issued in the merger must be filed; and

     - Cisco and GeoTel must be advised in writing by PricewaterhouseCoopers LLP that they concur with Cisco and GeoTel that the transactions contemplated by the merger agreement, if completed, can properly be accounted for as a pooling of interests business combination in accordance with generally accepted accounting principles and the criteria of Accounting Principles Board Opinion No. 16 and the rules and regulations of the Securities and Exchange Commission.

     GeoTel's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - Cisco's and Geronimo Merger Corp.'s representations and warranties must be true and correct when made and as of the closing of the merger;

     - Cisco and Geronimo Merger Corp. shall have complied in all material respects with all covenants, obligations and conditions of the merger agreement required to be performed and complied with by them;

     - GeoTel shall have been provided with a certificate executed on behalf of Cisco that all representations are true and correct and that all obligations have been complied with; and

     - GeoTel shall have received the opinion of its tax counsel, Testa, Hurwitz & Thibeault, LLP to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     Cisco's and Geronimo Merger Corp.'s obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - GeoTel's representations and warranties must be true and correct when made and as of the closing of the merger;

     - GeoTel shall have complied in all material respects with all covenants, obligations and conditions of the merger agreement required to be performed and complied with by it;

     - Cisco shall have been provided with a certificate executed on behalf of GeoTel that all representations are true and correct and that all obligations have been complied with;

     - no injunctions or restraints shall have been imposed preventing Cisco's conduct or operation of GeoTel's business following the merger;

     - certain employees of GeoTel shall have entered into employment and non-competition agreements with Cisco; and

     - Cisco shall have received the opinion of its tax counsel, Brobeck, Phleger & Harrison LLP to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

  Termination of the Merger Agreement

     At any time prior to the completion of the merger, the merger agreement may be terminated:

     - by mutual written consent of Cisco and GeoTel.

     - by either Cisco or GeoTel, if:

          - without fault of the terminating party, the closing shall not have occurred on or before September 30, 1999 or a later date which is agreed upon in writing by Cisco and GeoTel. However, the final date may be extended to December 31, 1999 if the only reason the closing has not occurred by September 30, 1999 is the failure of the registration statement to be declared effective or the applicable waiting period under the Hart-Scott-Rodino Act has not expired or terminated;

          - any permanent injunction or other order of a court or other competent authority preventing the consummation of the merger shall have become final and nonappealable; or

         - if any required approval of the stockholders of GeoTel shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof.

     - by Cisco, if:

         - GeoTel shall have breached any of its representations, warranties or obligations and such breach shall not have been cured within five business days of receipt by GeoTel of written notice of such breach;

         - the board of directors of GeoTel shall have withdrawn or modified its recommendation of the merger agreement or the merger in a manner adverse to Cisco or shall have resolved to do any of the foregoing;

         - GeoTel shall have solicited, initiated, encouraged or agreed to any takeover proposal or engaged in any negotiations with, or disclosed any nonpublic information relating to GeoTel or any of its subsidiaries, or afforded access to the properties, books or records of GeoTel to any person that has advised GeoTel that it may be considering making, or that has made, a takeover proposal;

         - the GeoTel board of directors shall have recommended, endorsed, accepted or agreed to a takeover proposal or has resolved to do so;

         - for any reason GeoTel fails to call the special meeting by September 10, 1999 or December 10, 1999 if this proxy statement/prospectus shall not be declared effective by August 31, 1999 under circumstances in which it can be reasonably expected that the final date will be extended because this proxy statement/prospectus shall not be declared effective or the applicable waiting period under the Hart-Scott-Rodino Act shall not be terminated or expired; or

         - if a trigger event (as defined in the merger agreement) or takeover proposal (as defined in the merger agreement) shall have occurred and the board of directors of GeoTel in connection therewith, does not within six business days of such occurrence (or, in the event of a tender offer or exchange offer, 10 business days):

             - reconfirm its approval and recommendation of the merger agreement and the transactions contemplated thereby; and

             - reject such takeover proposal or trigger event.

     - by GeoTel, if Cisco shall breach any of its representations, warranties or obligations and such breach shall not have been cured within five business days following receipt by Cisco of written notice of such breach.

  Payment of Fees and Expenses

     Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring the expense except that expenses incurred in connection with printing the proxy statement/prospectus, registration and filing fees incurred in connection with the proxy statement/prospectus and the listing of additional shares and fees, costs and expenses, associated with compliance with applicable state securities laws in connection with the merger shall be shared equally.

     In the event that the merger agreement is terminated because:

     - a trigger event or takeover proposal shall have occurred and the board of directors of GeoTel does not within six business days of such occurrence (or, in the event of a tender or exchange offer, 10 business days) reconfirm its approval and recommendation of the merger agreement and the transactions contemplated thereby, and reject such takeover proposal or trigger event;

     - GeoTel through its, or otherwise by its, officers, directors or advisors or any person authorized by such persons, solicits, initiates, encourages or agrees to a takeover proposal or engages in any negotiations with, or discloses any nonpublic information relating to GeoTel or any of its subsidiaries, or affords access to the properties, books or records of GeoTel to any person that has advised GeoTel that it may be considering making, or that it has made, a takeover proposal in violation of the non-solicitation provisions contained in the merger agreement;

     - the board of directors of GeoTel shall have recommended, endorsed, accepted or agreed to a takeover proposal or shall have resolved to do so and at the time of such action there shall not exist circumstances giving rise to a material adverse effect on Cisco;

     - the board of directors of GeoTel shall have withdrawn or modified its recommendation of the reorganization agreement or the reorganization agreement or the merger in a manner adverse to Cisco or shall have resolved to do any of the foregoing and prior to such event a trigger event or takeover proposal that had not been rejected by GeoTel or withdrawn shall have occurred and at the time of such action there does not exist circumstances giving rise to a material adverse effect on Cisco;

     - any required approval of the stockholders of GeoTel shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders and prior to the meeting there was a takeover proposal which was not rejected by GeoTel and prior to such event a trigger event or takeover proposal that had not been rejected by GeoTel or withdrawn shall have occurred and at the time of such action there does not exist circumstances giving rise to a material adverse effect on Cisco;

     - GeoTel has breached its representations, warranties or obligations under the reorganization agreement, GeoTel has failed to timely call its stockholders' meeting or the merger shall not have been timely consummated and prior to such event a trigger event or takeover proposal that has not been rejected by GeoTel or withdrawn shall have occurred;

then GeoTel will pay Cisco the termination fee of $55,000,000 if Cisco terminates the merger agreement within five days of the event giving rise to the right to terminate the merger agreement. In addition, GeoTel has agreed that under certain circumstances it shall pay Cisco's out-of-pocket costs and expenses upon termination of the merger agreement and in the event any takeover proposal or trigger event is consummated within 9 or 12 months (depending on the persons making such takeover proposal or trigger event) of the later of the termination of the merger agreement or payment of Cisco's fees and expenses, GeoTel will pay the additional sum of $55,000,000 less any expenses previously paid by GeoTel to Cisco.

  Extension, Waiver and Amendment of the Merger Agreement

     We may amend the merger agreement before completion of the merger. However, after the GeoTel stockholders adopt the merger agreement, no change will be made:

     - to the number of shares of Cisco common stock for which GeoTel common stock will be converted;

     - to any term of the certificate of incorporation of GeoTel to be effected by the merger; or

     - to any of the terms and conditions of the merger agreement if such change would harm the holders of Cisco common stock or Merger Sub common stock.

     Either of us may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

RELATED AGREEMENTS

  Stockholder Agreement

     In connection with the merger, Gary J. Bowen, Alexander V. d'Arbeloff, Gardner C. Hendrie, W. Michael Humphreys, Timothy J. Allen, G. Wayne Andrews, Jane E. Eisenberg, Judith A. Kelly, John D. McMahon, John C. Thibault, Louis J. Volpe and Steven H. Webber have entered into a stockholder agreement with Cisco. The terms of the stockholder agreement provide (i) that the stockholders will not transfer or sell any shares of GeoTel common stock beneficially owned by them, or any new shares of GeoTel stock they may acquire, at any time prior to the earlier of the effective time of the merger and the termination of the merger agreement (unless the person to whom the shares are sold agrees to be bound by the stockholder agreement), and (ii) that the stockholders will vote all shares of GeoTel common stock beneficially owned by them in favor of the approval of the merger agreement. As of May 7, 1999, the GeoTel stockholders who entered into the stockholder agreement collectively held approximately 1,794,564 shares of GeoTel common stock which represented approximately 7% of the outstanding GeoTel common stock. None of the stockholders who are parties to the stockholder agreement was paid additional consideration in connection with the stockholder agreement.

Employment and Non-Competition Agreements

     Cisco has entered into employment and non-competition agreements with certain employees of GeoTel (including John C. Thibault, G. Wayne Andrews, Steven H. Webber, Timothy J. Allen, Judith A. Kelly, John D. McMahon and Jane E. Eisenberg). The employment and non-competition agreements are contingent upon the occurrence of the closing of the merger and will become effective upon the merger. The employees have agreed to remain with Cisco for a period of 18 months from the closing of the merger unless Cisco terminates them earlier. If the employee's employment is terminated without cause or if the employee resigns from employment for good cause prior to the 18-month period, then Cisco will continue to pay the employee's base salary for a certain period as a severance payment and will reimburse the employee for COBRA medical benefits for a certain period. If the employee resigns without good cause or the employment is terminated for cause prior to the 18-month period, then the employee will be paid all salary and benefits through the date of termination of employment, but nothing else.

     The employment and non-competition agreements require that the employee will not (i) participate or engage in the design, development, manufacture, production, marketing, sale or servicing of any product, or the provision of any service, that directly relates to the business of Cisco or (ii) permit the employee's name to be used in connection with a business which is competitive or substantially similar to the business of Cisco, in each case for a certain period after the merger.

     Cisco has also agreed that, after the merger, Cisco will indemnify each officer and director of GeoTel serving as such on the date of the merger agreement as provided in the Delaware General Corporation Law, the GeoTel restated certificate of incorporation and the GeoTel amended and restated bylaws, and existing indemnification agreements between GeoTel and such officers and directors. Please also see the section entitled "Indemnification and Insurance" on page 39 of this proxy statement/prospectus.

  Stock Option Agreement

     Cisco required GeoTel to enter into the stock option agreement as a prerequisite to entering into the merger agreement. The stock option agreement grants Cisco the option to buy up to 3,000,000 shares of GeoTel common stock, constituting approximately 11% of the outstanding shares of GeoTel common stock as of May 7, 1999, at an exercise price, payable in cash, of $60.50 per share.

     The option is intended to increase the likelihood that the merger will be completed. Consequently, aspects of the stock option agreement may have the effect of discouraging persons who might now or at any time be interested in acquiring all or a significant interest in GeoTel or its assets before completion of the merger.

     The stock option agreement is exercisable by Cisco, in whole or in part, at any time or from time to time after the occurrence of an event occurs which would permit termination of the merger agreement and require payment to Cisco of the $55 million termination fee or immediately prior to an extraordinary transaction of the nature specified in the merger agreement which obligates GeoTel to pay the termination fee. The Cisco option will terminate upon the earlier of: (i) the effective time of the merger; (ii) the termination of the merger agreement pursuant to its terms, other than a termination in connection with which Cisco is entitled to the payment of the termination fee or expense reimbursement; or (iii) 180 days following any termination of the merger agreement in connection with which Cisco is entitled to the payment of the $55 million termination fee, or, if at the expiration of such 180-day period, the Cisco option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal. The Cisco option may not, however, be exercised if Cisco is in material breach of any of its representations, warranties, covenants or agreements contained in the stock option agreement or in the merger agreement.

     Under the terms of the stock option agreement, at any time during which the Cisco option is exercisable, or the repurchase period, Cisco has the right to require GeoTel, or any successor entity thereof, to repurchase from Cisco all or any part of the Cisco option, to the extent not previously exercised (the Cisco
Put) and GeoTel has the right to require Cisco, or any successor entity thereof, to sell to GeoTel all or any part of the Cisco option, to the extent not previously exercised (the GeoTel Call), at the price set forth in subparagraph
(a) below. Also, at any time during which the Cisco option is exercisable, Cisco has the right to require GeoTel, or any successor entity thereof, to repurchase from Cisco (the Cisco Put) and GeoTel has the right to require Cisco, or any successor entity thereof, to sell to GeoTel all or any part of the Cisco option, to the extent not previously exercised (the GeoTel Call), all or any part of the GeoTel shares purchased by Cisco pursuant to the Cisco option at the price set forth in subparagraph (b) below:

          (a) The difference between the "market/tender offer price" for shares of GeoTel common stock as of the date either party gives notice of its intent to exercise its rights, which is defined as the higher of:

           - the price per share offered as of the notice date pursuant to any tender or exchange offer or other takeover proposal, as defined in the merger agreement, which was made prior to the notice date and not terminated or withdrawn as of the notice date of the exercise of the Cisco Put or the GeoTel Call, as the case may be, or the tender price, or

           - the average of the closing prices of shares of GeoTel common stock on the Nasdaq National Market for the ten trading days immediately preceding the notice date of the exercise of the Cisco Put or the GeoTel Call, as the case may be, and $60.50, multiplied by the number of GeoTel shares purchasable pursuant to the stock option agreement, or portion thereof with respect to which either party can exercise this right under the stock option agreement, but only if the market/tender offer price exceeds $60.50.

          (b) The exercise price paid by Cisco for the GeoTel shares acquired pursuant to the stock option agreement plus the difference between the market/tender offer price and $60.50, but only if the market/tender offer price exceeds $60.50, multiplied by the number of GeoTel shares purchased by Cisco pursuant to the stock option agreement.

     Notwithstanding (a) and (b) above, in no event shall the proceeds payable to Cisco as a result of the Cisco Put or the GeoTel Call exceed the sum of (x) $75 million, plus (y) $60.50 multiplied by the number of GeoTel shares purchased by Cisco pursuant to the stock option agreement minus (z) any amount paid to Cisco by GeoTel as a termination fee pursuant to the merger agreement.

     Subsequent to the termination of the merger agreement, Cisco may, by written notice, request that GeoTel register under the Securities Act all or any part of the shares of GeoTel common stock acquired pursuant to the stock option agreement. GeoTel shall use its best efforts to register the unpurchased registrable shares; provided, however, (a) Cisco shall not be entitled to more than an aggregate of two effective registration statements and (b) GeoTel will not be required to file any registration statement for a certain period of time when (i) GeoTel is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at that time and, after consultation with legal counsel to GeoTel. GeoTel determined that the information would have to be disclosed if a registration statement were filed at that time; (ii) GeoTel is required under the Securities Act to include audited financial statements for any period in the registration statement and such financial statements are not then available for inclusion in the registration statement; or (iii) GeoTel determines, in its reasonable judgment, that the registration would interfere with any financing, acquisition or other material transaction involving GeoTel or any of its affiliates.

OPERATIONS FOLLOWING THE MERGER

     Following the merger, GeoTel will continue its operations as a wholly-owned subsidiary of Cisco. Upon consummation of the merger, the members of GeoTel's Board of Directors will be John T. Chambers and Larry R. Carter. The membership of the Cisco Board of Directors will remain unchanged as a result of the merger. The stockholders of GeoTel will become stockholders of Cisco, and their rights as stockholders will be governed by the Cisco Articles and the Cisco Bylaws and the laws of the State of California.

INDEMNIFICATION AND INSURANCE

     The merger agreement provides that Cisco will, after the completion of the merger, indemnify, defend and hold harmless the present and former officers and directors of GeoTel in respect of acts or omissions occurring on or prior to the completion of the merger, in each case to the fullest extent such corporation is permitted under Delaware law, the GeoTel restated certificate of incorporation or the GeoTel amended and restated bylaws or any indemnification agreement to which GeoTel is a party, in each case as in effect on April 12, 1999.

     The merger agreement also provides that, for five years after the completion of the merger, Cisco will either:

     - at all times maintain at least $50,000,000 in cash, marketable securities and unrestricted lines of credit to be available to indemnify the present and former officers, directors, employees and agents of GeoTel against certain liabilities; or

     - cause GeoTel to use its best efforts to cause to be maintained for the benefit of GeoTel's current directors and officers and other persons covered by GeoTel's current directors' and officers' liability insurance with respect to all matters occurring on or prior to the completion of the merger, directors and officers liability insurance on terms substantially equivalent to the GeoTel directors' and officers' liability insurance policy in effect on the date of the merger agreement.

INTERESTS OF CERTAIN GEOTEL DIRECTORS, OFFICERS AND AFFILIATES IN THE MERGER

     In considering the recommendation of the GeoTel board of directors you should be aware that certain officers and directors of GeoTel have interests in the merger which are different from, or in addition to yours. The GeoTel board of directors was aware of these potential conflicts and considered them.

     As of May 7, 1999, options to purchase a total of 5,691,292 shares of GeoTel common stock, at exercise prices ranging from $0.09 to $55.97 per share and 90,515 shares of unvested restricted common stock were held by an aggregate of 313 GeoTel employees, directors and officers. GeoTel's 1993 Restricted Stock Plan, 1995 Stock Option Plan and the 1998 Non-Executive Employee Stock Option Plan include acceleration of vesting upon a change in control of GeoTel. Under the proposed merger with Cisco, all the restricted common stock and certain options granted under these plans will earn twelve months of vesting acceleration. Assuming the merger occurs on June 23, 1999, options to purchase 1,459,371 shares of GeoTel common stock, at exercise prices ranging from $0.09 to $54.50 per share, and 70,017 shares of restricted common stock will automatically become vested in connection with the merger. As of May 7, 1999, options to purchase a total of 2,079,004 shares of GeoTel common stock, at exercise prices ranging from $0.15 to $27.6875 per share and 26,000 shares of unvested restricted common stock were held by directors and officers of GeoTel. Assuming the merger occurs on June 23, 1999, options to purchase 479,002 shares of GeoTel common stock, at exercise prices ranging from $0.15 to $27.6875 per share, and 22,000 shares of restricted common stock held by officers and directors will automatically become vested in connection with the merger.

     Upon completion of the merger, the vesting under stock options held by all of the officers and directors of GeoTel will accelerate as set forth below:

                                                             OPTIONS
                          NAME                             ACCELERATED
                          ----                             -----------
Gary J. Bowen............................................     15,000
Alexander V. d'Arbeloff..................................      5,000
Gardner C. Hendrie.......................................      5,000
W. Michael Humphreys.....................................      5,000
Timothy J. Allen.........................................     22,500
G. Wayne Andrews.........................................     35,000
Jane E. Eisenberg........................................     75,001
Judith A. Kelly..........................................     25,000
John D. McMahon..........................................    112,501
John C. Thibault.........................................    119,000
Louis J. Volpe...........................................     15,000
Steven H. Webber.........................................     45,000

     Restricted stock grants made by GeoTel under GeoTel's 1993 Restricted Stock Purchase Plan provide for the acceleration of vesting of the restricted stock by twelve months in the event of a change in control of GeoTel, if the holder has a minimum of six months service at the time of the change of control. Approximately 22,000 unvested shares granted to certain officers and directors of GeoTel will vest upon completion of the merger in accordance with these provisions. In this event, the vesting under restricted stock held by an officer and a director of GeoTel will accelerate as set forth below:

                                                        RESTRICTED STOCK
                         NAME                             ACCELERATED
                         ----                           ----------------
Alexander V. d'Arbeloff...............................        3,333
Timothy J. Allen......................................       18,667

     Pursuant to the terms of his Executive Change in Control Agreement, GeoTel is obligated to provide Louis J. Volpe, with the following upon a change in control of GeoTel and the subsequent termination of his employment within twelve months following the change in control:

     - twelve months of his base salary on the termination date; and

     - twelve months of medical benefit plan coverage.

     Pursuant to the terms of his Executive Change in Control Agreement, GeoTel is obligated to provide John J. McCarthy with the following upon a change in control of GeoTel and the subsequent termination of his employment within twelve months following the change in control:

     - six months of his base salary on the termination date; and

     - six months of medical benefits plan coverage.

     In addition, a number of GeoTel employees have entered into employment agreements with Cisco. These employment agreements provide the terms of the employee's employment with Cisco.

     If Cisco terminates the employment of Messrs Thibault, Webber, Allen, Andrews, or McMahon or of Ms. Eisenberg or Ms. Kelly "without cause," or if such individuals otherwise terminate their employment with Cisco for "good cause," within eighteen (18) months after the closing date, then Cisco will provide the following severance benefits: salary continuation and reimbursement of COBRA
premiums for a period of time ranging from six months to one year.          .

     For purposes of these severance benefits, "without cause" shall mean the individual's termination for any reason other than: (i) failure to perform the duties of his or her position after receipt of a written warning and a period of not less than sixty (60) days in which to cure, (ii) gross misconduct, (iii) conviction of a felony, (iv) any act of fraud against, or the misappropriation of property belonging to Cisco, or (v) material breach of the employment agreement or any confidentiality or proprietary information agreement with Cisco.

     For purposes of this section a resignation for "good cause" shall mean a resignation within thirty (30) days after; (i) any reduction in base salary unless such reduction is pursuant to Cisco's compensation policies generally, or
(ii) relocation of the individual's principal place of employment by more than fifty miles from the individual's current office.

     Cisco has entered into employment and non-competition agreements with certain GeoTel executive officers and employees in positions comparable to such employee's current position with GeoTel, as the case may be. These agreements generally provide that if the employment of the employees were terminated by Cisco without cause or if the employee were to resign with good cause, then Cisco would continue the employee's base salary for a certain period as a severance payment. For more information relating to these agreements, please see the section called "Employment and Non-Competition Agreements" under the caption "Related Agreements" on page 37 of this proxy statement/prospectus.

     The merger agreement provides that Cisco will, from and after the effective time, and will cause GeoTel to indemnify the present and former officers, directors and employees and agents of GeoTel in respect of acts or omissions occurring on or prior to the effective time, in each case to the full extent such corporation is permitted under Delaware law, the GeoTel restated certificate of incorporation or the GeoTel amended and restated bylaws or any indemnification agreement to which GeoTel is a party, in each case as in effect on the date of the merger agreement.

REGULATORY MATTERS

     The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 which prevents some transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting periods end or expire. We believe that we have substantially complied with all requests for information from the Department of Justice and the Federal Trade Commission and we expect that the applicable waiting periods will expire at 5:00 p.m. on May 21, 1999. The requirements of Hart-Scott-Rodino will be satisfied if the merger is completed within one year from the termination of the waiting period.

     However, the Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the

Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period expired or ended, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.

     Neither of us is aware of any other material governmental or regulatory approval required for completion of the merger, other than compliance with applicable corporate law of Delaware.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion describes the material federal income tax considerations relevant to the exchange of shares of GeoTel common stock for Cisco common stock pursuant to the merger that are generally applicable to holders of GeoTel common stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, existing and proposed treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to GeoTel's stockholders as described herein.

     GeoTel stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular GeoTel stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Internal Revenue Code, who are foreign persons, who do not hold their GeoTel common stock as capital assets, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not any such transactions are undertaken in connection with the merger), including without limitation any transaction in which shares of GeoTel common stock are acquired or shares of Cisco common stock are disposed of, or the tax consequences of the assumption by Cisco of the GeoTel Options or the tax consequences of the receipt of rights to acquire Cisco common stock. Accordingly, GEOTEL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

     The merger is intended to constitute a reorganization within the meaning of the Internal Revenue Code. Provided that the merger does so qualify as a reorganization, then, subject to the limitations and qualifications referred to herein, the merger will generally result in the following federal income tax consequences to the GeoTel stockholders:

          (a) No gain or loss will be recognized by holders of GeoTel common stock solely upon their receipt of Cisco common stock in exchange for GeoTel common stock in the merger (except to the extent of cash received in lieu of a fractional share of Cisco common stock).

          (b) The aggregate tax basis of the Cisco common stock received by GeoTel stockholders in the merger (reduced by any tax basis attributable to fractional shares deemed to be disposed of) will be the same as the aggregate tax basis of the GeoTel common stock surrendered in exchange therefor.

          (c) The holding period of the Cisco common stock received by each GeoTel stockholder in the merger will include the period for which the GeoTel common stock surrendered in exchange therefor was considered to be held, provided that the GeoTel common stock so surrendered is held as a capital asset at the time of the merger.

          (d) Cash payments received by holders of GeoTel common stock in lieu of a fractional share will be treated as if such fractional share of Cisco common stock had been issued in the merger and then redeemed by Cisco. A GeoTel stockholder receiving such cash will recognize gain or loss, upon

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

     such payment, measured by the difference, if any, between the amount of cash received and the basis in such fractional share.

     The parties are not requesting and will not request a ruling from the Internal Revenue Service as to the tax consequences of the merger. The consummation of the merger is conditioned on the receipt by Cisco of an opinion from Brobeck, Phleger & Harrison LLP and the receipt by GeoTel of an opinion from Testa, Hurwitz & Thibeault, LLP to the effect that the merger will constitute a reorganization within the meaning of the Internal Revenue Code. GeoTel stockholders should be aware that the tax opinions do not bind the Internal Revenue Service and the Internal Revenue Service is therefore not precluded from successfully asserting a contrary opinion. The tax opinions will be subject to certain assumptions and qualifications, including but not limited to the truth and accuracy of certain representations made by Cisco, GeoTel and Geronimo Merger Corp.

     A successful Internal Revenue Service challenge to the reorganization status of the merger would result in GeoTel stockholders recognizing taxable gain or loss with respect to each share of common stock of GeoTel surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the effective time, of the Cisco common stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Cisco common stock so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the merger.

ACCOUNTING TREATMENT

     We intend to account for the merger as a pooling of interests business combination. It is a condition to completion of the merger that Cisco be advised by PricewaterhouseCoopers LLP that the transactions contemplated by the merger agreement can properly be accounted for as a pooling of interests business combination, although this condition may be waived by Cisco. Under the pooling of interests method of accounting, each of our historical recorded assets and liabilities will be carried forward to the combined company at their recorded amounts. In addition, the operating results of the combined company will include our operating results for the entire fiscal year in which the merger is completed and our historical reported operating results for prior periods will be combined and restated as the operating results of the combined company.

NO APPRAISAL RIGHTS

     You are not entitled to exercise dissenter's or appraisal rights as a result of the merger or to demand payment for your shares under Delaware law.

RESTRICTIONS ON SALE OF SHARES BY AFFILIATES OF GEOTEL AND CISCO

     The shares of Cisco common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares of Cisco common stock issued to any person who is deemed to be an affiliate of either of us at the time of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either of us and may include some of our officers and directors, as well as our principal stockholders. Affiliates may not sell their shares of Cisco common stock acquired in connection with the merger except pursuant to:

     - an effective registration statement under the Securities Act covering the resale of those shares;

     - an exemption under paragraph (d) of Rule 145 under the Securities Act;
       and

     - an other applicable exemption under the Securities Act.

Cisco's registration statement on Form S-4, of which this proxy statement/prospectus forms a part, does not cover the resale of shares of Cisco common stock to be received by affiliates in the merger.

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

                      COMPARISON OF RIGHTS OF STOCKHOLDERS
                              OF CISCO AND GEOTEL

     This section of the proxy statement/prospectus describes certain differences between the rights of holders of GeoTel common stock and Cisco common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the differences between being a stockholder of GeoTel and being a shareholder of Cisco.

     As a stockholder of GeoTel, your rights are governed by GeoTel's restated certificate of incorporation, as currently in effect, and GeoTel's amended and restated bylaws. After completion of the merger, you will become a shareholder of Cisco. As a Cisco shareholder, your rights will be governed by Cisco's articles of incorporation and Cisco's bylaws. In addition, Cisco is incorporated in California while GeoTel is incorporated in Delaware. Although the rights and privileges of stockholders of a Delaware corporation are in many instances comparable to those of shareholders of a California corporation, there are also differences.

VOTE REQUIRED FOR EXTRAORDINARY TRANSACTIONS

     The California law requires that the principal terms of a merger be approved by the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon, except that, unless required by its articles of incorporation, no authorizing shareholder vote is required of a corporation surviving a merger if the shareholders of such corporation shall own, immediately after the merger, more than five-sixths of the voting power of the surviving corporation. The Cisco articles do not require a greater percentage vote. The California law further requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon if (a) the surviving corporation's articles of incorporation will be amended and would otherwise require shareholder approval or (b) shareholders of such corporation will receive shares of the surviving corporation having different rights, preferences, privileges or restrictions (including shares in a foreign corporation) than the shares surrendered. Shareholder approval is not required under the California law for mergers or consolidations in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.

     The Delaware law requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon to authorize any merger or consolidation of a corporation, except that, unless required by its certificate of incorporation, no authorizing stockholder vote is required of a corporation surviving a merger if (a) such corporation's certificate of incorporation is not amended in any respect by the merger; (b) each share of stock of such corporation outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and (c) the number of shares to be issued in the merger does not exceed 20% of such corporation's outstanding common stock immediately prior to the effective date of the merger. The GeoTel certificate does not require a greater percentage vote for such actions. Shareholder approval is also not required under the Delaware law for mergers or consolidations in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.

DIRECTOR NOMINATIONS

     The GeoTel bylaws require advance notice of director nominations. Such notice must contain all information regarding each nominee which would be required to be set forth in a definitive proxy statement filed with the Securities and Exchange Commission pursuant to Section 14 of the Exchange Act and must be delivered by written notice to the Secretary of GeoTel. In the case of an election to be held at an annual meeting of stockholders or a special meeting in lieu of the annual meeting, such notice shall be given 60 days prior to the date of the annual meeting set forth in the bylaws or the date of such special meeting. In the case of a special meeting of stockholders not in lieu of an annual meeting, such notice shall be given by the tenth business day following the date notice of such meeting was given to stockholders. The Cisco bylaws require advance notice of director nominations.

AMENDMENT TO GOVERNING DOCUMENTS

     Unless otherwise specified in a California corporation's articles of incorporation, an amendment to the articles of incorporation requires the approval of the corporation's board of directors and the affirmative vote of a majority of the outstanding shares entitled to vote thereon, either before or after the board approval, although certain minor amendments may be adopted by the board alone such as amendments causing stock splits (including an increase in the authorized number of shares in proportion thereto) and amendments changing names and addresses given in the articles. The Cisco articles do not require a greater level of approval for an amendment thereto. Under the California law, the holders of the outstanding shares of a class are entitled to vote as a class if a proposed amendment to the articles of incorporation would
(i) increase or decrease the aggregate number of authorized shares of such class; (ii) effect an exchange, reclassification or cancellation of all or part of the shares of such class, other than a stock split; (iii) effect an exchange, or create a right of exchange, of all or part of the shares of another class into the shares of such class; (iv) change the rights, preferences, privileges or restrictions of the shares of such class; (v) create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares having rights, preference or privileges prior to the shares of such class; (vi) in the case of preferred shares, divide the shares of any class into series having different rights, preferences, privileges or restrictions or authorize the board of directors to do so; or (vii) cancel or otherwise affect dividends on the shares of such class which have accrued but have not been paid. Under the California law, a corporation's bylaws may be adopted, amended or repealed either by the board of directors or the shareholders of the corporation. The Cisco bylaws provide that the Cisco bylaws may be adopted, amended or repealed either by the vote of the holders of a majority of the outstanding shares entitled to vote or by the board of directors; provided, however, that the Cisco board of directors may not amend the Cisco bylaws in order to change the authorized number of directors (except to alter the authorized number of directors within the existing range of a minimum of seven and a maximum of thirteen directors).

     The Delaware law requires a vote of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock of each class entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation. Further, the Delaware law states that if an amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of shares of such class or alter or change the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, the class or series shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. The Delaware law also states that the power to adopt, amend or repeal the bylaws of a corporation shall be in the stockholders entitled to vote, provided that the corporation in its certificate of incorporation may confer such power on the board of directors in addition to the stockholders. The GeoTel certificate expressly authorizes the board of directors to adopt, amend or repeal the GeoTel bylaws.

APPRAISAL RIGHTS

     Under the Delaware law, holders of shares of any class or series, who neither vote in favor of the merger or consolidation nor consent thereto in writing, have the right, in certain circumstances, to dissent from a merger or consolidation by demanding payment in cash for their shares equal to the fair value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of such shares, as determined by agreement with the corporation or by an independent appraiser appointed by a court in an action timely brought by the corporation or the dissenters. The Delaware law grants dissenters' appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. Further, no appraisal rights are available for shares of any class or series listed on a national securities exchange or designated as a national market system security on the Nasdaq National Market or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation converts such shares into anything other than (a) stock of the surviving corporation; (b) stock of another corporation which is either listed on a national securities exchange or designated as a national market system security on the Nasdaq National Market or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares; or (d) some combination of the above. In addition, dissenters' rights are not available for any shares of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation. See "The Merger and Related Transactions -- No Appraisal Rights."

     Under the California law, if the approval of the outstanding shares of the corporation is required for a merger or reorganization, each shareholder entitled to vote on the transaction, and who did not vote in favor of the reorganization may require the corporation to purchase for cash at their fair market value the shares owned by such shareholder. No appraisal rights are available for shares listed on any national securities exchange certified by the Commissioner of Corporations or listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve Systems, unless (a) there exists with respect to such shares any restriction on transfer imposed by the corporation or by any law or regulation or (b) if demands for payment are filed with respect to 5% or more of the outstanding shares of that class.

DERIVATIVE ACTION

     The California law provides that a shareholder bringing a derivative action on behalf of the corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met concerning the fairness of allowing the action to go forward. The shareholder must make his or her demands on the board before filing suit. The California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond.

     Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. The Delaware law provides that a stockholder must aver in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains. A stockholder may not sue derivatively unless he first makes demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile.

STOCKHOLDER CONSENT IN LIEU OF MEETING

     Under the Delaware law and the California law, unless otherwise provided in the certificate or articles of incorporation, any action required to be taken or which may be taken at an annual or special meeting of stockholders may be taken without a meeting if a consent in writing is signed by the holders of outstanding stock having at least the minimum number of votes required to authorize such action. If consent is sought for less than all shareholders entitled to vote, notice as required under the California law shall be given. The Cisco articles provide that directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of directors. The GeoTel certificate permits stockholder action without a meeting only by unanimous written consent of all GeoTel stockholders entitled to vote on the matter.

FIDUCIARY DUTIES OF DIRECTORS

     Directors of corporations incorporated or organized under the Delaware law and the California law have fiduciary obligations to the corporation and its shareholders. Pursuant to these fiduciary obligations, the directors must act in accordance with the so-called duties of "due care" and "loyalty." Under the Delaware law, the duty of care requires that the directors act in an informed and deliberative manner and to inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest and in a manner that the directors reasonably believe to be in the best interests of the corporation. Under the California law, the duty of loyalty requires directors to perform their duties in good faith in a manner that the directors reasonably believe to be in the best interests of the corporation and its stockholders. The duty of care requires that the directors act with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would exercise under similar circumstances.

STOCKHOLDER PROPOSALS

     The GeoTel bylaws provide that GeoTel stockholders may bring proposals at an annual or special meetings if they provide GeoTel with written notice that complies with the time and content requirements of the GeoTel bylaws and other regulatory requirements. The Cisco bylaws provide that shareholders may propose business to be brought before a meeting of shareholders only if they provide notice to Cisco no later than 60 days prior to such meeting.

INDEMNIFICATION

     The Delaware law generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Such determination shall be made, in the case of an individual who is a director or officer at the time of such determination:

     - by a majority of the disinterested directors, even though less than a quorum;

     - by a committee of such directors designated by a majority vote of such directors, even though less than a quorum;

     - by independent legal counsel, regardless of whether a quorum of disinterested directors exists; or

     - by a majority vote of the stockholders, at a meeting at which a quorum is present.

     Without court approval, however, no indemnification may be made in respect of any derivative action in which such individual is adjudged liable to the corporation.

     The Delaware law requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action.

     The Delaware law permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers contingent upon such individuals' commitment to repay any advances unless it is determined ultimately that such individuals are entitled to be indemnified.

     Under the Delaware law, the rights to indemnification and advancement of expenses provided in the law are non-exclusive, in that, subject to public policy issues, indemnification and advancement of expenses beyond that provided by statute may be provided by by-law, agreement, vote of stockholders, disinterested directors or otherwise.

     The GeoTel certificate and bylaws provide that the corporation may indemnify its present and former directors, officers, employees and agents against all reasonable expenses (including attorneys' fees), fines and amounts paid in settlement in actions brought against them, if such individual acted in accordance with the requirements set forth in GeoTel bylaws and certificates.

     Under the California law, (i) a corporation has the power to indemnify present and former directors, officers, employees and agents against expenses, judgments, fines, settlements and other amounts (other than in connection with actions by or in the right of the corporation) if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful, and (ii) a corporation has the power to indemnify, with certain exceptions, any person who is a party to any action by or in the right of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person believed to be in the best interests of the corporation and its shareholders.

     The indemnification authorized by the California law is not exclusive, and a corporation may grant its directors, officers, employees or other agents certain additional rights to indemnification. The Cisco articles and the Cisco bylaws provide for the indemnification of its agents (as defined under the California law) to the fullest extent permissible under the California law, which may be in excess of the indemnification expressly permitted by Section 317 of the California law, subject to the limits set forth in Section 204 of the California law with respect to actions for breach of duty to the corporation and its shareholders.

     The Delaware law and the California law allow for the advance payment of an Indemnitee's expenses prior to the final disposition of an action, provided that the Indemnitee undertakes to repay any such amount advanced if it is later determined that the Indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced.

DIRECTOR LIABILITY

     The Delaware law and the California law each provide that the charter documents of the corporation may include provisions which limit or eliminate the liability of directors to the corporation or its stockholders, provided such liability does not arise from certain proscribed conduct, including, in the case of the Delaware law, for any breach of the director's duty of loyalty to the corporation or its stockholders acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions or transactions from which such director derived an improper personal benefit, or, in the case of the California law, intentional misconduct or knowing and culpable violation of law, acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, the receipt of an improper personal benefit, acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders, acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders, interested transactions between the corporation and a director in which a director has a material financial interest and liability for improper distributions, loans or guarantees. The GeoTel certificate contains a provision limiting the liability of its directors under certain circumstances as specified in the certificate. The Cisco articles contain a provision limiting the liability of its directors to the fullest extent provided by the California law.

ANTI-TAKEOVER PROVISIONS AND INTERESTED STOCKHOLDER TRANSACTIONS

     The GeoTel bylaws provide that a special meeting of the stockholders may be called by the chairman of the board, the board of directors or the President. The Cisco bylaws provide that in addition to the board of directors, the chairman of the board and the president, one or more shareholders holding not less than 10% of the voting power of the corporation may call a special meeting of the shareholders.

     The Delaware law prohibits, in certain circumstances, a "business combination" between the corporation and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder." An "interested stockholder" is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior three year period. A "business combination" includes a merger or consolidation, a sale or other disposition of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation or the aggregate market value of the outstanding stock of the corporation and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation. This provision does not apply where: (i) either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors prior to the date the interested stockholder acquired such 15% interest; (ii) upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding for the purposes of determining the number of shares outstanding shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentiality whether shares held subject to the plan will be tendered; (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding votes entitled to be cast by disinterested stockholders at an annual or special meeting; (iv) the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder; (v) the stockholder acquires a 15% interest inadvertently and divests itself of such ownership and would not have been a 15% stockholder in the preceding 3 years but for the inadvertent acquisition of ownership; (vi) the stockholder acquired the 15% interest when these restrictions did not apply; or (vii) the corporation has opted out of this provision. GeoTel has not opted out of this provision.

     Under the California law, there is no comparable provision. However, the California law does provide that, except where the fairness of the terms and conditions of the transaction has been approved by the California Commissioner of Corporations and except in a "short-form" merger (the merger of a parent corporation with a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary's stock), if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent. The effect of this provision is to prohibit a cash-out merger of minority shareholders, except where the majority shareholders already own 90% or more of the voting power of the target corporation and could, therefore, effect a short-form merger to accomplish such a cash-out of minority shareholders.

CUMULATIVE VOTING

     The GeoTel certificate states that there shall be no cumulative voting. The Cisco articles provide for the elimination of cumulative voting in elections of directors. Therefore, under California law, cumulative voting rights are not available to Cisco shareholders.

ADVANCE NOTICE OF RECORD DATE

     The Delaware law requires that stockholders be provided prior written notice no more than 60 days nor less than 10 days prior to the record date for determining the rights to vote at the meeting of stockholders. The Delaware law further states that stockholders be provided prior written notice no more than 60 days prior to the record date to determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action.

     The California law requires that shareholders be provided prior written notice no more than 60 days nor less than 10 days prior to the record date for determining the shareholders entitled to notice of any meeting or to vote or entitled to receive payment of any dividend or other distribution or allotment of any rights or entitled to exercise any rights in respect of any other lawful action.

INSPECTION OF BOOKS AND RECORDS

     Delaware and California law allow any stockholder to inspect the accounting books and records and minutes of proceedings of the shareholders and the board and to inspect the stockholders' list at any reasonable time during usual business hours, for a purpose reasonably related to such holder's interests as a

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

shareholder. Additionally, the California law provides for an absolute right to inspect and copy the corporation's shareholders list by a shareholder or shareholders holding at least 5% in the aggregate of the of the corporation's outstanding voting shares, or any shareholder or shareholders holding 1% or more of such shares who have filed a Schedule 14A with the Commission.

SIZE OF THE BOARD OF DIRECTORS

     The Delaware law states that the board of directors shall consist of one or more members with the number of directors to be fixed as provided in the bylaws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate. The GeoTel bylaws provide that the number of directors which shall constitute the board of directors shall be determined by resolution of the board of directors, but in no event shall be less than one. The number of directors may be decreased at any time and from time to time by a majority of the directors then in office, but only to eliminate vacancies existing by reason of death, resignation, removal or expiration of the term of a director.

     Under the California law, as provided in the articles or bylaws, the number of directors may be specific or may be not less than a stated minimum nor more than a stated maximum, with the exact number to be fixed by the board or the shareholders. The minimum number cannot be less than three. A bylaw changing or fixing a number of directors may only be adopted by approval of a majority of the outstanding shares. The Cisco bylaws provide that the authorized number of directors of the corporation shall be not less than seven nor more than thirteen, the exact number of directors to be fixed from time to time within such range by duly adopted resolutions of the board of directors or shareholders.

REMOVAL OF DIRECTORS

     The Delaware law states that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

     The California law provides that the board of directors may declare vacant the office of a director who has been declared of unsound mind by an order of court or convicted of a felony. Further, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote thereon; however, no director may be removed (unless the entire board is removed) if the number of shares voted against the removal would be sufficient to elect the director under cumulative voting. Shareholders holding at least 10% of the outstanding shares in any class may sue in superior county court to remove from office any officer or director for fraud, dishonest acts or gross abuse of authority or discretion.

TRANSACTIONS INVOLVING DIRECTORS

     Both the Delaware law and the California law state that any contract or transaction between a corporation and any of its directors, or a second corporation in which a director has a material financial interest is not void or voidable if the material facts as to the transaction and as to the director's interest are fully disclosed and a majority of the disinterested shareholders represented and voting at a duly held meeting approve or ratify the transaction in good faith. The California law provides that such a contract or transaction also is not void or voidable if either (a) after full disclosure the transaction is approved by the board or a committee (excluding the vote of interested directors) in good faith and the transaction is just and reasonable to the corporation, or (b) the person asserting the validity of the contract or transaction sustains the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time it was authorized, approved or ratified. The Delaware law is similar except that, with respect to clause (a), there is no need for the transaction to be shown to be just and reasonable and, with respect to clause (b), the transaction must be shown to be fair instead of just and reasonable.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

     The Delaware law provides that, unless otherwise provided in the certificate of incorporation or bylaws, vacancies may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Further, if, at the time of filling any vacancy, the directors then in office shall constitute less than a majority of the whole board, the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order any election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

     Under the California law, any vacancy on the board of directors other than one created by removal of a director may be filled by the board of directors, unless otherwise provided in the articles or bylaws. If the number of directors is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice or by a sole remaining director. A vacancy created by removal of a director can only be filled by the shareholders unless board approval is authorized by a corporation's articles of incorporation or by a bylaw approved by the corporation's shareholders. The Cisco bylaws authorize the Board to fill a vacancy created by the removal of a director.

     The foregoing discussion of certain similarities and material differences between the rights of Cisco shareholders and the rights of GeoTel stockholders under the respective articles/certificate of incorporation and bylaws is only a summary of certain provisions and does not purport to be a complete description of such similarities and differences, and is qualified in its entirety by reference to the California law and the Delaware law, the common law thereunder and the full text of the articles/certificate of incorporation and bylaws of each of Cisco and GeoTel.

                                    EXPERTS

     The consolidated balance sheets of Cisco Systems, Inc. as of July 25, 1998 and July 26, 1997 and the consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended July 25, 1998, incorporated by reference in this proxy statement/prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated balance sheets of GeoTel Communications Corporation as of December 31, 1998 and 1997 and the consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998, incorporated by reference in this proxy statement/ prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the shares of Cisco common stock offered by this proxy statement/prospectus and the federal income tax consequences in connection with the Merger will be passed upon for Cisco by Brobeck, Phleger & Harrison LLP, Palo Alto, California. Certain legal matters with respect to federal income tax consequences in connection with the merger will be passed upon for GeoTel by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                      WHERE YOU CAN FIND MORE INFORMATION

     GeoTel and Cisco file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet Website maintained by the SEC at http://www.sec.gov.

     Cisco filed the Registration Statement on Form S-4 to register with the SEC Cisco common stock to be issued to GeoTel stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Cisco as well as being a proxy statement of GeoTel for the GeoTel special meeting.

     Cisco has supplied all the information contained in this proxy statement/prospectus relating to Cisco and GeoTel has supplied all such information relating to GeoTel. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information relating to Cisco and GeoTel you can find in the registration statement or the exhibits to the registration statement.

     Some of the important business and financial information relating to Cisco and GeoTel that you may want to consider in deciding how to vote is not included in this proxy statement/prospectus, but rather is "incorporated by reference" to documents that have been previously filed by Cisco and GeoTel with the Securities and Exchange Commission. The information incorporated by reference is deemed to be a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus.

     If you are a stockholder, you can obtain any of the documents incorporated by reference through Cisco, GeoTel or the Securities and Exchange Commission. Documents incorporated by reference are available from Cisco or GeoTel without charge, excluding all exhibits. You may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them orally or in writing to the following addresses or by telephone:

Cisco Systems, Inc.                GeoTel Communications Corporation
Investor Relations Office          Investor Relations
170 West Tasman Drive              900 Chelmsford Street, Tower II,
                                   Floor 12
San Jose, CA 95134                 Lowell, MA 01851
(408) 526-4000                     (978) 275-5115

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED MAY 17, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF CISCO COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Cisco with the Commission are incorporated by reference in this proxy statement/prospectus:

          1. Cisco's Annual Report on Form 10-K for the fiscal year ended July 25, 1998, including certain information in Cisco's Definitive Proxy Statement in connection with Cisco's 1998 Annual Meeting of Shareholders and certain information in Cisco's Annual Report to Shareholders for the fiscal year ended July 25, 1998;

          2. Cisco's Quarterly Report on Form 10-Q for the quarterly period ended October 24, 1998.

          3. Cisco's Quarterly Report on Form 10-Q for the quarterly period ended January 23, 1999, as amended by Form 10-Q/A filed May 14, 1999.

          4. Cisco's Current Report on Form 8-K filed May 14, 1999.

          5. The description of Cisco's capital stock contained in Cisco's Registration Statement on Form 8-A dated January 8, 1990, including any amendment or report filed for the purpose of updating such description.

     The following documents filed by GeoTel with the Commission are incorporated by reference in this proxy statement/prospectus:

          1. GeoTel's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (as amended by the Form 10-K/A dated April 12, 1999), including certain information in GeoTel's Definitive Proxy Statement dated April 9, 1999, in connection with GeoTel's 1998 Annual Meeting of Stockholders;

          2. GeoTel's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 filed on May 11, 1999.

          3. GeoTel's Current Report on Form 8-K filed April 22, 1999.

          4. The description of GeoTel's capital stock contained in GeoTel's Registration Statement on Form 8-A dated October 9, 1996, including any amendment or report filed for the purpose of updating such description.

     All reports and definitive proxy or information statements filed by Cisco and GeoTel pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this proxy statement/ prospectus and prior to the date of the special meeting shall be deemed to be incorporated by reference into this proxy statement/prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THERE WILL BE PROVIDED WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL HOLDER OF GEOTEL COMMON STOCK, TO WHOM A PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE HEREIN (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN). WITH RESPECT TO CISCO'S DOCUMENTS, REQUESTS SHOULD BE DIRECTED TO CISCO SYSTEMS, INC., INVESTOR RELATIONS OFFICE, 170 WEST TASMAN DRIVE, SAN JOSE, CALIFORNIA 95134 (TELEPHONE (408) 526-4000). WITH RESPECT TO GEOTEL'S DOCUMENTS, REQUESTS SHOULD BE DIRECTED TO GEOTEL COMMUNICATIONS CORPORATION, INVESTOR RELATIONS, 900 CHELMSFORD STREET, TOWER II, FLOOR 12, LOWELL, MASSACHUSETTS 01851 (TELEPHONE (978) 275-5115). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SPECIAL MEETING TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES, ANY SUCH REQUEST SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS PRIOR TO THE DATE OF THE SPECIAL MEETING.

                                                                      APPENDIX A

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
                                  BY AND AMONG
                              CISCO SYSTEMS, INC.,
                             GERONIMO MERGER CORP.
                                      AND
                       GEOTEL COMMUNICATIONS CORPORATION

                           DATED AS OF APRIL 12, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE I THE MERGER........................................   A-1
  1.1  The Merger...........................................   A-1
  1.2  Closing; Effective Time..............................   A-1
  1.3  Effect of the Merger.................................   A-2
  1.4  Certificate of Incorporation; Bylaws.................   A-2
  1.5  Directors and Officers...............................   A-2
  1.6  Effect on Capital Stock..............................   A-2
  1.7  Surrender of Certificates............................   A-3
  1.8  No Further Ownership Rights in Company Common
          Stock.............................................   A-4
  1.9  Lost, Stolen or Destroyed Certificates...............   A-4
  1.10 Tax and Accounting Consequences......................   A-4
  1.11 Withholding Rights...................................   A-4
  1.12 Taking of Necessary Action; Further Action...........   A-4
ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY........   A-5
  2.1  Organization, Standing and Power.....................   A-5
  2.2  Capital Structure....................................   A-6
  2.3  Authority............................................   A-6
  2.4  SEC Documents; Financial Statements..................   A-7
  2.5  Absence of Certain Changes...........................   A-7
  2.6  Absence of Undisclosed Liabilities...................   A-8
  2.7  Litigation...........................................   A-8
  2.8  Restrictions on Business Activities..................   A-8
  2.9  Governmental Authorization...........................   A-8
  2.10 Title to Property....................................   A-8
  2.11 Intellectual Property................................   A-9
  2.12 Environmental Matters................................  A-10
  2.13 Taxes................................................  A-11
  2.14 Employee Benefit Plans...............................  A-12
  2.15 Certain Agreements Affected by the Merger............  A-13
  2.16 Employee Matters.....................................  A-13
  2.17 Interested Party Transactions........................  A-14
  2.18 Insurance............................................  A-14
  2.19 Compliance With Laws.................................  A-14
  2.20 Brokers' and Finders' Fees...........................  A-14
  2.21 Registration Statement; Proxy Statement/Prospectus...  A-15
  2.22 Opinion of Financial Advisor.........................  A-15
  2.23 Vote Required........................................  A-15
  2.24 Board Approval.......................................  A-15
  2.25 State Takeover Statutes..............................  A-15
  2.26 Export Control Laws..................................  A-15
  2.27 Year 2000............................................  A-15
  2.28 Accounting and Tax Matters...........................  A-16

                                                              PAGE
                                                              ----
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND
          MERGER SUB........................................  A-16
  3.1  Organization, Standing and Power.....................  A-16
  3.2  Capital Structure....................................  A-16
  3.3  Authority............................................  A-16
  3.4  SEC Documents; Financial Statements..................  A-17
  3.5  Absence of Undisclosed Liabilities...................  A-17
  3.6  Litigation...........................................  A-17
  3.7  Broker's and Finders' Fees...........................  A-18
  3.8  Registration Statement; Proxy Statement/Prospectus...  A-18
  3.9  No Shareholder Vote Required.........................  A-18
  3.10 Board Approval.......................................  A-18
  3.11 Accounting and Tax Matters...........................  A-18
ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME..............  A-18
  4.1  Conduct of Business of Company.......................  A-18
  4.2  Restrictions on Conduct of Business of Company.......  A-19
  4.3  No Solicitation......................................  A-21
ARTICLE V ADDITIONAL AGREEMENTS.............................  A-22
  5.1  Proxy Statement/Prospectus; Registration Statement...  A-22
  5.2  Meeting of Stockholders..............................  A-22
  5.3  Access to Information................................  A-22
  5.4  Confidentiality......................................  A-23
  5.5  Public Disclosure....................................  A-23
  5.6  Consents; Cooperation................................  A-23
  5.7  Affiliates...........................................  A-24
  5.8  Legal Requirements...................................  A-24
  5.9  Blue Sky Laws........................................  A-24
  5.10 Employee Benefit Plans...............................  A-24
  5.11 Form S-8.............................................  A-26
  5.12 Option Agreement.....................................  A-26
  5.13 Listing of Additional Shares.........................  A-26
  5.14 Nasdaq Quotation.....................................  A-26
  5.15 Employees............................................  A-26
  5.16 Indemnification......................................  A-26
  5.17 Pooling Accounting...................................  A-28
  5.18 Tax Treatment........................................  A-28
  5.19 Stockholder Litigation...............................  A-28
  5.20 Commercially Reasonable Efforts and Further
          Assurances........................................  A-28
ARTICLE VI CONDITIONS TO THE MERGER.........................  A-28
  6.1  Conditions to Obligations of Each Party to Effect the
          Merger............................................  A-28
  6.2  Additional Conditions to Obligations of Company......  A-29
  6.3  Additional Conditions to the Obligations of Parent
          and Merger Sub....................................  A-29
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER...............  A-30
  7.1  Termination..........................................  A-30
  7.2  Effect of Termination................................  A-31
  7.3  Expenses and Termination Fees........................  A-31
  7.4  Amendment............................................  A-33
  7.5  Extension; Waiver....................................  A-33

                                                              PAGE
                                                              ----
ARTICLE VIII GENERAL PROVISIONS.............................  A-34
  8.1  Non-Survival at Effective Time.......................  A-34
  8.2  Notices..............................................  A-34
  8.3  Interpretation.......................................  A-34
  8.4  Counterparts.........................................  A-35
  8.5  Entire Agreement; Nonassignability; Parties in
          Interest..........................................  A-35
  8.6  Severability.........................................  A-35
  8.7  Remedies Cumulative..................................  A-35
  8.8  Governing Law........................................  A-35
  8.9  Rules of Construction................................  A-35

EXHIBITS
Exhibit A -- Form of Option Agreement
Exhibit B -- Form of Stockholder Agreement
Exhibit C -- Form of Certificate of Merger
Exhibit D-1 -- Form of Company Affiliate Agreement
Exhibit D-2 -- Form of Parent Affiliate Agreement
Exhibit E-1 -- Form of Employment and Non-Competition Agreement
Exhibit E-2 -- Form of Employment and Non-Competition Agreement

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the "Agreement") is made and entered into as of April 12, 1999, by and among Cisco Systems, Inc., a California corporation ("Parent"), Geronimo Merger Corporation, a Delaware corporation ("Merger Sub") and wholly owned subsidiary of Parent, and GeoTel Communications Corporation, a Delaware corporation ("Company").

                                    RECITALS

     A. The Boards of Directors of Company, Parent and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Merger Sub merge with and into Company (the "Merger") and, in furtherance thereof, have unanimously approved the Merger.

     B. Pursuant to the Merger, among other things, the outstanding shares of Company Common Stock, $0.01 par value ("Company Common Stock"), shall be converted into shares of Parent Common Stock, $0.001 par value ("Parent Common Stock"), at the rate set forth herein.

     C. Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

     D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and as a pooling of interests for financial accounting purposes.

     E. Concurrently with the execution of this Agreement and as an inducement to Parent and Merger Sub to enter into this Agreement, (a) Company and Parent have entered into a stock option agreement dated the date hereof in the form attached hereto as Exhibit A (the "Option Agreement") providing for the purchase by Parent of newly-issued shares of Company's Common Stock, and (b) certain stockholders of the Company have on the date hereof entered into a stockholder agreement in the form attached hereto as Exhibit B (the "Stockholder Agreement") to, among other things, vote the shares of Company Common Stock owned by such persons to approve the Merger.

     NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit C (the "Certificate of Merger") and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 CLOSING; EFFECTIVE TIME. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable (in any event not later than two business days) after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Brobeck, Phleger & Harrison LLP, Two Embarcadero Place, 2200 Geng Road, Palo Alto, California 94303, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing, or such later time as may be agreed to by the parties and set forth in the Certificate of Merger, being the "Effective Time").

     1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  CERTIFICATE OF INCORPORATION; BYLAWS.

          (a) At the Effective Time, the Certificate of Incorporation of Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation; provided, however, that immediately after the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so as to read in its entirety like the Certificate of Incorporation of Merger Sub with
     Article I of the Certificate of Incorporation amended to read as follows:
     "The name of the corporation is GeoTel Communications Corporation."

          (b) The Bylaws of Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation; provided, however, that immediately after the Effective Time the Bylaws of the Surviving Corporation shall be amended so as to read like the Bylaws of Merger Sub.

     1.5 DIRECTORS AND OFFICERS. At the Effective Time, the directors of the Surviving Corporation shall be the directors of Merger Sub. The officers of the Surviving Corporation shall be the initial officers of Merger Sub, until their respective successors are duly elected or appointed and qualified.

     1.6 EFFECT ON CAPITAL STOCK. By virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities:

          (a) Conversion of Company Common Stock. At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b)) will be canceled and extinguished and be converted automatically into the right to receive 0.5138 shares of Parent Common Stock (the "Exchange Ratio"). All references in this Agreement to Parent Common Stock to be issued pursuant to the Merger shall be deemed to include the corresponding rights ("Parent Rights") to purchase shares of Parent Series A Junior Participating Preferred Stock, no par value, pursuant to the Parent Rights Agreement dated as of June 10, 1998 between Parent and Bank Boston, N.A., except where the context otherwise requires.

          (b) Cancellation of Company Common Stock Owned by Parent or
     Company. At the Effective Time, all shares of Company Common Stock that are owned by Company as treasury stock and each share of Company Common Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c) Company Stock Option Plans. At the Effective Time, the Company 1995 Stock Option Plan, as amended, the Company 1993 Restricted Stock Purchase Plan and the Company Second Amended and Restated 1998 Non-Executive Employee Stock Option Plan (collectively, the "Company Stock Option Plans") and all options to purchase Company Common Stock then outstanding under the Company Stock Option Plans shall be assumed by Parent in accordance with Section 5.10.

          (d) Capital Stock of Merger Sub. At the Effective Time, each share of Common Stock, $0.01 par value, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value, of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of Parent. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted in the event of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time and of any increase in the number of shares of Company Common Stock on a fully diluted, as converted basis relative to such number as derived from Section 2.2 hereof, so as to provide holders of Company Common Stock and Parent the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization, like change or increase.

          (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the closing price for a share of Parent Company Stock on the Nasdaq National Market on the last full trading day prior to the Effective Time.

1.7  SURRENDER OF CERTIFICATES.

          (a) Exchange Agent. Parent's transfer agent shall act as exchange agent (the "Exchange Agent") in the Merger.

          (b) Parent to Provide Common Stock and Cash. Promptly after the Effective Time, Parent shall deliver to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Parent may adopt, (i) the shares of Parent Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Company Common Stock outstanding immediately prior to the Effective Time and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(f).

          (c) Exchange Procedures. Promptly and in any event not later than 15 business days after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock, whose shares were converted into the right to receive shares of Parent Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

          (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Parent Common Stock.

          (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

          (f) No Liability. Notwithstanding anything to the contrary in this
     Section 1.7, none of the Exchange Agent, the Surviving Corporation, Parent or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.8 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.9 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.10 TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code and a pooling of interests for accounting purposes.

     1.11 WITHHOLDING RIGHTS. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the number of shares of Parent Common Stock otherwise deliverable under this Agreement, and from any other payments made pursuant to this Agreement, such amounts as Parent and the Surviving Corporation are required to deduct and withhold with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made by Parent and the Surviving Corporation.

     1.12 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

     In this Agreement, any reference to a "Material Adverse Effect" with respect to any person means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such person and its subsidiaries, taken as a whole, provided, however, that none of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute a Material Adverse Effect on such person: (a) any change in the market price or trading volume of such person; (b) with respect to Company, any adverse effect on the bookings, revenues, gross margins or earnings of Company, or any delay in or reduction or cancellation of orders of Company's products, following execution of this Agreement which is primarily attributable to the announcement of the execution of this Agreement and the transactions contemplated hereby; (c) any change arising out of conditions affecting the economy or industry of such person in general which does not affect such person in a materially disproportionate manner relative to other participants in the economy or such industry, respectively; or (d) with respect to the Company, employee attrition which is primarily attributable to (i) the announcement of the execution of this Agreement and the transactions contemplated hereby or (ii) any action directly required of Company by Parent under Section 4.2 or any omission of Company directly resulting from Parent's failure to consent to actions requested to be taken by Company under Section 4.2.

     In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after reasonable inquiry of officers, directors and other employees of such party charged with senior administrative or operational responsibility for such matters.

     Except as disclosed in a document of even date herewith and delivered by Company to Parent prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Company Disclosure Schedule"), any exception so disclosed in the Company Disclosure Schedule to specifically identify the Section, Subsection or clause hereof to which such exception relates or to otherwise have its applicability to any Section, Subsection or clause be reasonably apparent on the face of such exception, Company represents and warrants to Parent and Merger Sub as follows:

     2.1 ORGANIZATION, STANDING AND POWER. Each of Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Company and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Company. Company has delivered or made available a true and correct copy of the Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and Amended and Restated Bylaws or other charter documents, as applicable, of Company and each of its subsidiaries, each as amended to date, to Parent. Neither Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Company is the owner of all outstanding shares of capital stock of each of its subsidiaries (other than directors' qualifying shares) and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by Company free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Company or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as disclosed in the Company SEC Documents (as defined in Section 2.4), Company does not directly or indirectly own any equity or similar interest in, or any interest

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

convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     2.2 CAPITAL STRUCTURE. As of the date hereof, the authorized capital stock of Company consists of 40,000,000 shares of Common Stock, $0.01 par value, and 5,000,000 shares of Preferred Stock, $0.01 par value, of which there were issued and outstanding as of the close of business on April 8, 1999, 27,160,093 shares of Common Stock and no shares of Preferred Stock. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after April 8, 1999 other than pursuant to the Option Agreement, the exercise of options outstanding as of such date under the Company Stock Option Plans, pursuant to the Company 1996 Employee Stock Purchase Plan, as amended (the "Company ESPP"), or grants of capital stock of Company or options to purchase capital stock of Company permitted by Article IV of this Agreement. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Company or any agreement to which Company is a party or by which it is bound. As of the close of business on April 7, 1999, Company has reserved (i) 8,527,671 shares of Common Stock for issuance to employees, consultants and directors pursuant to the Company Stock Option Plans, of which 1,145,633 shares have been issued pursuant to option exercises or direct stock purchases, 5,440,640 shares are subject to outstanding, unexercised options, and no shares are subject to outstanding stock purchase rights, and
(ii) 500,000 shares of Common Stock for issuance to employees pursuant to the Company ESPP, of which 121,218 shares have been issued. Except for (i) the rights created pursuant to this Agreement, the Option Agreement, the Company Stock Option Plans and the Company ESPP and (ii) the Company's rights to repurchase any unvested shares under the Company Stock Option Plans, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Company or obligating Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as contemplated by this Agreement, there are no contracts, commitments or agreements relating to voting, purchase or sale of Company's capital stock (i) between or among Company and any of its stockholders and (ii) to Company's knowledge, between or among any of Company's stockholders. The terms of the Company Stock Option Plans permit the assumption or substitution of options to purchase Parent Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the Company stockholders, or otherwise. True and complete copies of all agreements and instruments relating to or issued under the Company Stock Option Plans or Company ESPP have been made available to Parent and such agreements and instruments have not been amended, modified or supplemented other than as permitted by Article IV of this Agreement, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Parent other than as permitted by Article IV of this Agreement.

     2.3 AUTHORITY. Company has all requisite corporate power and authority to enter into this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company, subject only to the approval of the Merger by Company's stockholders as contemplated by Section 6.1(a). Each of this Agreement and the Option Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity. The execution and delivery of this Agreement and the Option Agreement by Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Company or any of its subsidiaries, as amended, or, subject to obtaining the approval of the Company's stockholders of the Merger and compliance with the requirements set forth in the next sentence of this Section 2.3, (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any of its subsidiaries or any of their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Company or any of its subsidiaries in connection with the execution and delivery of this Agreement, the Option Agreement, or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2; (ii) the filing with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. (the "NASD") of the Proxy Statement (as defined in Section 2.23) relating to the Company Stockholders Meeting (as defined in Section 2.23); (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country;
(iv) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"); (v) the filing of a Form S-4 Registration Statement with the SEC in accordance with the Securities Act of 1933, as amended; (vi) the filing of a Current Report on Form 8-K with the SEC; and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Company and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement or the Option Agreement.

     2.4 SEC DOCUMENTS; FINANCIAL STATEMENTS. Company has furnished or made available to Parent a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "Securities Act")), definitive proxy statement and other filing filed with the SEC by Company since November 20, 1996, and, prior to the Effective Time, Company will have furnished Parent with true and complete copies of any additional documents filed with the SEC by Company prior to the Effective Time (collectively, the "Company SEC Documents"). In addition, Company has made available to Parent all exhibits to the Company SEC Documents filed prior to the date hereof, and will promptly make available to Parent all exhibits to any additional Company SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Company SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither Company nor any of its subsidiaries is in default thereunder. As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Document. The financial statements of Company, including the notes thereto, included in the Company SEC Documents (the "Company Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Company Financial Statements fairly present the consolidated financial condition and operating results of Company and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

     2.5 ABSENCE OF CERTAIN CHANGES. Since December 31, 1998 (the "Company Balance Sheet Date"), Company has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in a Material Adverse Effect to Company; (ii) any acquisition, sale or transfer of any material asset of Company or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company or any revaluation by Company of any of its or any of its subsidiaries' assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Company, or any direct or indirect redemption, purchase or other acquisition by Company of any of its shares of capital stock;
(v) any amendment or change to the Certificate of Incorporation or Bylaws; (vi) any increase in or modification of the compensation or benefits payable or to become payable by Company to any of its directors or employees other than in the ordinary course consistent with past practice; or (vii) any negotiation or agreement by Company or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (vi) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

     2.6 ABSENCE OF UNDISCLOSED LIABILITIES. Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet or in the related Notes to Consolidated Financial Statements included in Company's Annual Report on Form 10-K for the period ended December 31, 1998 (the "Company Balance Sheet"), (ii) those incurred in the ordinary course of business since the date of the Company Balance Sheet and not reasonably likely to have a Material Adverse Effect on the Company, and (iii) those incurred in connection with the execution of this Agreement.

     2.7 LITIGATION. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Company or any of its subsidiaries, threatened against Company or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Company. There is no judgment, decree or order against Company or any of its subsidiaries, or, to the knowledge of Company and its subsidiaries, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Company.

     2.8 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon Company or any of its subsidiaries which has or reasonably could be expected to have the effect of prohibiting or materially impairing any business practice of Company or any of its subsidiaries, any acquisition of property by Company or any of its subsidiaries or the conduct of business by Company or any of its subsidiaries.

     2.9 GOVERNMENTAL AUTHORIZATION. Company and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Company or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Company's or any of its subsidiaries' business or the holding of any such interest ((i) and (ii) herein collectively called "Company Authorizations"), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any of such Company Authorizations could not reasonably be expected to have a Material Adverse Effect on Company.

     2.10 TITLE TO PROPERTY. Company and its subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which is reflected on the Company Balance Sheet, and (iv) liens that in the aggregate would not have a Material Adverse Effect on Company. The plants, property and equipment of Company and its subsidiaries that are used in the operations of their businesses are in good operating condition and repair. All properties used in the operations of Company and its subsidiaries are reflected in the Company Balance Sheet to the extent generally accepted accounting principles require the same to be reflected.
Schedule 2.10 identifies each parcel of real property owned or leased by Company or any of its subsidiaries. No lease relating to a foreign parcel contains any extraordinary payment obligation.

     2.11  INTELLECTUAL PROPERTY.

          (a) Company and its subsidiaries own, or are licensed or otherwise possess legally enforceable and unencumbered rights to use all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used in the business of Company and its subsidiaries as currently conducted. Except as permitted by Article IV of this Agreement, Company has not (i) licensed any of its Intellectual Property in source code form to any party or (ii) entered into any exclusive agreements relating to its Intellectual Property. No royalties or other continuing payment obligations are due in respect of Third Party Intellectual Property Rights.

          (b) Schedule 2.11 lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered copyrights, and maskworks owned by the Company, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which Company is a party and pursuant to which any person is authorized to use any Intellectual Property owned by the Company, and (iii) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which Company is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any product material to Company's business, other than commercially available, off-the-shelf software.

          (c) To the knowledge of Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights owned by Company or any of its subsidiaries, or any Intellectual Property right of any third party to the extent licensed by or through Company or any of its subsidiaries, by any third party, including any employee or former employee of Company or any of its subsidiaries. Except as permitted by Article IV of this Agreement, neither Company nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property owned by the Company, other than indemnification provisions contained in purchase orders, distribution agreements and license agreements arising in the ordinary course of business.

          (d) Company is not, and will not be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

          (e) All patents, trademarks, service marks and copyrights held by Company are valid and subsisting. Company (i) has not been sued in any suit, action or proceeding, or received any notice or, to Company's knowledge, threat, which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other intellectual property right of any third party and (ii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. The manufacture, marketing, licensing or sale of Company's products does not infringe any patent, trademark, service mark, copyright, trade secret or other intellectual property right of any third party.

          (f) Company has secured from all consultants and employees who contributed to the creation or development of Intellectual Property valid written assignments of the rights to such contributions that Company does not already own by operation of law.

          (g) Company has taken reasonable measures consistent with industry practice to protect and preserve the confidentiality of all non-public Intellectual Property not otherwise protected by patents, or patent applications or copyright ("Confidential Information"). All authorized use, disclosure or appropriation of Confidential Information owned by Company by or to a third party has been pursuant to the terms of a written agreement between Company and such third party. All use, disclosure or appropriation of Confidential Information not owned by Company has been pursuant to the terms of a written agreement between Company and the owner of such Confidential Information, or is otherwise lawful.

          (h) Except as set forth on Schedule 2.11, Company has not assumed any contracts pursuant to its acquisition of the assets of Danar Corporation or TeleQuery, Inc.

          (i) To Company's knowledge, all users of Company's products are using Release 4.0, Release 3.0, Release 2.5 or Release 2.0 of such products.

          (j) Company has not received any opinion of counsel in relation to third party patents.

     2.12  ENVIRONMENTAL MATTERS.

          (a) The following terms shall be defined as follows:

             (i) "Environmental and Safety Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

             (ii) "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

             (iii) "Property" shall mean all real property leased or owned by Company or its subsidiaries either currently or in the past.

             (iv) "Facilities" shall mean all buildings and improvements on the Property of Company or its subsidiaries.

          (b) Company represents and warrants that, except in all cases as, in the aggregate, would not have a Material Adverse Effect on Company, as follows: (i) to Company's knowledge, no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) all Hazardous Materials and wastes have been disposed of in accordance with all Environmental and Safety Laws; (iii) Company and its subsidiaries have received no notice (verbal or written) of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or, to Company's knowledge, threatened relating to a violation of any Environmental and Safety Laws; (v) neither Company nor its subsidiaries are a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring prior to the Closing Date;
     (vi) there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or Property;
     (vii) to Company's knowledge, there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under the Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells; (viii) to Company's knowledge, there are no polychlorinated biphenyls (PCBs) deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (ix) to Company's knowledge, there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (x) Company's and its subsidiaries uses and activities in the Facilities, and, to Company's knowledge, the Facilities, have at all times complied with all Environmental and Safety Laws; and (xi) Company and its subsidiaries have all the permits and licenses required to be issued and are in full compliance with the terms and conditions of those permits.

     2.13 TAXES. The Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which the Company or any of its subsidiaries is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due, other than any Taxes for which adequate reserves under generally accepted accounting principles have been recorded in the Financial Statements. The Company has provided adequate accruals in accordance with generally accepted accounting principles in its Financial Statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. The Company has no material liability for unpaid Taxes accruing after the date of its latest Financial Statements other than Taxes arising in the ordinary course of its business. There is (i) no material claim for Taxes that is a lien against the property of the Company or any of its subsidiaries or is being asserted against the Company or any of its subsidiaries other than liens for Taxes not yet due and payable, (ii) the Company has not been notified and has no other knowledge that any audit of any Tax Return of the Company or any of its subsidiaries is being conducted by a Tax Authority, and (iii) no extension of the statute of limitations on the assessment of any Taxes granted by the Company or any of its subsidiaries and currently in effect. The Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger. Neither the Company nor any of its subsidiaries has filed or will file any consent to have the provisions of paragraph 341(f)(2) of the Code (or comparable provisions of any state Tax laws) apply to the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is a party to any Tax sharing or Tax allocation agreement nor does the Company or any of its subsidiaries have any liability or potential liability to another party under any such agreement. Neither the Company nor any of its subsidiaries has filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Neither the Company nor any of its subsidiaries has ever been a member of a consolidated, combined or unitary group of which the Company was not the ultimate parent corporation. The Company and each of its subsidiaries have in their possession receipts for any Taxes paid to foreign Tax authorities. For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and
(iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligatio n to indemnify any other person. As used herein, "Tax Return" shall mean any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information reports and returns) required to be filed with respect to Taxes.

     2.14  EMPLOYEE BENEFIT PLANS.

          (a) Schedule 2.14 lists, with respect to Company, any subsidiary of Company and any trade or business (whether or not incorporated) which is treated as a single employer with Company (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to a non-officer employee in excess of $50,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Company and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Company of greater than $50,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Company (together, the "Company Employee Plans").

          (b) Company has furnished or made available to Parent a copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code may rely on an opinion letter issued by the Internal Revenue Service for a prototype plan or has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. Company has also furnished Parent with the most recent Internal Revenue Service determination letter or opinion letter, if applicable, issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Code Section 401(a). Company has also furnished Parent with all registration statements and prospectuses prepared in connection with each Company Employee Plan.

          (c) (i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect on Company; (iii) each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect on Company, and Company and each subsidiary or ERISA Affiliate have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or material violation by any other party to, any of the Company Employee Plans; (iv) neither Company nor any subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans; (v) all material contributions required to be made by Company or any subsidiary or ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years; (vi) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (vii) no Company Employee Plan is covered by, and neither Company nor any subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code; and (viii) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent (other than for benefits accrued through the date of termination and ordinary administrative expenses typically incurred in a termination event). With respect to each Company Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Company has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan, except to the extent that failure to do so would not, in the aggregate, have a Material Adverse Effect on the Company. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Company is threatened (other than routine claims for benefits), against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor.

          (d) With respect to each Company Employee Plan, Company and each of its United States subsidiaries have complied except to the extent that such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Company, with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and
     (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder.

          (e) Except as permitted by Article IV of this Agreement, there has been no amendment to, written interpretation or announcement (whether or not written) by Company, any Company subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Company's financial statements.

          (f) Company does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 4.12 of the Code.

          (g) Neither Company nor any Company subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in
     Section 3(37) of ERISA.

     2.15 CERTAIN AGREEMENTS AFFECTED BY THE MERGER. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Company or any of its subsidiaries, (ii) materially increase any benefits otherwise payable by Company or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     2.16 EMPLOYEE MATTERS. Company and each of its subsidiaries are in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice, except where the failure to be in compliance or the engagement in such unfair labor practices would not have a Material Adverse Effect on Company. Company has in all material respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any material arrears of wages or any material taxes or any material penalty for failure to comply with any of the foregoing. Company is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against Company or any of its subsidiaries for any material amounts under any workers compensation plan or policy or for long term disability that are not covered by insurance. Neither Company nor any of its subsidiaries has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount or covered by insurance. There are no material controversies pending or, to the knowledge of Company or any of its subsidiaries, threatened, between Company or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to result in a material action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic. Neither Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract nor does Company nor any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees. To Company's knowledge, no employees of Company are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Company because of the nature of the business conducted or presently proposed to be conducted by Company or to the use of trade secrets or proprietary information of others. No employees of Company have given notice to Company, nor is Company otherwise aware, that any such employee intends to terminate his or her employment with Company.

     2.17 INTERESTED PARTY TRANSACTIONS. Except as disclosed in the Company SEC Documents, neither Company nor any of its subsidiaries is indebted to any director or officer of Company or any of its subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Company or any of its subsidiaries, and there are no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act.

     2.18 INSURANCE. Company has made available to Parent all material policies of insurance and bonds. To the Company's knowledge, there is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     2.19 COMPLIANCE WITH LAWS. Each of Company and its subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Company.

     2.20 BROKERS' AND FINDERS' FEES. Except for payment obligations to Dain Rauscher Wessels, a division of Dain Rauscher Incorporated ("DRW"), and to BT Alex. Brown Incorporated set forth in engagement letters, copies of which have been provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.21 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by Company for inclusion in the registration statement on Form S-4 (or such other or successor form as shall be appropriate) pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered with the SEC (the "Registration Statement") shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Company for inclusion in the proxy statement/prospectus to be sent to the stockholders of Company in connection with the meeting of Company's stockholders to consider the Merger (the "Company Stockholders Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to Company's stockholders, at the time of the Company Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Company shall promptly inform Parent and Merger Sub. Notwithstanding the foregoing, Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

     2.22 OPINION OF FINANCIAL ADVISOR. Company has been advised in writing by its financial advisor, DRW, that in DRW's opinion, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the stockholders of Company.

     2.23 VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date set for the Company Stockholders Meeting is the only vote of the holders of any of Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     2.24 BOARD APPROVAL. The Board of Directors of Company has unanimously (i) approved this Agreement and the Merger, (ii) determined that the Merger is advisable and in the best interests of the stockholders of Company and is on terms that are fair to such stockholders and (iii) recommended that the stockholders of Company approve this Agreement and consummation of the Merger.

     2.25 STATE TAKEOVER STATUTES. The Board of Directors of Company has taken all actions so that the restrictions contained in Section 203 of the Delaware Law applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the Option Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or by the Option Agreement. No other state takeover statute is applicable to the Merger, the Merger Agreement, the Option Agreement or the transaction contemplated hereby and thereby.

     2.26 EXPORT CONTROL LAWS. (a) Company has conducted its export transactions in accordance with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations, except for such violations which would not have a Material Adverse Effect on Company.

     2.27 YEAR 2000. Company's current products are "Year 2000 Compliant," where "Year 2000 Compliant" means that such products have been designed and tested so that, when used in accordance with their associated documentation, they are capable upon installation of accurately processing, providing and/or receiving (i) date-related data from, into and between the Twentieth (20th) and Twenty-First (21st) centuries, or (ii) date-related data in connection with any valid date in the Twentieth (20th) and Twenty-First (21st) centuries; provided that all other products used in combination in any way with Company's current products properly exchange date-related data with them. Company has commenced efforts to ensure that the information technology systems and non-information technology systems used by Company in its internal operations will function properly beyond 1999. Company has made inquiries to its key third-party vendors and providers as to the status of their Year 2000 efforts, and has not uncovered any problems that would aversely affect the operation of the products or that could disrupt or harm the day-to-day functioning of the business or operations of Company.

     2.28 ACCOUNTING AND TAX MATTERS. As of the date hereof, neither Company nor, to Company's knowledge, any of its Affiliates has taken or agreed to take any action, nor does Company have knowledge of any fact or circumstance, that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests or prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as disclosed in a document of even date herewith and delivered by Parent to Company prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Parent Disclosure Schedule"), any exception so disclosed in the Parent Disclosure Schedule to specifically identify the Section, Subsection or clause hereof to which such exception relates or to otherwise have its applicability to any Section, Subsection or clause be reasonably apparent on the face of such exception, Parent and Merger Sub represent and warrant to Company as follows:

     3.1 ORGANIZATION, STANDING AND POWER. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Parent. Neither Parent nor Merger Sub is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents.

     3.2 CAPITAL STRUCTURE. The authorized capital stock of Parent consists of 2,700,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of Preferred Stock, no par value, of which there were issued and outstanding as of the close of business on April 12, 1999, 1,605,498,499 shares of Common Stock and no shares of Preferred Stock. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $.0001 par value, all of which are issued and outstanding and are held by Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable.

     3.3 AUTHORITY. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Articles of Incorporation or Bylaws of Parent or any of its subsidiaries, as amended, or
(ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (ii) would not have had and would not reasonably be expected to have a Material Adverse Effect on Parent. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or any of its subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2, (ii) the filing with the SEC and NASD of the Registration Statement, (iii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country,
(iv) such filings as may be required under HSR, (v) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger and upon exercise of the options under the Company Stock Option Plans assumed by Parent, (vi) the filing of a registration statement on Form S-8 with the SEC, or other applicable form covering the shares of Parent Common Stock issuable pursuant to outstanding options under the Company Stock Option Plans assumed by Parent, and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

     3.4 SEC DOCUMENTS; FINANCIAL STATEMENTS. Parent has made available to Company each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by Parent since July 25, 1998, and, prior to the Effective Time, Parent will have furnished Company with true and complete copies of any additional documents filed with the SEC by Parent prior to the Effective Time (collectively, the "Parent SEC Documents"). In addition, Parent has made available to Company all exhibits to the Parent SEC Documents filed prior to the date hereof, and will promptly make available to Company all exhibits to any additional Parent SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Company SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither Parent nor any of its subsidiaries is in default thereunder. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the "Parent Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

     3.5 ABSENCE OF UNDISCLOSED LIABILITIES. Parent has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet or in the related Notes to Consolidated Financial Statements included in Parent's Quarterly Report on Form 10-Q for the period ended January 23, 1999 (the "Parent Balance Sheet"), (ii) those disclosed in Parent SEC documents filed subsequent to such Quarterly Report on Form 10-Q for the period ended January 23, 1999 and
(iii) those incurred in the ordinary course of business since the date of the Parent Balance Sheet and not reasonably likely to have a Material Adverse Effect on Parent.

     3.6 LITIGATION. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Parent or any of its subsidiaries, threatened against Parent or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the

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

ability of Parent to consummate the transactions contemplated by this Agreement. There is no judgment, decree or order against Parent or any of its subsidiaries or, to the knowledge of Parent or any of its subsidiaries, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a material adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement.

     3.7 BROKER'S AND FINDERS' FEES. Except for payment obligations to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.8 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by Parent and Merger Sub for inclusion in the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Company's stockholders, at the time of the Company Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent or Merger Sub will promptly inform Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation, warranty or covenant with respect to any information supplied by Company which is contained in any of the foregoing documents.

     3.9 NO SHAREHOLDER VOTE REQUIRED. No vote of the shareholders of Parent is necessary to approve this Agreement and the transactions contemplated hereby.

     3.10 BOARD APPROVAL. The Board of Directors of Parent has unanimously (i) approved this Agreement and the Merger and (ii) determined that the Merger is advisable and in the best interests of the shareholders of Parent.

     3.11 ACCOUNTING AND TAX MATTERS. As of the date hereof, neither Parent nor, to Parent's knowledge, any of its Affiliates has taken or agreed to take any action, nor does Parent have knowledge of any fact or circumstance, that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests or prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 CONDUCT OF BUSINESS OF COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Company agrees (except to the extent consented to in writing by Parent), to carry on its and its subsidiaries' business in the ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries' present business organizations, use commercially reasonable efforts consistent with past practice to keep available the services of its and its subsidiaries' present officers and key employees and use commercially reasonable efforts consistent with past practice to preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. Company agrees to promptly notify Parent of any material event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which could have a Material Adverse Effect.

     4.2 RESTRICTIONS ON CONDUCT OF BUSINESS OF COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, Company shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Parent:

          (a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

          (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

          (c) Stock Option Plans, Etc. Take any action to accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans (other than as permitted by clause (e) below) or authorize cash payments in exchange for any options or other rights granted under any of such plans.

          (d) Material Contracts. Enter into any contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its contracts, other than in the ordinary course of business consistent with past practice and in no event shall such contract, commitment, amendment, modification or waiver involve the payment by Company or any of its subsidiaries of more than $200,000 to a licensor thereunder;

          (e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement; provided, however, that Company may, in the ordinary course of business consistent with past practice, grant options for the purchase of Company Common Stock at an exercise price equal to the fair market value of the Company Common Stock on the grant date under the Company Option Plans (not to exceed an aggregate of 600,000 options to purchase shares of Company Common Stock in the aggregate or an aggregate of 300,000 options to purchase Company Common Stock in any three month period).

          (f) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property other than the transfer of non-exclusive rights to its Intellectual Property in the ordinary course of business consistent with past practice;

          (g) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

          (h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole, except in the ordinary course of business consistent with past practice;

          (i) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except in the ordinary course of business consistent with past practice;

          (j) Leases. Enter into any operating lease in excess of $250,000;

          (k) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $250,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements;

          (l) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice that do not exceed $250,000 individually or $2,000,000 in the aggregate;

          (m) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

          (n) Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business;

          (o) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit or stock purchase or option plan, or hire any new director level or officer level employee, pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees other than, with respect to non-officer employees and those officers set forth on Schedule 4.2(o), in the ordinary course of business consistent with past practice;

          (p) Severance Arrangements. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to written agreements outstanding on the date hereof other than, with respect to non-officer employees and those officers set forth on
     Schedule 4.2(o), in the ordinary course of business consistent with past practice.

          (q) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit, or (iii) for a breach of this Agreement or any Exhibits hereto;

          (r) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole, or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization;

          (s) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (t) Notices. Company shall give all notices and other information required to be given to the employees of Company, any collective bargaining unit representing any group of employees of Company, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement;

          (u) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

          (v) Accounting Policies and Procedures. Make any change to its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP, Regulation S-X promulgated by the SEC or applicable statutory accounting principles;

          (w) Year 2000 Compliance. Fail to carry forward in all material respects Company's Year 2000 assessment and compliance program, as made available to Parent by Company; or

          (x) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (w) above, or any action for the primary purpose of making any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect.

     4.3 NO SOLICITATION. From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with
Article VII, Company and its subsidiaries and the officers, directors, representatives, employees, agents and advisors of Company and its subsidiaries (collectively, Company's "Representatives") will not, directly or indirectly,
(i) take any action to solicit, initiate, encourage or agree to any Takeover Proposal (as defined in Section 7.3(f)) or (ii) subject to the terms of the immediately following sentence, engage in negotiations with, or disclose any nonpublic information relating to Company or any of it subsidiaries to, or afford access to the properties, books or records of Company or any of its subsidiaries to, any person that has advised Company that it may be considering making, or that has made, Takeover Proposal; provided, nothing herein shall prohibit Company's Board of Directors from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act and, provided, further, that nothing contained in this Agreement shall prevent the Board of Directors from referring any third party to this Section 4.3 or providing any third party with a copy of this Section 4.3. Notwithstanding the immediately preceding sentence, if an unsolicited written Takeover Proposal shall be received by the Board of Directors of Company, then, to the extent the Board of Directors of Company believes in good faith (after receiving advice from its financial advisor to such effect) that such Takeover Proposal would, if consummated, result in a transaction more favorable to Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Takeover Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of Company determines in good faith (after receiving advice to such effect from outside legal counsel) that the failure to do so would be inconsistent with the Board of Directors of Company's fiduciary duties to Company's stockholders under applicable law, Company and its Representatives may furnish in connection therewith information to the party making such Superior Proposal and engage in negotiations with such party, and, subject to the provisions hereof, endorse, recommend, approve and/or agree to such Superior Proposal, and such actions shall not be considered a breach of this Section 4.3 or any other provisions of this Agreement, provided that in each such event Company notifies Parent of such determination by the Company Board of Directors and provides Parent with a true and complete copy of the Superior Proposal received from such third party, and provides Parent with all documents containing or referring to non-public information of Company that are supplied to such third party; provided, further, that Company provides such non-public information pursuant to a non-disclosure agreement at least as restrictive on such third party as the Confidentiality Agreement is on Parent (as defined in Section 5.4); and provided, further, that Company may only agree to a Superior Proposal hereunder if the agreement related to such Superior Proposal terminates upon the satisfaction of the condition set forth in Section 6.1(a) hereof. Company may only and may only permit any of its Representatives to, endorse, recommend, approve and/or agree to any Superior Proposal and withdraw its recommendation of the Merger in connection with such an endorsement if Company has provided Parent at least three (3) days prior notice thereof. Company will promptly (and in any event within 24 hours) notify Parent after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for non-public information relating to Company or any of its subsidiaries or for access to the properties, books or records of Company or any of its subsidiaries by any person that has advised Company that it may be considering making, or that has made, a Takeover Proposal, or whose efforts to formulate a Takeover Proposal would be assisted thereby (such notice to include the identity of such person or persons), and will keep Parent fully informed of the status and details of any such Takeover Proposal notice, request or any correspondence or communications related thereto and shall provide Parent with a true and complete copy of such Takeover Proposal notice or request or correspondence or communications related thereto, if it is in writing, or a complete written summary thereof, if it is not in writing. Company shall immediately cease and cause to be terminated all existing discussions or negotiations with any persons conducted heretofore with respect to a Takeover Proposal.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, Company and Parent shall prepare, and Company shall file with the SEC, preliminary proxy materials relating to the approval of the Merger and the transactions contemplated hereby by the stockholders of Company. As promptly as practicable following receipt of SEC comments thereon, Company shall file with the SEC definitive proxy materials and Parent shall file with the SEC a Registration Statement on Form S-4 (or such other or successor form as shall be appropriate), in each case which complies in form with applicable SEC requirements and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional information and will supply Parent with copies of all correspondence between Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or other filing. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing, Company shall promptly inform Parent of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of Company, such amendment or supplement. The Proxy Statement shall include the recommendation of the Board of Directors of Company in favor of the Merger; provided that such recommendation may not be included, or may be withdrawn or modified if previously included, if (i) a Superior Proposal has been made and Company and Company's Board of Directors withdraw such recommendation in compliance with, and otherwise have complied in all respects with, Section 4.3 or (ii) Company's Board of Directors determines in good faith (after receiving advice to such effect from outside legal counsel) that including, or failing to withdraw or modify, such recommendation would be inconsistent with the fiduciary duties of Company's Board of Directors to Company's stockholders under applicable law.

     5.2 MEETING OF STOCKHOLDERS. Company shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Company Stockholders Meeting within 40 days of the Registration Statement being declared effective by the SEC. Company shall consult with Parent regarding the date of the Company Stockholders Meeting. Subject to Section 5.1, Company shall use commercially reasonable efforts to solicit from stockholders of Company proxies in favor of the Merger and shall take all other commercially reasonable action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.

     5.3  ACCESS TO INFORMATION.

          (a) Upon reasonable notice, Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Company's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Company and its subsidiaries as Parent may reasonably request. Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Parent shall treat all such information as confidential pursuant to the terms of the Confidentiality Agreement.

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

          (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Parent and Company shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

          (c) No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.4 CONFIDENTIALITY. The parties acknowledge that each of Parent and Company have previously executed a non-disclosure agreement dated November 11, 1998 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

     5.5 PUBLIC DISCLOSURE. Unless otherwise permitted by this Agreement, Parent and Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD, in which case the party proposing to issue such press release or make such public statement or disclosure shall use commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

     5.6  CONSENTS; COOPERATION.

          (a) Each of Parent and Company shall promptly apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, including those required under HSR, and shall use its commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other federal or state antitrust or fair trade law.

          (b) Each of Parent and Company shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and Company shall cooperate and use all commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Parent and Company decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither Parent nor Company shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the earlier of (i) the Final Date or (ii) the date of a ruling preliminarily enjoining the Merger issued by a court of competent jurisdiction. Each of Parent and Company shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

          (c) Notwithstanding anything to the contrary in Section 5.6(a) or (b),
     (i) neither Parent nor any of it subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Parent or the Surviving Corporation after the Effective Time or (ii) neither Company nor its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Company.

     5.7 AFFILIATES. (a) Schedule 5.7 sets forth those persons who may be deemed "Affiliates" of Company within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145") or applicable requirements related to pooling of interests accounting treatment. Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement and to issue appropriate stock transfer instructions to the transfer agent for Parent Common Stock.

          (b) Company shall use commercially reasonable efforts, on behalf of Parent and pursuant to the request of Parent, to cause each Company stockholder named on Schedule 5.7 and each other person who may be deemed to be an Affiliate of Company after the date of this Agreement to execute and deliver to Parent an Affiliate Agreement in the form of Exhibit D-1 attached hereto.

          (c) Parent shall use commercially reasonable efforts to cause each person who may be deemed to be an Affiliate of Parent to execute and deliver to Company an Affiliate Agreement in the form of Exhibit D-2 attached hereto.

     5.8 LEGAL REQUIREMENTS. Each of Parent, Merger Sub and Company will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

     5.9 BLUE SKY LAWS. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock in connection with the Merger. Company shall use commercially reasonable efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock in connection with the Merger.

     5.10  EMPLOYEE BENEFIT PLANS.

          (a) At the Effective Time, the Company Stock Option Plans and each outstanding option to purchase shares of Company Common Stock under the Company Stock Option Plans, whether vested or unvested, will be assumed by Parent. Schedule 5.10A hereto sets forth a true and complete list as of the date hereof of all holders of outstanding options under the Company Stock Option Plans, including the number of shares of Company capital stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, Company shall deliver to Parent an updated Schedule 5.10A hereto current as of such date. Each such option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Option Plans and the applicable stock option agreements, including but not limited to the performance criteria as described in

     Schedule 5.10A, immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. It is the intention of the parties that the options so assumed by Parent qualify, to the maximum extent permissible following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. Within 20 business days after the Effective Time, Parent will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Company Stock Option Plans a document in form and substance satisfactory to Company evidencing the foregoing assumption of such option by Parent.

          (b) All outstanding rights of Company which it may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock (the "Repurchase Options") shall continue in effect following the Merger and shall continue to be exercisable by Company upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to the Repurchase Options and the purchase price per shall be adjusted to reflect the Exchange Ratio.

          (c) Purchase rights under the Company ESPP, and participation by Company employees in the Parent 1989 Employee Stock Purchase Plan, as amended (the "Parent ESPP"), shall be subject to the following:

             (i) Parent shall assume all purchase rights outstanding under the Company ESPP as of the Effective Time. Each purchase right so assumed by Parent shall continue to have, and be subject to, the same terms and conditions set forth in the Company ESPP and the documents governing such purchase rights immediately prior to the Effective Time, except that (A) the purchase price of shares of Parent Common Stock and the number of shares of Parent Common Stock to be issued upon the exercise of such purchase rights shall be adjusted in accordance with the Exchange Ratio and (B) the offering period for purchase rights outstanding under the Company ESPP as of the Effective Time shall end and the company ESPP shall be terminated immediately prior to the next offering period under the Parent ESPP that begins after the Effective Time.

             (ii) Company employees who meet the eligibility requirements for participation in the Parent ESPP shall be eligible to participate in the Parent ESPP starting with the first offering period of the Parent ESPP that begins after the Effective Time.

          (d) Except as otherwise provided herein, the employees of the Company (the "Company Employees") shall continue to participate in the Company Employee Plans in effect as of the Effective Time; provided, however, that within a reasonable period (not to exceed one year after the Effective
     Time) the Company Employees shall cease to participate in the Company Employee Plans and shall be eligible to participate in the "employee welfare benefit plans," (within the meaning of Section 3(1) and Section 3(2) of ERISA, respectively) and other benefit arrangements of Parent ("Parent Employee Plans") to the same extent as similarly situated employees of Parent. For purposes of any length of service requirements, waiting periods, vesting periods or differential benefits based on length of service in any such Parent Employee Plan (other than the Parent ESPP and Parent's stock option plans) for which a Company Employee may be eligible after the Effective Time, Parent shall ensure that service by such Company Employee with the Company shall be deemed to have been service with Parent. The Company Employees shall be given credit for amounts paid under a corresponding Company Employee Plan during the same period for purposes of applying

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

     deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Employee Plan. For purposes of any Parent Employee Plan that is a group health plan subject to ERISA, neither Company Employees nor their dependents shall be excluded from coverage on account of any pre-existing condition.

          (e) Parent shall assume and honor the obligations of the Company and its subsidiaries under all employment, severance, consulting and other compensation contracts, arrangements, commitments or understandings that it has to Louis Volpe as of the Closing Date. Parent hereby acknowledges that the Merger will constitute a "Change in Control" for purposes of all the Company Employee Plans.

          (f) Within five (5) business days following the date of this Agreement, Company shall set forth on Schedule 5.10(f) a list of all persons who the Company reasonably believes are, with respect to the Company and as of the date of this Agreement, "disqualified individuals" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder). For this purpose, Company shall assume that the fair market value of Company Common Stock is $60.50 per share. Within a reasonable period of time after the last business day of each month after the date of this Agreement (other than April, 1999) and on or about the date five business days prior to the expected Closing Date, the Company shall revise Schedule 5.10(f) to reflect the most recently available closing price of Company Common Stock as of the last business day of such month and to reflect any additional information which the Company reasonably believes would impact the determination of persons who are, with respect to the Company and as of the each such date, "disqualified individuals" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).

     5.11 FORM S-8. Parent agrees to file as promptly as practicable, and in no event later than thirty (30) days, after the Closing, a registration statement on Form S-8 covering the shares of Parent Common Stock issuable pursuant to outstanding options under the Company Stock Option Plans assumed by Parent. Company shall cooperate with and assist Parent in the preparation of such registration statement.

     5.12 OPTION AGREEMENT. Company agrees to fully perform its obligations under the Option Agreement.

     5.13 LISTING OF ADDITIONAL SHARES. Prior to the Effective Time, Parent shall file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares referred to in Section 6.1(f).

     5.14 NASDAQ QUOTATION. Company and Parent agree to continue the quotation of Company Common Stock and Parent Common Stock, respectively, on the Nasdaq Stock Market during the term of the Agreement so that appraisal rights will not be available to stockholders of Company under Section 262 of the Delaware Law.

     5.15 EMPLOYEES. Company shall use commercially reasonable efforts to cause each of the individuals set forth on Part A and Part B of Schedule 5.15 to deliver to Parent an executed Employment Agreement in the form of Exhibit E-1 and Exhibit E-2, respectively.

     5.16  INDEMNIFICATION.

          (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to the indemnification provisions of Company's Restated Certificate of Incorporation and Amended and Restated Bylaws and/or any indemnification agreement with Company officers and directors to which Company is a party, in each case in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Without limitation of the foregoing, in the event any person so indemnified (an "Indemnified Party") is or becomes involved in any capacity in any claim, action, suit, proceeding or investigation in connection with any Indemnified Liability (as defined below), including, without limitation, any matter relating to this Agreement or the transactions contemplated hereby, occurring on or prior to the Effective Time, Parent shall, or shall cause the

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

     Surviving Corporation to, pay as incurred such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith to the fullest extent permitted by the Delaware Law upon receipt of any undertaking contemplated by Section 145(e) of the Delaware Law. Any Indemnified Party wishing to claim indemnification under this Section 5.16, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation (but the failure so to notify Parent or Surviving Corporation shall not relieve it from any liability which it may have under this Section 5.16 except to the extent such failure prejudices such party), and shall deliver to Parent and the Surviving Corporation the undertaking contemplated by Section 145(e) of the Delaware Law.

          (b) For a period of five years after the Effective Date, Parent shall, and will cause Surviving Corporation to, to the fullest extent permitted under applicable law and under the Surviving Corporation's and Parent's, as the case may be, Articles of Incorporation and By-Laws, indemnify and hold harmless, each present and former director and officer of Company or any of its subsidiaries against (i) any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, or whether formal or informal, based in whole or in part on or arising in whole or in part out of, the fact that such person is or was a director or officer, employee, fiduciary or agent of the Company or any of its subsidiaries, whether pertaining to any matter, action or omission existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted by law to indemnify its own directors, officers and employees.

          (c) For five years after the Effective Time, Parent will either (i) at all times maintain at least $50,000,000 in cash, marketable securities or unrestricted lines of credit (or any combination thereof) to be available to indemnify the Indemnified Parties in accordance with Section 5.16(a) above or (ii) cause the Surviving Corporation to provide officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person currently covered by Company's officers' and directors' liability insurance policy on terms substantially similar to those of such policy in effect on the date hereof, provided that in satisfying its obligation under this Section, Parent shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 150% of the amount per annum Company paid in its last full fiscal year, which amount Company represents was $8,700, and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.16, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

          (d) To the extent there is any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) against an Indemnified Party that arises out of or pertains to any action or omission in his or her capacity as director, officer, employee, fiduciary or agent of Company, or resulting from his or her status as a director, officer, employee, fiduciary or agent of Company, occurring prior to the Effective Time, or arises out of or pertains to the transactions contemplated by this Agreement (whether arising before or after the Effective Time), in each case for which such Indemnified Party is indemnified under this Section 5.16, such Indemnified Party shall be entitled to be represented by counsel, which counsel shall be counsel of Parent (provided that if use of counsel of Parent would be expected under applicable standards of professional conduct to give rise to a conflict between the position of the Indemnified Person and of Parent, the Indemnified Party shall be entitled instead to be represented by counsel selected by the Indemnified Party and reasonably acceptable to Parent) and following the Effective Time the Surviving Corporation and Parent shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and the Surviving Corporation and Parent will cooperate in the defense of any such matter; and provided, however, that neither the Surviving Corporation nor Parent shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The

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

     Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the position of any two or more Indemnified Parties or such a conflict could reasonably be expected to arise.

          (e) The provisions of this Section 5.16 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and may not be amended, altered or repealed without the prior written consent of the affected Indemnified Party.

     5.17 POOLING ACCOUNTING. Parent and Company shall each use best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. Each of Parent and Company shall use its best efforts to cause its "Affiliates" (as defined in Section 5.7) not to take any action that would adversely affect the ability of Parent to account for the business combination to be effected by the merger as a pooling of interest.

     5.18 TAX TREATMENT. The parties each intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and shall use best efforts to cause the Merger to so qualify.

     5.19 STOCKHOLDER LITIGATION. Unless and until Company has withdrawn its recommendation of the Merger in compliance with Section 5.1 of this Agreement, Company shall give Parent the opportunity to participate at its own expense in the defense of any stockholder litigation against Company and/or its directors relating to the transactions contemplated by this Agreement and the Option Agreement.

     5.20 COMMERCIALLY REASONABLE EFFORTS AND FURTHER ASSURANCES. Each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

          (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Company under Delaware Law.

          (b) Registration Statement Effective. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

          (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event

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

     an injunction or other order shall have been issued, each party agrees to use its commercially reasonable efforts to have such injunction or other order lifted.

          (d) HSR Waiting Period. The applicable waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or expired.

          (e) Listing of Additional Shares. The filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger and upon exercise of the options under the Company Stock Option Plans assumed by Parent shall have been made.

          (f) Letter of Accountants. Each of Parent and Company shall have received letters, dated as of the Closing Date, in each case addressed to Parent and Company, from PricewaterhouseCoopers LLP, independent accountants to Parent and Company, stating in substance that pooling of interest accounting is appropriate for the Merger under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

     6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF COMPANY. The obligations of Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Company:

          (a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, Material Adverse Effect or words of similar import, which representations and warranties as so qualified shall be true in all respects) both when made and on and as of the Effective Time as though such representations and warranties were made on and as of such time (except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and where the failure to be true and correct does not constitute a Material Adverse Effect on Parent) and (ii) Parent and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

          (b) Certificate of Parent. Company shall have been provided with a certificate executed on behalf of Parent by its President and its Chief Financial Officer certifying that the condition set forth in Section 6.2(a) shall have been fulfilled.

          (c) Tax Opinion. Company shall have received an opinion dated the Effective Time from Testa, Hurwitz & Thibeault, LLP, counsel to Company, in form and substance reasonably satisfactory to Company, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Testa, Hurwitz & Thibeault, LLP may require and rely upon (and may incorporate by reference) representations and covenants, including those contained in certificates of officers of Parent, Company, Merger Sub and others. Company shall have received executed copies of the certificates of officers and directors of Parent, Company and Merger Sub that may reasonably be required by counsel in connection with the tax opinion referred to in this Agreement.

     6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent:

          (a) Representations, Warranties and Covenants. (i) The representations and warranties of Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, Material Adverse Effect or words of similar import, which representations and warranties as so qualified shall be true in all respects) both when made and on and as of the Effective Time as though such representations and warranties were made on and as of such time (except (x) for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and (y) where the failure to be true and correct does not constitute a Material Adverse Effect on the Company) and (ii) Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

          (b) Certificate of Company. Parent shall have been provided with a certificate executed on behalf of Company by its President and Chief Financial Officer certifying that the condition set forth in Section 6.3(a) shall have been fulfilled.

          (c) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction limiting or restricting, or other legal or regulatory restraint provision materially limiting or restricting, Parent's conduct or operation of the business of Company and its subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

          (d) Employment and Non-Competition Agreements/Waivers. At least 75% of the employees of Company set forth on Part A of Schedule 5.15 and all of the employees of Company set forth on Part B of Schedule 5.15 shall have accepted employment with Parent and shall have entered into an Employment and Non-Competition Agreement substantially in the form attached hereto as Exhibit E.

          (e) Tax Opinion. Parent shall have received an opinion dated the Effective Time from Brobeck, Phleger & Harrison LLP, counsel to Parent and Merger Sub, in form and substance reasonably satisfactory to Parent and Merger Sub, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Brobeck, Phleger & Harrison LLP may require and rely upon (and may incorporate by reference) representations and covenants, including those contained in certificates of officers of Parent, Company, Merger Sub and others. Parent shall have received executed copies of the certificates of officers and directors of Parent, Company and Merger Sub that may reasonably be required by counsel in connection with the tax opinion referred to in this Agreement.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 TERMINATION. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Company, this Agreement may be terminated:

          (a) by mutual consent of Parent and Company;

          (b) by either Parent or Company, if, without fault of the terminating party, the Closing shall not have occurred on or before September 30, 1999 or such later date as may be agreed upon in writing by the parties hereto (the "Final Date"); provided, however, that the Final Date shall be extended to December 31, 1999 in the event that if the only reason the Closing shall not have occurred by September 30, 1999 is the failure of the conditions set forth in Section 6.1(b) and/or Section 6.1(d) (although such extension shall not occur if the failure of such conditions has been caused or resulted from one party's action or failure to act constituting a breach of this Agreement and the other party does not consent to such extension); provided, further, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by Parent, if (i) Company shall breach any of its representations, warranties or obligations hereunder to an extent that would cause the condition set forth in Section 6.3(a) not to be satisfied and such breach shall not have been cured within five business days of receipt by Company of written notice of such breach from Parent, (ii) the Board of Directors of Company shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do so, (iii) Company shall have failed to comply with Section 4.3, (iv) the Board of Directors of Company shall have recommended, endorsed, accepted or agreed to a Takeover Proposal or shall have resolved to do so, or (v) for any reason Company fails to call the Company Stockholders Meeting by September 10, 1999 or, in the event the condition set forth in Section 6.1(b) shall not have been satisfied by August 31, 1999 under circumstances in which it can be reasonably expected that the Final Date will be extended pursuant to the proviso set forth in Section 7.1(b), December 10, 1999;

          (d) by Company, if Parent shall breach any of its representations, warranties or obligations hereunder to an extent that would cause the condition set forth in Section 6.2(a) not to be satisfied and such breach shall not have been cured within five business days following receipt by Parent of written notice of such breach from Company;

          (e) by Parent if a Trigger Event (as defined in Section 7.3(e)) or Takeover Proposal shall have occurred and the Board of Directors of Company in connection with such Trigger Event or Takeover Proposal, does not within six (6) business days (or, in the event of a tender offer or exchange offer, ten (10) business days) of such occurrence (i) reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby and (ii) reject such Takeover Proposal or Trigger Event (in the case of a Trigger Event involving a tender or exchange offer); or

          (f) by either Parent or Company if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or
     (ii) if any required approval of the stockholders of Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof.

     7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or Company or their respective officers, directors, stockholders or affiliates, except (i) the provisions of Section 5.4 (Confidentiality), Section 7.3 (Expenses and Termination Fees) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party from liability for fraud or willful breach in connection with this agreement or the transactions contemplated hereby.

7.3  EXPENSES AND TERMINATION FEES.

          (a) Subject to subsections (b), (c), (d) and (e) of this Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense, except that expenses incurred in connection with printing the Proxy Materials and the Registration Statement, registration and filing fees incurred in connection with the Registration Statement, the Proxy Materials and the listing of additional shares pursuant to Section 6.1(f) and fees, costs and expenses associated with compliance with applicable state securities laws in connection with the Merger shall be shared equally by Company and Parent.

          (b) In the event that (i) Parent shall terminate this Agreement pursuant to Section 7.1(e), (ii) Parent shall terminate this Agreement pursuant to Section 7.1(c)(iii) as a result of the failure by Company through its, or otherwise by, the officers, directors or advisors of the Company, or any person authorized by such persons, to comply with the requirements of Section 4.3, (iii) Parent shall terminate this Agreement pursuant to Section 7.1(c)(iv) and at the time of such recommendation, endorsement, acceptance or agreement under Section 7.1(c)(iv) there shall not exist circumstances giving rise to a Material Adverse Effect on Parent,
     (iv) Parent (or, in the case of Section 7.1(f)(ii), Company) shall terminate this Agreement pursuant to Section 7.1(c)(ii) or 7.1(f)(ii) and, prior to such withdrawal, modification or stockholder rejection, there shall have been (A) a Trigger Event with respect to Company or (B) a Takeover Proposal with respect to Company which at the time of such withdrawal, modification or stockholder rejection shall not have been (x) rejected by Company or (y) withdrawn by the third party and at the time of such withdrawal, modification or stockholder rejection, there shall not exist circumstances giving rise to a Material Adverse Effect on Parent, or
     (v) Parent (or, in the case of Section 7.1(b), Company) shall terminate this Agreement pursuant to Section 7.1(b), 7.1(c)(i) or 7.1(c)(v), due primarily to any failure by Company to use commercially reasonable efforts to perform and comply with all agreements and conditions required by this Agreement to be performed or complied with by Company prior to or on the Closing Date or any failure by Company's affiliates to take any actions required to be taken hereby, and prior thereto there shall have been (A) a Trigger Event with respect to Company or (B) a Takeover Proposal with respect to Company which shall not have been (x) rejected by Company or (y) withdrawn by the third party, then Company shall promptly pay to Parent the sum of $55 million (the "Termination Fee") pursuant to this Section 7.3(b) if Parent terminates this Agreement pursuant to clauses (i), (ii), (iii),
     (iv) or (v) above within five business days of the occurrence of the event giving Parent the right to so terminate this Agreement.

          (c) If no payment shall have been required pursuant to Section 7.3(b), in the event that (i) Parent (or, in the case of Section 7.1(b), Company) shall terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(c)(v) under the circumstances described in Section 7.3(b)(v) (but replacing the word "or" between clauses (x) and (y) thereof with the word "and"), (ii) Parent shall terminate this Agreement pursuant to Section 7.1(c)(i) under circumstances not described in Section 7.3(b)(iv), (iii) Parent shall terminate this Agreement pursuant to Section 7.1(f)(ii) under circumstances not described in Section 7.3(b)(iv) (other than the circumstance that prior to the time of the meeting of Company's stockholders, (x) either (A) no Takeover Proposal or Trigger Event with respect to Company shall have occurred (whether or not rejected or withdrawn prior to such meeting) or (B) each Takeover Proposal or Trigger Event occurring prior to such meeting shall have been rejected by Company and withdrawn by the third party and after the latest to occur of such rejections and/or withdrawals there shall have occurred circumstances giving rise to a Material Adverse Effect on Parent and (y) there shall have been no failure by Company to use commercially reasonable efforts to perform and comply with all agreements and conditions required by this Agreement to be performed or completed by Company prior to or on the Closing Date), (iv) Parent shall terminate this Agreement pursuant to
     Section 7.1(c) (ii) under circumstances not described in Section 7.3(b)(iv) and at the time of such withdrawal or modification there shall not exist circumstances giving rise to a Material Adverse Effect on Parent, or (v) this Agreement shall be terminated under the circumstances described in
     Section 7.3(b) other than the requirement under Section 7.3(b) that Parent terminate this Agreement within five business days of the occurrence of the events described therein, the Company shall promptly reimburse Parent for all of the out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel); and, in the event (A) any Takeover Proposal is consummated by or with any person that made a Takeover Proposal prior to termination of this Agreement or that caused a Trigger Event prior to such termination, or any affiliate of any such person, within nine months, or
     (B) any other Takeover Proposal not described in clause (A) is consummated within twelve months, of the later of (x) such termination of this Agreement and (y) the payment of the above-described expenses, Company shall promptly pay to Parent the additional sum equal to the Termination Fee (less the amount of Parent's costs and expenses previously reimbursed by Company pursuant to this Section 7.3(c)).

          (d) In the event that Company shall terminate this Agreement pursuant to Section 7.1(d) Parent shall promptly reimburse Company for all of the out-of-pocket costs and expenses incurred by Company in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

          (e) As used herein, a "Trigger Event" shall occur if any Person (as that term is defined in Section 13(d) of the Exchange Act and the regulations promulgated thereunder) acquires securities representing 20% or more, or commences a tender or exchange offer, open market purchase program or other publicly announced initiative following the successful consummation of which the offeror and its affiliate would beneficially own securities representing 20% or more, of the voting power of Company; provided, however, a Trigger Event shall not be deemed to include the acquisition by any Person of securities representing 20% or more of Company if such Person has acquired such securities not with the purpose nor with the effect of changing or influencing the control of Company, nor in connection with or as a participant in any transaction having such purpose or effect, including without limitation not in connection with such Person
     (i) making any public announcement with respect to the voting of such shares at any meeting to consider any merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving Company, (ii) making, or in any way participating in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any voting securities of Company (including, without limitation, any such solicitation subject to Rule 14a-11 under the Exchange Act) or seeking to advise or influence any Person with respect to the voting of any voting securities of Company, directly or indirectly, relating to a merger or other business combination involving Company or the sale or transfer of a significant portion of assets (excluding the sale or disposition of assets in the ordinary course of business) of Company, (iii) forming, joining or in any way participating in any "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of Company, directly or indirectly, relating to a merger or other business combination involving Company or the sale or transfer of a significant portion of assets (excluding the sale or disposition of assets in the ordinary course of business) of Company, or
     (iv) otherwise acting, alone or in concert with others, to seek control of Company or to seek to control or influence the management or policies of Company.

          (f) For purposes of this Agreement, "Takeover Proposal" means any offer or proposal for a merger or other business combination involving Company or any of its subsidiaries or the acquisition of 20% or more of the outstanding shares of capital stock of Company, or a significant portion of the assets of, Company or any of its subsidiaries, other than the Merger.

     7.4 AMENDMENT. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Company or Merger Sub shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Company Common Stock, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of Company Common Stock or Merger Sub Common Stock.

     7.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 NON-SURVIVAL AT EFFECTIVE TIME. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 5.4 (Confidentiality), 5.11(S-8), 5.16 (Indemnification), 5.17 (Pooling Accounting),
5.18 (Tax Treatment), 5.20 (Commercially Reasonable Efforts and Further Assurances), 7.3 (Expenses and Termination Fees), 7.4 (Amendment), and this
Article VIII shall survive the Effective Time.

     8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

        (a) if to Parent or Merger Sub, to:

            Cisco Systems, Inc.
            170 West Tasman Drive
            San Jose, CA 95134-1706
            Attention: President
            Facsimile No.: (408) 526-4914

            with a copy to:

            Brobeck, Phleger & Harrison LLP
            2200 Geng Road
            Two Embarcadero Place
            Palo Alto, CA 94303
            Attention: Therese A. Mrozek
            Facsimile No.: (650) 496-2885

        (b) if to Company, to:

            GeoTel Communications Corporation
            900 Chelmsford Street
            Tower II, Floor 12
            Lowell, MA 01851
            Attention: President
            Facsimile No.: (978) 275-5399

            with a copy to:

            Testa, Hurwitz & Thibeault, LLP
            High Street Tower
            125 High Street
            Boston, MA 02110
            Attention: Mark J. Macenka
            Facsimile No.: (617) 248-7100

     8.3 INTERPRETATION. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.5 ENTIRE AGREEMENT; NONASSIGNABILITY; PARTIES IN INTEREST. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.6(a)-(c) and (f), 1.7-1.9 and 5.16; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

     8.6 SEVERABILITY. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7 REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware other than principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

     8.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     IN WITNESS WHEREOF, Company, Parent and Merger Sub have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                          GEOTEL COMMUNICATIONS CORPORATION

                                          By:     /s/ JOHN C. THIBAULT
                                            ------------------------------------
                                              Name: John C. Thibault

                                            ------------------------------------
                                              Title: President and CEO

                                            ------------------------------------

                                          CISCO SYSTEMS, INC.

                                          By:      /s/ LARRY R. CARTER

                                            ------------------------------------
                                              Name:

                                            ------------------------------------
                                              Title:

                                            ------------------------------------

                                          GERONIMO MERGER CORP.

                                          By:     /s/ DANIEL SCHEINMAN

                                            ------------------------------------
                                              Name:

                                            ------------------------------------
                                              Title:

                                            ------------------------------------

                                                                      APPENDIX B

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT (the "Agreement"), dated as of April 12, 1999, by and between, Cisco Systems, Inc., a California corporation ("Parent"), and GeoTel Communications Corporation, a Delaware corporation ("Company").

     WHEREAS, concurrently with the execution and delivery of this Agreement, Company, Parent and Geronimo Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), are entering into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (the "Reorganization Agreement"), which provides that, among other things, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into Company (the "Merger"), with Company continuing as the surviving corporation; and

     WHEREAS, as a condition and inducement to Parent's willingness to enter into the Reorganization Agreement, Parent has required that Company agree, and Company has so agreed, to grant to Parent an option with respect to certain shares of Company's common stock on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Reorganization Agreement, the parties hereto agree as follows:

     I. Grant of Option. Company hereby grants Parent an irrevocable option (the "Company Option") to purchase up to 3,000,000 shares (the "Company Shares") of common stock, par value $.01 per share, of Company (the "Company Common Stock") in the manner set forth below at a price (the "Exercise Price") of $60.50 per Company share, payable in cash. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Reorganization Agreement.

     II. Exercise of Option. The Company Option may be exercised by Parent, in whole or in part at any time or from time to time after (i) the occurrence of any of the events described in Sections 7.3(b) of the Reorganization Agreement or (ii) immediately prior to the consummation of a takeover proposal which obligates company to pay Parent the Termination Fee pursuant to Section 7.3(c) of the Reorganization Agreement. In the event Parent wishes to exercise the Company Option, Parent shall deliver to Company a written notice (an "Exercise Notice") specifying the total number of Company shares it wishes to purchase. Each closing of a purchase of Company shares (a "Closing") shall occur at a place, on a date and at a time designated by Parent in an Exercise Notice delivered at least two business days prior to the date of the closing. The Company Option shall terminate upon the earlier of: (i) the Effective Time; (ii) the termination of the Reorganization Agreement pursuant to Section 7.1 thereof (other than a termination in connection with which Parent is entitled to any payments as specified in Sections 7.3(b) or (c) thereof); (iii) 180 days following any termination of the Reorganization Agreement in connection with which Parent is entitled to a payment as specified in Section 7.3(b) thereof (or if, at the expiration of such 180 day period, the Company Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal); or (iv) 180 days following the occurrence of any event in connection with which Parent has become entitled to payment of the Termination Fee pursuant to Section 7.3(c) of the Reorganization Agreement (or if, at the expiration of such 180 day period, the Company Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal). Notwithstanding the foregoing, the Company Option may not be exercised if Parent is in breach in any material respect of any of its covenants or agreements contained in the Reorganization Agreement.

     III. Conditions to Closing. The obligation of Company to issue the Company Shares to Parent hereunder is subject to the conditions that (i) all waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder

("HSR Act"), applicable to the issuance of the Company Shares hereunder shall have expired or have been terminated; (ii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any federal, state or local administrative agency or commission or other federal state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Company Shares hereunder shall have been obtained or made, as the case may be; and (iii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

     IV. Closing. At any closing, (a) Company will deliver to Parent a single certificate in definitive form representing the number of Company Shares designated by Parent in its exercise notice, such certificate to be registered in the name of Parent and to bear the legend set forth in Section 10, and (b) Parent will deliver to Company the aggregate price for the Company Shares so designated and being purchased by wire transfer of immediately available funds or certified check or bank check. At any Closing at which Parent is exercising the Company Option in part, Parent shall present and surrender this agreement to Company, and Company shall deliver to Parent an executed new agreement with the same terms as this agreement evidencing the right to purchase the balance of the shares of Company Common Stock purchasable hereunder.

     V. Representations and Warranties of Company. Company represents and warrants to Parent that (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this agreement and to carry out its obligations hereunder, (b) the execution and delivery of this agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Company and constitutes a valid and binding obligation of Company, and, assuming this Agreement constitutes a valid and binding obligation of Parent, is enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity, (d) except for any filings as may be required by the HSR Act, Company has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Company Option, and at all times from the date hereof through the expiration of the Company Option will have reserved, that number of unissued Company Shares that are subject to the Company Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, (e) upon delivery of the Company Shares to Parent upon the exercise of the Company Option, Parent will acquire the Company Shares free and clear of all material claims, liens, charges, encumbrances and security interests of any nature whatsoever except those imposed by Parent, (f) except as may be required under the Securities Act of 1933, as amended (the "Securities Act"), the execution and delivery of this agreement by Company does not, and the performance of this Agreement by Company will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"), (A) any provision of the certificate of incorporation, as amended, or Amended and Restated By-laws, as amended, of company or (B) any provisions of any material mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise, or license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to company or its properties or assets, except in the case of clauses (B) and (C) above, for violations which would not, individually or in the aggregate, have a Material Adverse Effect on Company and its subsidiaries taken as a whole, and (g) except as described in Section 2.3 of the Reorganization Agreement, the execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority except pursuant to the HSR Act.

     VI. Representations and Warranties of Parent. Parent represents and warrants to Company that (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, and, assuming this Agreement constitutes a valid and binding obligation of Company, is enforceable against Parent in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity, (d) except as described in Section 3.3 of the Reorganization Agreement, the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, result in any violation pursuant to, (A) any provision of the Articles of Incorporation or By-laws of Parent, (B) any provisions of any material mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise, or license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets, except in the case of clauses (B) and (C) above, for violations which would not, individually or in the aggregate, have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole, (e) except as described in Section 3.3 of the Reorganization Agreement and Section 3(i) of this Agreement, and except as may be required under the Securities Act, the execution and delivery of this agreement by Parent does not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority and (f) any Company Shares acquired upon exercise of the Company Option will not be, and the Company Option is not being, acquired by Parent with a view to the public distribution thereof and Parent will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

     VII. PUT AND CALL.

     A. Exercise. At any time during which the Company Option is exercisable pursuant to Section 2 (the "Repurchase Period"), upon demand by Parent, Parent shall have the right to sell to Company (or any successor entity thereof), and Company (or such successor entity) shall be obligated to repurchase from Parent (the "Put"), and upon demand by Company, Company (or any successor entity thereof) shall have the right to purchase from Parent and Parent shall be obligated to sell to Company (or any successor entity) (the "Call"), all or any portion of the Company Option, to the extent not previously exercised, at the price set forth in subparagraph (i) below, or all or any portion of the Company Shares purchased by Parent pursuant thereto, at a price set forth in subparagraph (ii) below:

          i. the difference between the "Market/Tender Offer Price" for shares of Company Common Stock as of the date (the "Notice Date") notice of exercise of the Put or the Call, as the case may be, is given to the other party (defined as the higher of (A) the price per share offered as of the Notice Date pursuant to any tender or exchange offer or other Takeover Proposal (as defined in the Reorganization Agreement) which was made prior to the Notice Date and not terminated or withdrawn as of the Notice Date (the "Tender Price") or (B) the average of the closing prices of shares of Company Common Stock on the Nasdaq National Market for the ten trading days immediately preceding the Notice Date (the "Market Price")), and the Exercise Price, multiplied by the number of Company Shares purchasable pursuant to the Company Option (or portion thereof with respect to which Parent is exercising its rights under this Section 7), but only if the Market/ Tender Offer Price is greater than the Exercise Price;

          ii. the Exercise Price paid by Parent for the Company Shares acquired pursuant to the Company Option plus the difference between the Market/Tender Offer Price and the Exercise Price, but only if the Market/Tender Offer Price is greater than the Exercise Price, multiplied by the number of Company Shares so purchased.

          iii. Notwithstanding subparagraphs (i) and (ii) above, in no event shall the proceeds payable to Parent pursuant to this Section 7 exceed the sum of (x) $75,000,000 plus (y) the Exercise Price multiplied by the number of Company Shares purchased minus (z) any amount paid or payable to Parent by Company pursuant to Section 7.3(b) or Section 7.3(c) of the Reorganization Agreement.

     For purposes of this Section 7(a), the Tender Price shall be the highest price per share offered pursuant to a tender or exchange offer or other Takeover Proposal during the Repurchase Period.

     B. Payment and Redelivery of Company Option or Shares. In the event Parent or Company exercises its rights under this Section 7, Company shall, within ten business days of the Notice Date, pay the required amount to Parent in immediately available funds and Parent shall surrender to Company the Company Option or the certificates evidencing the Company Shares purchased by Parent pursuant thereto, and Parent shall represent and warrant that it owns such shares and that such shares are then free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever.

     VIII. REGISTRATION RIGHTS.

     A. Following any exercise of the Company Option, Parent may by written notice (the "Registration Notice") to Company request Company to register under the Securities Act all or any part of the shares of Company Common Stock acquired pursuant to this Agreement (the "Restricted Shares") beneficially owned by Parent (the "Registrable Securities") in order to permit the sale or other distribution of such Registrable Securities pursuant to a bona fide firm commitment underwritten public offering in which Parent and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use commercially reasonable efforts to prevent any Person (including any Group) and its affiliates from purchasing through such offering Restricted Shares representing more than 10% of the outstanding shares of Common Stock of Company on a fully diluted basis (a "Permitted Offering"); provided, further, that any such Registration Notice must relate to a number of shares equal to at least 2% of the outstanding shares of Company Common Stock and that any rights to require registration hereunder shall terminate with respect to any Shares that may be sold pursuant to Rule 144(k) under the Securities Act. The Registration Notice shall include a certificate executed by Parent and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 70% of the Fair Market Value of such shares. For purposes of this Section 8, the term "Fair Market Value" shall mean the per share average of the closing sale prices of Company's Common Stock on the Nasdaq National Market for the ten trading days immediately preceding the date of the Registration Notice.

     B. Company shall use commercially reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities; provided, however, that (i) Parent shall not be entitled to more than an aggregate of two effective registration statements hereunder and
(ii) Company will not be required to file any such registration statement during any period of time (not to exceed 45 days after such request in the case of clause (A) below or 90 days in the case of clauses (B) and (C) below) when (A) Company is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, based on consultation with counsel to Company, such information would have to be disclosed if a registration statement were filed at that time; (B) Company is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) Company determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving Company or any of its affiliates. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 180 days after the filing with the SEC of the initial registration statement, the provisions of this Section 8 shall again be applicable to any proposed registration; provided, however, that Parent shall not be entitled to request more than two registrations pursuant to this Section 8. Company shall use commercially reasonable efforts to cause any Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as Parent may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that Company shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

     C. The registration rights set forth in this Section 8 are subject to the condition that Parent shall provide Company with such information with respect to Parent's Registrable Securities, the plans for the distribution thereof, and such other information with respect to Parent as, in the reasonable judgment of counsel for Company, is necessary to enable Company to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

     D. If Company's securities of the same type as the Registrable Securities are then authorized for quotation or trading or listing on the New York Stock Exchange, Nasdaq National Market System, or any other securities exchange or automated quotations system, Company, upon the request of Parent, shall promptly file an application, if required, to authorize for quotation, trading or listing the shares of Registrable Securities on such exchange or system and will use its reasonable efforts to obtain approval, if required, of such quotation, trading or listing as soon as practicable.

     E. A registration effected under this Section 8 shall be effected at Company's expense, except for underwriting discounts and commissions and fees and expenses of counsel to Parent, and Company shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree (i) to indemnify each other and the underwriters in the customary manner and (ii) to enter into an underwriting agreement in form and substance customary to transactions of this type with the Manager and the other underwriters participating in such offering.

     IX.  ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

     A. In the event of any change in Company Common Stock by reason of stock dividends, splitups, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Company Option, and the purchase price per share provided in Section 1, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Parent shall receive, upon exercise of the Company Option, the number and class of shares or other securities or property that Parent would have received in respect of the Company Common Stock if the Company Option had been exercised immediately prior to such event or the record date therefor, as applicable.

     B. In the event that Company shall enter in an agreement: (i) to consolidate with or merge into any person, other than Parent or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Parent or one of its subsidiaries, to merge into Company and Company shall be the continuing or surviving corporation, but, in connection with such merger, in the then-outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of Company or any other person or cash or any other property or the outstanding shares of Company Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Parent or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that upon the consummation of any such transaction and upon the terms and conditions set forth herein, Parent shall receive for each Company Share with respect to which the Company Option has not been exercised an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of Company Common Stock less the Exercise Price (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of Company Common Stock, subject to the foregoing, proper provision shall be made so that the holder of the Company Option would have the same election or similar rights as would the holder of the number of shares of Company Common Stock for which the Company Option is then exercisable).

     X. Restrictive Legends. Each certificate representing shares of Company Common Stock issued to Parent hereunder shall include a legend in substantially the following form:

     The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may be reoffered or sold only if so registered or if an exemption from such registration is available. Such securities are also subject to additional restrictions on transfer as set forth in the stock option agreement, dated as of April 12, 1999, a copy of which may be obtained from the issuer.

     XI. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any Restricted Shares sold by Parent in compliance with the provisions of Section 8 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement, unless and until Parent shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the rights of Parent. Certificates representing shares sold in a registered public offering pursuant to Section 8 shall not be required to bear the legend set forth in Section 10.

     XII. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of this Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

     XIII. Entire Agreement. This Agreement and the Reorganization Agreement (including the Company disclosure schedule and the Parent disclosure schedule relating thereto) constitute the entire Agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

     XIV. Further Assurance. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

     XV. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this agreement or part hereof as the result of such holding or order.

     XVI. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder.

     A. if to Parent or Merger Sub, to:

       Cisco Systems, Inc.
       170 West Tasman Drive
       San Jose, CA 95134-1706
       Attention: President
       Facsimile No.: (408) 526-4914

       with a copy to:

       Brobeck, Phleger & Harrison LLP
       2200 Geng Road
       Two Embarcadero Place
       Palo Alto, CA 94303
       Attention: Therese M. Mrozek
       Facsimile No.: (415) 496-2885

     B. if to Company, to:

       GeoTel Communications Corporation
       900 Chelmsford Street
       Tower II, Floor 12
       Lowell, MA 01851
       Attention: President
       Facsimile No.: (978) 275-5399

       with a copy to:

       Testa, Hurwitz & Thibeault, LLP
       High Street Tower
       125 High Street
       Boston, MA 02110
       Attention: Mark J. Macenka
       Facsimile No.: (617) 248-7100

     XVII. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state without regard to any applicable conflicts of law rules.

     XVIII. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     XIX. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

     XX. Expenses. Except as otherwise expressly provided herein or in the Reorganization Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     XXI. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          CISCO SYSTEMS, INC.

                                          By:      /s/ LARRY R. CARTER
                                            ------------------------------------
                                              Name: Larry R. Carter
                                              Title:

                                          GEOTEL COMMUNICATIONS CORPORATION

                                          By:     /s/ JOHN C. THIBAULT
                                            ------------------------------------
                                              Name: John C. Thibault
                                              Title: President & CEO

                   [SIGNATURE PAGE TO STOCK OPTION AGREEMENT]

                                                                      APPENDIX C

                         FORM OF STOCKHOLDER AGREEMENT

     This Stockholder Agreement (the "Agreement") is made and entered into as of April 12, 1999, between Cisco Systems, Inc., a California corporation ("Parent"), Geronimo Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and the undersigned stockholder ("Stockholder") of GeoTel Communications Corporation, a corporation existing under the laws of Delaware ("Company").

                                    RECITALS

     WHEREAS, pursuant to an Agreement and Plan of Merger and Reorganization dated as of April 12, 1999, among Parent, Merger Sub and Company (such agreement as it may be amended or restated is hereinafter referred to as the "Reorganization Agreement"), the parties agreed that concurrently with the execution of the Reorganization Agreement and as an inducement to Parent and Merger Sub to execute the Reorganization Agreement, Parent, Merger Sub and Stockholder would execute and deliver this Stockholder Agreement;

     WHEREAS, Parent has agreed to acquire the outstanding securities of Company pursuant to a merger of Merger Sub with and into Company (the "Merger") effected in part through the conversion of each outstanding share of capital stock of Company (the "Company Capital Stock"), into shares of common stock of Parent (the "Parent Shares") at the rate set forth in the Reorganization Agreement (the "Transaction"); and

     WHEREAS, Stockholder is the registered and beneficial owner of such number of shares of the outstanding capital stock of Company as is indicated on the signature page of this Agreement (the "Shares").

     NOW, THEREFORE, the parties agree as follows:

          1. Share Ownership and Agreement to Retain Shares.

             1.1  Transfer and Encumbrance.

             (a) Stockholder is the beneficial owner of that number of Shares of Company Capital Stock set forth on the signature page hereto and, except as otherwise set forth on the signature page hereto, did not acquire any shares of Company Capital Stock in contemplation of the Merger. These Shares constitute the Stockholder's entire interest in the outstanding capital stock of Company. No other person or entity not a signatory to this Agreement has a beneficial interest in or a right to acquire such Shares of Company Capital Stock or any portion of such Shares of Company Capital Stock. The Shares are and will be at all times up until the Expiration Date free and clear of any liens, claims, options, charges or other encumbrances.

             (b) Stockholder agrees not to transfer (except as may be specifically required by court order or by operation of law, in which case any such transferee must agree in writing to be bound hereby), sell, exchange, pledge or otherwise dispose of or encumber the Shares or any New Shares (as defined below), or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein, the term "Expiration Date" shall mean the earlier to occur of
        (i) the Effective Time (as defined in the Reorganization Agreement) of the Transaction, and (ii) the date of the termination of the Reorganization Agreement.

             1.2 New Shares. Stockholder agrees that any shares of capital stock of Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

          2. 2.1 Agreement to Vote Shares. Prior to the Expiration Date, at every meeting of the Stockholders of Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the Stockholders of Company with respect to any of the following, Stockholder shall vote the Shares and any New Shares in favor of approval of the Merger and the Reorganization Agreement.

             2.2 Obligations as Directors and/or Officers. If at any time prior to the expiration of this Agreement Stockholder is a member of the Board of Directors of Company ("Director") or an officer of Company, nothing in this Agreement shall limit or restrict the Director or officer in acting in his capacity as a Director or officer, as the case may be, of Company and exercising his fiduciary duties and responsibilities, it being agreed and understood that this Agreement shall apply to the Stockholder solely in its capacity as a stockholder and shall not apply to the Director's or officers actions, judgments or decisions as a Director or officer of Company.

          3. Irrevocable Proxy. Stockholder is hereby delivering to Parent a duly executed proxy in the form attached hereto as Exhibit A (the "Proxy"), such Proxy to cover the total number of Shares and New Shares in respect of which Stockholder is entitled to vote at any meeting of Stockholders or pursuant to any written consent. Upon the execution of this Agreement by the Stockholder, the Stockholder hereby revokes any and all prior proxies given by the Stockholder with respect to the Shares and, except for any proxy to be granted to Company management in connection with Company's Annual Meeting of Stockholders to elect directors of Company, to approve an amendment to Company's Restated Certificate of Incorporation approving an increase in the authorized number of shares of Common Stock and to ratify the selection of Company's auditors, agrees not to grant any subsequent proxies with respect to the Shares or any New Shares until after the Expiration Date.

          4. Representations, Warranties and Covenants of
     Stockholder. Stockholder hereby represents, warrants and covenants to Parent as follows:

             (a) Until the Expiration Date, the Stockholder will not take any action the Company is forbidden to take pursuant to Section 4.3 of the Reorganization Agreement.

             (b) Stockholder is competent to execute and deliver this Stockholder Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Stockholder Agreement has been duly and validly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms except that (i) the enforceability thereof may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereinafter in effect affecting creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

             (c) The execution and delivery of this Stockholder Agreement by Stockholder does not, and the performance of this Stockholder Agreement by Stockholder shall not result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance, on any of the Shares or New Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Shares or New Shares are or will be bound or affected.

          5. Additional Documents. Stockholder hereby covenants and agrees to execute and deliver any additional documents reasonably necessary or desirable to carry out the purpose and intent of this Agreement.

          6. Consent and Waiver. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Transaction under the terms of any agreement to which Stockholder is a party or pursuant to any rights Stockholder may have.

          7. Confidentiality. Stockholder agrees (i) to hold any information regarding this Agreement and the Transaction in strict confidence, and (ii) not to divulge any such information to any third person, until such time as the Transaction has been publicly disclosed by Parent.

          8. Miscellaneous.

             8.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

             8.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other. This Agreement is intended to bind Stockholder as a Stockholder of Company only with respect to the specific matters set forth herein.

             8.3 Amendment and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

             8.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent or Merger Sub upon any such violation, Parent and Merger Sub shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent or Merger Sub at law or in equity and the Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

             8.5 Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Stockholder Agreement shall be in writing and shall be deemed to have been duly given upon receipt if delivered by hand or mailed by registered or certified mail, postage prepaid, or sent by facsimile transmission as follows:

                (a) If to the Stockholder, at the address set forth below the Stockholder's signature at the end hereof.

               (b) if to Parent or Merger Sub, to:
                   Cisco Systems, Inc.
                   170 West Tasman Drive
                   San Jose, CA 95134-1706
                   Attention: President
                   Facsimile No.: (408) 526-4914
                   with a copy to:
                   Brobeck, Phleger & Harrison LLP
                   2200 Geng Road
                   Two Embarcadero Place
                   Palo Alto, CA 94303
                   Attention: Therese A. Mrozek
                   Facsimile No.: (650) 496-2885

               (c) if to Company, to:
                   GeoTel Communications Corporation
                   900 Chelmsford Street
                   Tower II, Floor 12
                   Lowell, MA 01851
                   Attention: President
                   Facsimile No: (978) 275-5399

                   with a copy to:
                   Testa, Hurwitz & Thibeault, LLP
                   High Street Tower
                   125 High Street
                   Boston, MA 02110
                   Attention: Mark J. Macenka
                   Facsimile No. (617) 248-7100

or to such other address as any party hereto may designate for itself by notice given as herein provided.

             8.6 Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware.

             8.7 Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

             8.8 Counterpart. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

             8.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Stockholder Agreement to be executed as of the date first above written.

CISCO SYSTEMS, INC.                              STOCKHOLDER
By:                                              ---------------------------------------------
---------------------------------------------
                                                 (Signature)
Name:                                            ---------------------------------------------
---------------------------------------------
                                                 (Print Name)
Title:                                           ---------------------------------------------
---------------------------------------------
                                                 (Print Address)
GERONIMO MERGER CORP.                            ---------------------------------------------
                                                 (Print Address)
By:
---------------------------------------------
Name:                                            ---------------------------------------------
---------------------------------------------
                                                 (Print Telephone Number)
Title:                                           ---------------------------------------------
---------------------------------------------
                                                 (Social Security or Tax I.D. Number)

Total Number of Shares of Company Capital Stock owned on the date hereof:

Common Stock: ____________

                                                                      APPENDIX D

April 12, 1999

The Board of Directors
GeoTel Communications Corporation
900 Chelmsford Street
Tower II, Floor 12
Lowell, MA 01851

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of GeoTel Communications Corporation, a Delaware corporation (the "Company"), of the consideration to be received by the stockholders pursuant to the terms of the proposed Agreement and Plan of Merger and Reorganization Agreement (the "Agreement") dated as of April 12, 1999, by and among Cisco Systems, Inc., a California corporation (the "Acquiror"), Geronimo Merger Corp., a Delaware corporation and wholly owned subsidiary of the Acquiror ("Merger Sub"), and the Company. Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

     Pursuant to the Agreement, each outstanding share of Common Stock, $.01 par value per share, of the Company is proposed to be converted into and represent the right to receive .5138 shares (the "Exchange Ratio") of the Acquiror's Common Stock, $.001 par value (the "Acquiror Shares"). The transaction is intended to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code and to be accounted for as a pooling of interests for financial accounting purposes. The terms and conditions of the Merger and the Exchange Ratio are set forth more fully in the Agreement.

     Dain Rauscher Wessels, a division of Dain Rauscher Incorporated ("Dain Rauscher Wessels"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     We are acting as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of business, Dain Rauscher Wessels acts as a market maker and broker in the publicly traded securities of the Company and the Acquiror and receives customary compensation in connection therewith, and also provides research coverage for the Company and the Acquiror for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     In connection with our review of the Merger, and in arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of the Agreement; (ii) reviewed and analyzed certain publicly available financial and other data with respect to the Company and Acquiror and certain other historical relevant operating data relating to the Company and Acquiror made available to us from published sources and from the internal records of the Company and Acquiror; (iii) conducted discussions with members of the senior management of the Company with respect to the business prospects and financial outlook of the Company; (iv) conducted discussions with members of the senior management of the Acquiror with respect to the business prospects and financial outlook of the Acquiror; (v) reviewed the reported prices and trading activity for the Company's Common Stock and the Acquiror's Common Stock; (vi) compared the financial performance of the Company and the Acquiror and the prices of the Company's Common Stock and the Acquiror's Common Stock with that of certain other comparable publicly-traded companies and their securities; and (vii) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions. In addition, we have conducted such other analyses and examinations and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

     With respect to the data and discussions relating to the business prospects and financial outlook of the Company, upon advice of the Company we have assumed that such data has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such financial data and estimates. We express no opinion as to such financial data and estimates or the assumptions on which they were based.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to us by the Company and the Acquiror (including without limitation the financial statements and related notes thereto of the Company and Acquiror), and have not assumed responsibility for independently verifying and have not independently verified such information. We have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the respective assets or liabilities of the Company or the Acquiror, and we have not been furnished with any such valuations or appraisals. In addition, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company or the Acquiror. Additionally, we have not been asked and did not consider the possible effects of any litigation, other legal claims or any other contingent matters. Further, we have assumed that the Merger will be accounted for by the Acquiror as a pooling of interests transaction under generally accepted accounting principles and will qualify as a reorganization for U.S. federal income tax purposes.

     Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exists or occur after such date. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to such transaction. Further, our opinion does not address the merits of the underlying decision by the Company to engage in such transaction.

     We are not expressing any opinion herein as to the prices at which the Acquiror Shares will trade following the announcement or consummation of the Merger.

     Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the consideration to be received by the holders of the Company's Common Stock pursuant to the Agreement is fair, from a financial point of view, to the holders of the Company's Common Stock.

                                          Very truly yours,

                                          /s/ DAIN RAUSCHER WESSELS
                                          Dain Rauscher Wessels
                                          a division of Dain Rauscher
                                          Incorporated

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 317 of the California Corporations Code authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification (including reimbursement of expenses incurred) under certain circumstances for liabilities arising under the Securities Act. The Registrant's Restated Articles of Incorporation, as amended, and Amended By-laws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the California Corporations Code. In addition, the Company has entered into Indemnification Agreements with each of its directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed herewith or incorporated by reference herein:

    EXHIBIT
    NUMBER                                EXHIBIT TITLE
    -------                               -------------
      2.1      --  Agreement and Plan of Reorganization dated as of April 12,
                   1999 by and among the Registrant, Geronimo Merger Corp. and
                   GeoTel Communications Corporation (attached as Appendix A to the proxy statement/prospectus contained in this
                   registration statement).
      2.2      --  Stock Option Agreement dated as of April 12, 1999 by and among the registrant and GeoTel Communications Corporation
                   (attached as Appendix B to the proxy statement/ prospectus contained in this registration statement).
      3.1      --  Registrant's Restated Articles of Incorporation as currently in effect, including the Certificate of Determination of
                   Series A Junior Participating Preferred Stock (incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended July 25, 1998).
      3.2      --  Registrant's Bylaws, as currently in effect (incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended July 25, 1998).
      4.1      --  Form of Specimen Certificate for Registrant's Common Stock
                   (incorporated by reference to Exhibit 28.01 of Registrant's
                   Registration Statement on Form S-1 (File No. 33-32778)).
      4.2      --  Rights Agreement dated as of June 10, 1998 by and among the
                   Registrant and BankBoston, N.A., as Rights Agent
                   (incorporated by reference to Registrant's Current Report on
                   Form 8-K filed on June 11, 1998).
      5.1      --  Opinion of Brobeck, Phleger & Harrison LLP regarding the legality of the securities being issued.
      8.1      --  Opinion of Brobeck, Phleger & Harrison LLP regarding certain tax matters.
      8.2      --  Opinion of Testa, Hurwitz & Thibeault, LLP regarding certain tax matters.
     23.1      --  Consent of PricewaterhouseCoopers LLP with respect to
                   Registrant's financial statements.
     23.2      --  Consent of PricewaterhouseCoopers LLP with respect to GeoTel
                   Communications Corporation's financial statements.
     23.3      --  Consent of Brobeck, Phleger & Harrison LLP (included in
                   Exhibit 5.1 and Exhibit 8.1).
     23.4      --  Consent of Testa, Hurwitz & Thibeault, LLP (included in
                   Exhibit 8.2).
     23.5      --  Consent of Dain Rauscher.
     24.1      --  Power of Attorney (see page II-4).
     99.1      --  Opinion of Dain Rauscher (included as Appendix D to the proxy statement/prospectus and incorporated by reference
                   herein)

ITEM 22. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof;

          (2) that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

          (3) that every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (4) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request; and

          (5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 13th day of May, 1999.

                                          CISCO SYSTEMS, INC.

                                          By:     /s/ JOHN T. CHAMBERS
                                            ------------------------------------
                                                John T. Chambers, President
                                                and Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John T. Chambers and Larry R. Carter and each of them acting individually, as such person's true and lawful attorneys-in-fact and agents, each with full power of substitution, for such person, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

                    SIGNATURE                                   TITLE                        DATE
                    ---------                                   -----                        ----

              /s/ JOHN T. CHAMBERS               President, Chief Executive Officer      May 13, 1999
  ---------------------------------------------  and Director (Principal Executive
                John T. Chambers                 Officer)

               /s/ LARRY R. CARTER               Sr. Vice President, Finance and         May 13, 1999
  ---------------------------------------------  Administration, Chief Financial
                 Larry R. Carter                 Officer and Secretary (Principal
                                                 Financial and Accounting Officer)

              /s/ JOHN P. MORGRIDGE              Chairman of the Board and Director      May 13, 1999
  ---------------------------------------------
                John P. Morgridge

             /s/ DONALD T. VALENTINE             Director                                May 13, 1999
  ---------------------------------------------
               Donald T. Valentine

            /s/ DR. JAMES F. GIBBONS             Director                                May 13, 1999
  ---------------------------------------------
              Dr. James F. Gibbons

              /s/ ROBERT L. PUETTE               Director                                May 13, 1999
  ---------------------------------------------
                Robert L. Puette

                /s/ MASAYOSHI SON                Director                                May 13, 1999
  ---------------------------------------------
                  Masayoshi Son

                    SIGNATURE                                   TITLE                        DATE
                    ---------                                   -----                        ----
                /s/ STEVE M. WEST                Director                                May 13, 1999
  ---------------------------------------------
                  Steve M. West

               /s/ EDWARD R. KOZEL               Director                                May 13, 1999
  ---------------------------------------------
                 Edward R. Kozel

               /s/ CAROL A. BARTZ                Director                                May 13, 1999
  ---------------------------------------------
                 Carol A. Bartz

               /s/ JAMES C. MORGAN               Director                                May 13, 1999
  ---------------------------------------------
                 James C. Morgan

                /s/ MARY CIRILLO                 Director                                May 13, 1999
  ---------------------------------------------
                  Mary Cirillo

                 /s/ ARUN SARIN                  Director                                May 13, 1999
  ---------------------------------------------
                   Arun Sarin

                               INDEX TO EXHIBITS

    EXHIBIT
    NUMBER                                EXHIBIT TITLE
    -------                               -------------
      2.1      --  Agreement and Plan of Reorganization dated as of April 12,
                   1999 by and among the Registrant, Geronimo Merger Corp. and
                   GeoTel Communications Corporation (attached as Appendix A to the proxy statement/prospectus contained in this
                   registration statement).
      2.2      --  Stock Option Agreement dated as of April 12, 1999 by and among the registrant and GeoTel Communications Corporation
                   (attached as Appendix B to the proxy statement/ prospectus contained in this registration statement).
      3.1      --  Registrant's Restated Articles of Incorporation as currently in effect, including the Certificate of Determination of
                   Series A Junior Participating Preferred Stock (incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended July 25, 1998).
      3.2      --  Registrant's Bylaws, as currently in effect (incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended July 25, 1998).
      4.1      --  Form of Specimen Certificate for Registrant's Common Stock
                   (incorporated by reference to Exhibit 28.01 of Registrant's
                   Registration Statement on Form S-1 (File No. 33-32778)).
      4.2      --  Rights Agreement dated as of June 10, 1998 by and among the
                   Registrant and BankBoston, N.A., as Rights Agent
                   (incorporated by reference to Registrant's Current Report on
                   Form 8-K filed on June 11, 1998).
      5.1      --  Opinion of Brobeck, Phleger & Harrison LLP regarding the legality of the securities being issued.
      8.1      --  Opinion of Brobeck, Phleger & Harrison LLP regarding certain tax matters.
      8.2      --  Opinion of Testa, Hurwitz & Thibeault, LLP regarding certain tax matters.
     23.1      --  Consent of PricewaterhouseCoopers LLP with respect to
                   Registrant's financial statements.
     23.2      --  Consent of PricewaterhouseCoopers LLP with respect to GeoTel
                   Communications Corporation's financial statements.
     23.3      --  Consent of Brobeck, Phleger & Harrison LLP (included in
                   Exhibit 5.1 and Exhibit 8.1).
     23.4      --  Consent of Testa, Hurwitz & Thibeault, LLP (included in
                   Exhibit 8.2).
     23.5      --  Consent of Dain Rauscher.
     24.1      --  Power of Attorney (see page II-4).
     99.1      --  Opinion of Dain Rauscher (included as Appendix D to the proxy statement/prospectus and incorporated by reference
                   herein)